Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

WASHINGTON PRIME GROUP INC.,

WASHINGTON PRIME GROUP, L.P.,

WPG SUBSIDIARY HOLDINGS I, LLC,

WPG SUBSIDIARY HOLDINGS II INC.,

GLIMCHER REALTY TRUST,

and

GLIMCHER PROPERTIES LIMITED PARTNERSHIP

Dated as of September 16, 2014

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 16, 2014 (this “Agreement”), is made by and among Washington Prime Group Inc., an Indiana corporation (“WPG”), Washington Prime Group, L.P., an Indiana limited partnership and a subsidiary of WPG (“WPG LP”), WPG Subsidiary Holdings I, LLC, a Maryland limited liability company and a direct wholly owned subsidiary of WPG LP (“WPG Merger Sub I”), WPG Subsidiary Holdings II Inc., a Delaware corporation and a direct wholly owned subsidiary of WPG Merger Sub I (“WPG Merger Sub II”), Glimcher Realty Trust, a Maryland real estate investment trust (“Glimcher”), and Glimcher Properties Limited Partnership, a Delaware limited partnership and a subsidiary of Glimcher (“Glimcher LP”) (each of WPG, WPG LP, WPG Merger Sub I, WPG Merger Sub II, Glimcher and Glimcher LP is a “Party” and collectively are the “Parties”).

W I T N E S S E T H:

WHEREAS, Glimcher is a Maryland real estate investment trust operating as a real estate investment trust for U.S. federal income tax purposes;

WHEREAS, WPG is an Indiana corporation operating as a real estate investment trust for U.S. federal income tax purposes;

WHEREAS, the Parties wish to effect a business combination transaction in which (a) Glimcher will merge with and into WPG Merger Sub I, with WPG Merger Sub I being the surviving entity (the “Acquisition Merger”), pursuant to which each outstanding common share of beneficial interest, par value $0.01 per share, of Glimcher (each, a “Glimcher Common Share”), other than certain Glimcher Common Shares as set forth in this Agreement, will be converted into the right to receive the Merger Consideration and each Glimcher Preferred Share will be converted into the right to receive the Preferred Share Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland REIT Law and the MGCL; and (b) following the Acquisition Merger, WPG Merger Sub II will merge with and into Glimcher LP, with Glimcher LP being the surviving entity (the “Partnership Merger” and together with the Acquisition Merger, the “Mergers”), pursuant to which each outstanding limited partnership unit of Glimcher LP (any such limited partnership unit, other than any Glimcher Preferred Unit, a “Glimcher LP Unit”), other than certain Glimcher LP Units as set forth in this Agreement, will be converted into the right to receive the Partnership Merger Consideration and each outstanding Glimcher Preferred Unit, other than certain Glimcher Preferred Units as set forth in this Agreement, will be converted into the right to receive the Preferred Unit Partnership Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DUPA and the DGCL;

WHEREAS, the Glimcher Board has approved this Agreement, the Mergers and the other transactions contemplated by this Agreement and declared that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of Glimcher and the holders of Glimcher Common Shares;

WHEREAS, the WPG Board has approved this Agreement, the Mergers and the other transactions contemplated by this Agreement and declared that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable;

WHEREAS, the Glimcher Board has directed that the Acquisition Merger and the other transactions contemplated by this Agreement, be submitted for consideration at a meeting of Glimcher’s shareholders and has resolved to recommend that Glimcher’s shareholders vote to approve the Acquisition Merger and the other transactions contemplated by this Agreement;

WHEREAS, the WPG Board has determined that it is in the best interests of WPG and its stockholders, and declared it advisable, to enter into this Agreement;

WHEREAS, WPG LP has taken all actions required for the execution of this Agreement by WPG LP and to adopt and approve this Agreement and to approve the consummation of the Partnership Merger and the other transactions contemplated by this Agreement;

WHEREAS, Glimcher LP has taken all actions required for the execution of this Agreement by Glimcher LP and to adopt and approve this Agreement and to approve the consummation of the Partnership Merger and the other transactions contemplated by this Agreement; and

WHEREAS, each of the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1                                    Definitions.

(a)                                 For purposes of this Agreement:

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement that contains provisions that are no less favorable in the aggregate to Glimcher and the other Glimcher Entities than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain “standstill” provisions.

“Action” shall mean any claim, action, suit, charge, demand, directive, inquiry, subpoena, proceeding, arbitration, mediation or other investigation.

“Affiliate” of a specified Person shall mean a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Benefit Plan” shall mean any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention, equity-based incentive, stock option, restricted stock, profits interest, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close (provided that, with respect to filings to be made with the SEC, a day on which such a filing is to be made is a Business Day only if the SEC is open to accept filings).

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the Mutual Confidentiality Agreement, dated September 4, 2014, between Glimcher and WPG.

“Contract” shall mean any agreement, contract, indenture, note, bond, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, undertaking, commitment or other binding arrangement (in each case, whether written or oral).

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Controlled Group Liability” shall mean any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provision of foreign laws or regulations.

“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“DUPA” shall mean the Delaware Revised Uniform Partnership Act, as amended.

“Environmental Law” shall mean any Law (including common law) relating to the pollution or protection of the environment (including air, surface water, groundwater, drinking water supply, land surface, subsurface land, plant and animal life or any other natural resource), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to any exposure to, the use, handling, presence, transportation, treatment, storage, recycling, generation, processing, labeling, production disposal, release or discharge of Hazardous Substances.

“Environmental Permit” shall mean any permit, approval, license or other authorization required under any applicable Environmental Law.

“Equity Award Withholding Amount” shall mean the amount of applicable Tax required to be withheld as a result of the delivery of the Merger Consideration in respect of Glimcher Vesting Equity Awards pursuant to Section 3.2.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” shall mean, with respect to any entity, trade, or business (whether or not incorporated), any other entity, trade, or business (whether or not incorporated) that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade, or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade, or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” shall mean all costs, fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, and filing of the Form S-4, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and the Proxy Statement, the solicitation of stockholder approvals, engaging the services of the Exchange Agent, obtaining Third Party consents, any other filings with the SEC and all other matters related to the closing of the Mergers and the other transactions contemplated by this Agreement, including fees and expenses incurred in connection with any financing (including Financing) in connection with the transactions contemplated by this Agreement.

“Financing” means the financing incurred pursuant to or contemplated by the Debt Financing Commitment, including the offering or private placement of debt or equity securities, the assumption or refinancing of indebtedness secured by real property, and the borrowing of loans contemplated by the Debt Commitment Letter.

“Financing Sources” shall mean the entities that have committed to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“GAAP” shall mean the U.S. generally accepted accounting principles.

“Glimcher Bylaws” shall mean the Amended and Restated Bylaws of Glimcher.

“Glimcher Continuing Equity Awards” shall mean Glimcher Equity Awards that would otherwise vest in accordance with their terms (as set forth in an applicable Glimcher Equity Plan, the agreement evidencing such Glimcher Equity Award thereunder, or an applicable Benefit Plan) as a result of or in connection with the Mergers, but with respect to which the applicable award holder has executed a waiver of such vesting (a “Continuing Award Waiver”).

“Glimcher Credit Agreements” shall mean the Fourth Amended and Restated Credit Agreement, dated as of February 20, 2013, as amended February 13, 2014, among Glimcher LP, KeyBank National Association as administrative agent and the other parties and lenders thereto.

“Glimcher DRIP” shall mean the Glimcher Distribution Reinvestment and Share Purchase Plan.

“Glimcher Entities” shall mean Glimcher and all of the Glimcher Subsidiaries.

“Glimcher Equity Awards” shall mean the Glimcher Restricted Shares, the Glimcher Performance Shares and the Glimcher Stock Options.

“Glimcher Equity Plans” shall mean the Glimcher 2012 Incentive Compensation Plan (as adopted by the Glimcher Board of Trustees on February 15, 2012) and the Glimcher 2004 Amended and Restated Incentive Compensation Plan.

“Glimcher LP Agreement” shall mean the Limited Partnership Agreement of Glimcher LP, as amended.

“Glimcher LP General Partner” shall mean Glimcher Properties Corporation, a direct wholly owned subsidiary of Glimcher, as the general partner of Glimcher LP, or any successor general partner of Glimcher LP.

“Glimcher Material Adverse Effect” shall mean any event, circumstance, change, occurrence, development or effect that has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, properties, liabilities, financial condition or results of operations of Glimcher and Glimcher Subsidiaries, taken as a whole, or (b) the ability of Glimcher or Glimcher LP to consummate the Mergers before the Outside Date; provided, however, that for purposes of clause (a), “Glimcher Material Adverse Effect” shall not include any event, circumstance, change, occurrence, development or effect, either alone or in combination, to the extent arising out of or resulting from (i) any change generally affecting the industries or markets in which Glimcher and Glimcher Subsidiaries operate, (ii) any change generally affecting economic, regulatory or political conditions in the United States or the global economy or capital, financial or securities markets, including changes in interest rates, (iii) any changes after the date hereof in Law or GAAP (or the interpretation of the foregoing), (iv) the commencement, escalation or worsening of a war (whether or not declared) or armed hostilities or the occurrence of acts of terrorism, civil disobedience or sabotage, (v) earthquakes, hurricanes, floods or other natural disasters, (vi) the execution, announcement, other public disclosure or performance of this Agreement or the transactions contemplated hereby, or the impact of such execution, announcement, disclosure or performance on relationships, contractual or otherwise, with customers, suppliers, tenants, lenders, employees, unions, licensors, joint venture partners or other Persons with business relationships with Glimcher or any Glimcher Subsidiary, or any action by a Governmental Authority or any Action or dispute brought or threatened arising out of or resulting from such execution, announcement, disclosure or performance (provided that this clause (vi) shall not apply with respect to Section 4.4 of this Agreement), (vii) any action taken with WPG’s prior written consent, the Pre-Acquisition Restructuring, the Required Pre-Acquisition Transactions or any actions as required pursuant to Section 6.10(b), (viii) any disclosure by WPG regarding its plans with respect to the conduct of the business of Glimcher following the Closing or (ix) any failure of Glimcher or any Glimcher Subsidiary to meet any projections or forecasts (it being understood and agreed that any event, circumstance, change, occurrence, development or effect giving rise to such failure may be taken into account in determining whether there has been a Glimcher Material Adverse Effect, unless such event, circumstance, change, occurrence, development or effect is otherwise excluded pursuant to this definition), except in the cases of clauses (i) through (v), to the extent that Glimcher and the Glimcher Subsidiaries, taken as a whole, are disproportionately adversely affected thereby relative to other participants in the industries in which Glimcher and Glimcher Subsidiaries operate, in which case such change or development may be taken into account in determining whether a “Glimcher Material Adverse Effect” has occurred.

“Glimcher Parties” shall mean Glimcher and Glimcher LP.

“Glimcher Performance Shares” shall mean any performance shares granted pursuant to Glimcher Equity Plans.

“Glimcher Preferred Unit” shall mean (a) any unit of Series G preferred limited partner interest of Glimcher LP, (b) any unit of Series H preferred limited partner interest of Glimcher LP, (c) any unit of Series I preferred limited partner interest of Glimcher LP and (d) any Glimcher Series I-1 Preferred Unit.

“Glimcher Restricted Shares” shall mean any restricted shares granted pursuant to Glimcher Equity Plans.

“Glimcher Series I-1 Preferred Unit” shall mean any Series I-1 preferred limited partner interests of Glimcher LP.

“Glimcher Shareholder Meeting” shall mean the meeting of the holders of Glimcher Common Shares for the purpose of seeking the Glimcher Shareholder Approval, including any postponement or adjournment thereof.

“Glimcher Stock Options” shall mean any stock options granted pursuant to the Glimcher Equity Plans.

“Glimcher Subsidiary” shall mean a Subsidiary of Glimcher.

“Glimcher Vesting Equity Awards” shall mean all Glimcher Equity Awards that are not Glimcher Continuing Equity Awards.

“Governmental Authority” shall mean any U.S. (federal, state or local) or foreign government, arbitration panel, or any governmental or quasi-governmental, regulatory, judicial or administrative authority, board, bureau, agency, commission (including the IRS and any other U.S. federal authority, board, bureau, agency, commission or other body and any state, local and/or foreign Tax authority, board, bureau, agency, commission or other body) or self-regulatory organization.

“Hazardous Substances” shall mean (a) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; and (c) polychlorinated biphenyls, mold, methane, asbestos, and radon.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (b) all indebtedness evidenced by a note, bond, debenture or other similar instrument or debt security, (c) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (d) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (e) all obligations under capital leases, (f) all obligations in respect of bankers acceptances or letters of credit, (g) all obligations under interest rate cap, swap, collar, forward, option agreement or similar transaction or currency hedging transactions (valued at the termination value thereof), and (h) any indebtedness or obligations of another Person of the type referred to in the foregoing clauses (a) through (g) (A) that is guaranteed by such Person or (B) in respect of which such Person pledges its assets or provides any other credit support, together, in the case of each of the foregoing, with all accrued and unpaid interest, premiums, penalties, breakage costs, make-whole amounts and other fees and expenses (if any) relating thereto.

“Indemnitee” shall mean any individual who, at or at any time prior to the Partnership Merger Effective Time, was an officer, director, partner, member, trustee, fiduciary or agent of Glimcher or an officer, director, partner, member or trustee of any Glimcher Subsidiaries or a fiduciary under any Glimcher Benefit Plan.

“Intellectual Property” shall mean any and all U.S. and foreign rights in, arising out of, or associated therewith: (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (b) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (c) copyrightable works and copyrights, (d) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (e) all rights in the foregoing and in other similar intangible assets, and (f) all applications, reversions, extensions, renewals and registrations for the foregoing.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” shall mean the U.S. Internal Revenue Service.

“knowledge” shall mean the knowledge of the following officers and employees of Glimcher Parties and WPG Parties, as applicable, after due inquiry: (a) for Glimcher: each person identified on Section 1.1(a) of the Glimcher Disclosure Letter; and (b) for any of the WPG Parties: each person identified on Section 1.1(a) of the WPG Disclosure Letter.

“Law” shall mean any federal, state, local or foreign law (including common law), statute, regulation, ordinance, rule, judgment, order, decree, award, approval, concession, grant, franchise, directive, requirement, permit, or other governmental restriction or any similar form of decision or approval of, or determination by, any Governmental Authority, including the United States Foreign Corrupt Practices Act of 1977, as amended, the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as amended, and any directives or requirements of the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Lender Consents” shall mean the consents and approvals required pursuant to the terms of any Indebtedness of Glimcher or any of Glimcher Subsidiaries as a result of the execution and delivery of this Agreement by Glimcher or the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by Glimcher, which consents and approvals shall be in form and substance reasonably satisfactory to WPG.

“Lien” shall mean with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other Third Party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Marketing Period” shall mean the first period of twenty (20) consecutive Business Days throughout which (x) WPG shall have the Required Information and (y) the conditions set forth in Section 7.1 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied assuming the Closing was to be scheduled for such day (other than the condition set forth in Section 7.1(f)); provided that the Marketing Period shall not be deemed to have commenced if, at any time prior to the completion of such twenty (20) consecutive Business Day period, (i) BDO USA, LLP shall have withdrawn, or advised Glimcher in writing that it intends to withdraw, its audit opinion with respect to the applicable Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to the applicable Required Information by BDO USA, LLP, a “big four” accounting firm or another independent public accounting firm reasonably acceptable to WPG, (ii) the financial statements included in the Required Information that is available to WPG on the first day of any such twenty (20) consecutive Business Day period would be required to be updated under Rule 3-12 of Regulation

S-X to be sufficiently current on any day during such twenty (20) consecutive Business Day period to permit a registration statement of Glimcher using such financial statements to be declared effective by the SEC on the last day of such twenty (20) consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, the receipt by WPG of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement of Glimcher using such financial statements to be declared effective by the SEC on the last day of such new twenty (20) consecutive Business Day period, (iii) the Required Information, taken as a whole, contains any untrue statement of a material fact or omits to state any material fact, in each case with respect to Glimcher and its Subsidiaries, necessary to make the statements contained in the Required Information not misleading in light of the circumstances under which they were given, or (iv) Glimcher or its auditors determines to restate its or any of its Subsidiaries’ historical financial statements, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant financial statement has been amended or Glimcher or its auditors, as applicable, have indicated that it has concluded that no restatement shall be required in accordance with GAAP; provided, however, that the Marketing Period shall end on any earlier date that is the date on which 100% of the proceeds contemplated by the Debt Financing Commitment are obtained; provided, further, that if the Marketing Period begins prior to the Outside Date, but less than twenty (20) Business Days prior to the Outside Date, then references to twenty (20) consecutive Business Days in this definition shall be deemed to be references to such shorter number of Business Days between such start date of the Marketing Period and the Outside Date; provided, further, that in no event shall the Marketing Period be deemed to have ended unless on or prior to the Closing Date, Glimcher has delivered to the Parent and the Financing Sources the financial statements related to Glimcher required by the condition set forth in paragraph (viii) in Annex II to the Debt Financing Commitment.  Notwithstanding anything to the contrary herein, if the Marketing Period has not ended (and the Closing Date has not occurred) on or prior to December 20, 2014, the Marketing Period shall be deemed not to have commenced until on or after January 5, 2015 at the earliest; provided, further, November 27, 2014 and November 28, 2014 shall not constitute Business Days for purposes of such calculation. If at any time Glimcher shall in good faith believe that it has provided the Required Information, it may deliver to WPG a written notice to that effect (stating when it believes it has completed such delivery), in which case the requirement in the foregoing clause (x) will be deemed to have been satisfied as of the date of such delivery as identified in such notice, unless WPG in good faith reasonably believes Glimcher has not completed the delivery of the Required Information and, within three (3) Business Days after the delivery of such notice by Glimcher, delivers a written notice to Glimcher to that effect (stating with specificity which portion of the Required Information Glimcher has not delivered) (provided that it is understood that the delivery of such written notice from WPG to Glimcher will not prejudice Glimcher’s right to assert that the Required Information has in fact been delivered); provided, however, that the delivery of such notice by Glimcher shall not limit Glimcher’s obligation to update the Required Information from time-to-time prior to the consummation of the Marketing Period.

“Maryland REIT Law” shall mean Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended.

“MGCL” shall mean the Maryland General Corporation Law, as amended.

“NYSE” shall mean the New York Stock Exchange.

“Order” shall mean a judgment, order or decree of a Governmental Authority.

“Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.

“Representative” shall mean, with respect to any Person, such Person’s directors, trustees, officers, employees, consultants, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“Required Information” shall mean (x) all financial statements, financial data, audit reports and other information regarding the Glimcher Parties of the type required by and compliant with Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 and of the type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act (excluding, for example, information required by Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X, Item 402 of Regulation S-K and other information not customarily provided in an offering memorandum for a Rule 144A offering), to consummate the offering(s) of debt securities contemplated by the Debt Financing Commitments, assuming that such offering(s) were consummated at the same time during the Glimcher Parties’ fiscal year as such offering(s) of debt securities will be made, or as otherwise reasonably required in connection with the transactions contemplated by the Debt Financing Commitments or as otherwise necessary in order to assist in receiving customary “comfort” (including as to “negative assurance” comfort and change period) from the Glimcher Parties independent accountants in connection with the offering(s) of debt securities contemplated by the Debt Financing Commitments and (y) audited consolidated balance sheets and related statements of income and cash flows of the Glimcher Parties covering the two (2) fiscal years ended at least 90 days prior to the Closing Date, and unaudited consolidated balance sheets and related statement of income and cash flows for each of its fiscal quarters ended after the close of its most recent fiscal year and at least 40 days prior to the Closing Date.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Simon LP” shall mean Simon Property Group, L.P., a Delaware limited partnership.

“Simon Property Group” shall mean Simon Property Group, Inc., a Delaware corporation.

“Simon Side Letter” shall mean the letter agreement, dated September 16, 2014, by and among Glimcher, WPG and Simon LP, including all exhibits, schedules, annexes, attachments and amendments thereto.

“Subsidiary” shall mean with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business.

“Tax” or “Taxes” shall mean any and all federal, state, local or foreign or other taxes of any kind, including income profits, gains, franchise, gross receipts, gross income, property, sales, use, transfer, value added, capital stock, escheat, payroll, employment, unemployment, alternative or add on minimum, estimated, net worth, excise, withholding, backup withholding, social security (or similar), environmental, and documentary taxes, customs duties and other like charges, fees and assessments imposed by any Governmental Authority, together with all interest, penalties and additional amounts imposed with respect thereto.

“Tax Proceeding” shall mean any dispute, audit, examination, investigation, claim or other administrative, judicial or other proceeding by or with any tax authority or otherwise in respect of Taxes.

“Tax Return” shall mean any return, declaration, election, claim for refund, report, statement or other document provided or required to be provided to any Governmental Authority or other Person with respect to Taxes, including any attachment thereto and any amendment thereof.

“Termination Fee” shall mean $47,610,000.

“Termination Payment” shall mean the WPG Expense Amount or the Termination Fee, as the context may require.

“Third Party” shall mean any Person or group of Persons other than the Parties and their respective Affiliates.

“WPG Bylaws” shall mean the Bylaws of WPG, as amended.

“WPG Charter” shall mean the Articles of Incorporation of WPG, as amended.

“WPG Entities” shall mean WPG and all of the WPG Subsidiaries.

“WPG Equity Awards” means all awards granted or issued under the WPG Equity Plan.

“WPG Equity Plan” shall mean the WPG LP 2014 Stock Incentive Plan.

“WPG LP Preferred Units” shall mean all preferred partnership units of WPG LP (including the WPG LP Series G Preferred Units, the WPG LP Series H Preferred Units, the WPG LP Series I Preferred Units and the WPG LP Series I-1 Preferred Units).

“WPG LP Units” shall mean all partnership units of WPG. “WPG Material Adverse Effect” shall mean any event, circumstance, change, occurrence, development or effect that has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, properties, liabilities, financial condition or results of operations of WPG and WPG Subsidiaries, taken as a whole, or (b) the ability of WPG or WPG LP to consummate the Mergers before the Outside Date; provided, however, that for purposes of clause (a), “WPG Material Adverse Effect” shall not include any event, circumstance, change, occurrence, development or effect, either alone or in combination, to the extent arising out of or resulting from (i) any change generally affecting the industries or markets in which WPG and WPG Subsidiaries operate, (ii) any change generally affecting economic, regulatory or political conditions in the United States or the global economy or capital, financial or securities markets, including changes in interest rates, (iii) any changes after the date hereof in Law or GAAP (or the interpretation of the foregoing), (iv) the commencement, escalation or worsening of a war (whether or not declared) or armed hostilities or the occurrence of acts of terrorism, civil disobedience or sabotage, (v) earthquakes, hurricanes, floods or other natural disasters, (vi) the execution, announcement, other public disclosure or performance of this Agreement or the transactions contemplated hereby, or the impact of any such execution, announcement, public disclosure or performance on relationships, contractual or otherwise, with customers, suppliers, tenants, lenders, employees, unions, licensors, joint venture partners or other Persons with business relationships with WPG or any WPG Subsidiary, or any action by a Governmental Authority or any Action or dispute brought or threatened arising out of or resulting from such execution, announcement, disclosure or performance (provided that this clause (vi) shall not apply with respect to Section 5.4 of this Agreement), (vii) any action taken with Glimcher’s prior written consent, or (viii) any failure of WPG or any WPG Subsidiary to meet any projections or forecasts (it being understood and agreed that any event, circumstance, change, occurrence, development or effect giving rise to such failure may be taken into account in determining whether there has been a WPG Material Adverse Effect, unless such event, circumstance, change, occurrence, development or effect is otherwise excluded pursuant to this definition), except in the cases of clauses (i) through (v), to the extent that WPG and the WPG Subsidiaries, taken as a whole, are disproportionately adversely affected thereby relative to other participants in the industries in which WPG and WPG Subsidiaries operate, in which case such change or development may be taken into account in determining whether a “WPG Material Adverse Effect” has occurred.

“WPG Parties” shall mean WPG, WPG LP, WPG Merger Sub I and WPG Merger Sub II.

“WPG Subsidiary” shall mean a Subsidiary of WPG.

“WPG Subsidiary Partnership” means WPG LP or any other WPG Subsidiary that is a partnership for U.S. federal income tax purposes.

“WPG Tax Protection Agreement” shall mean any agreement to which WPG, WPG LP or any other WPG Subsidiary is a party and pursuant to which (a) any liability to any direct or indirect holder of partnership interests in WPG LP or any other partnership interest in any WPG Subsidiary Partnership (“Relevant WPG Partnership Interest”) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a direct or indirect holder of a Relevant WPG Partnership Interest, a party to such agreement has agreed to (1) maintain a minimum level of debt or continue a particular debt, (2) retain or not dispose of assets for a period of time that has not since expired, (3) make or refrain from making any Tax elections, (4) operate (or refrain from operating) in a particular manner, (5) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect subsidiaries, (6) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code, and/or (7) only dispose of assets in a particular manner; (c) any Person has been or is required to be given the opportunity to guaranty, indemnify or assume debt of any WPG Subsidiary Partnership or any direct or indirect subsidiary of any WPG Subsidiary Partnership or are so guarantying or indemnifying, or have so assumed, such debt; and/or (d) any other agreement that would require any WPG Subsidiary Partnership or the general partner, manager, managing member or other similarly-situated Person of such WPG Subsidiary Partnership or any direct or indirect subsidiary of such WPG Subsidiary Partnership to consider separately the interests of the limited partners, members or other beneficial owners of such WPG Subsidiary Partnership or the holder of interests in such WPG Subsidiary Partnership in connection with any transaction or other action.

(b)                                 The following terms shall have the respective meanings set forth in the Section indicated below opposite such term:

Acceptable Confidentiality Agreement	Section 1.1(a)
Acquisition Effective Time	Section 2.3(a)
Acquisition Merger	Recitals
Acquisition Proposal	Section 6.5(h)(i)
Action	Section 1.1(a)
Adverse Recommendation Change	Section 6.5(d)
Affiliate	Section 1.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.5(a)
Articles of Acquisition Merger	Section 2.3(a)
Benefit Plan	Section 1.1(a)
Book-Entry Share	Section 3.1(b)
Business Day	Section 1.1(a)
Certificate	Section 3.1(b)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 1.1(a)
Collective Bargaining Agreement	Section 4.10(a)
Confidentiality Agreement	Section 1.1(a)
Continuing Employees	Section 6.13(a)

Contract	Section 1.1(a)
control	Section 1.1(a)
Controlled Group Liability	Section 1.1(a)
D&O Insurance	Section 6.9(c)
Debt Financing Commitment	Section 5.23
Deemed Liquidation	Section 3.5
Delaware Secretary	Section 1.1(a)
Designated Properties	Section 5.24
DGCL	Section 1.1(a)
DUPA	Section 1.1(a)
Environmental Law	Section 1.1(a)
Environmental Permit	Section 1.1(a)
Equity Award Exchange Ratio	Section 3.12(e)
Equity Award Withholding Amount	Section 1.1(a)
ERISA	Section 1.1(a)
ERISA Affiliate	Section 1.1(a)
Exchange Act	Section 1.1(a)
Exchange Agent	Section 3.6(a)
Exchange Agent Agreement	Section 3.6(a)
Exchange Fund	Section 3.6(b)
Expenses	Section 1.1(a)
Financing	Section 1.1(a)
Financing Sources	Section 1.1(a)
Form S-4	Section 4.4(b)
Funded Debt Payoff Amount	Section 6.15
FY2014 Bonuses	Section 6.13(c)(i)
FY2015 Bonus Plan	Section 6.13(c)(ii)
GAAP	Section 1.1(a)
Glimcher	Preamble
Glimcher Benefit Plans	Section 4.9(a)
Glimcher Board	Section 4.3(a)
Glimcher Bylaws	Section 1.1(a)
Glimcher Common Share	Recitals
Glimcher Continuing Equity Awards	Section 1.1(a)
Glimcher Credit Agreements	Section 1.1(a)
Glimcher Declaration of Trust	Section 4.1(e)
Glimcher Disclosure Letter	Article IV
Glimcher DRIP	Section 1.1(a)
Glimcher Employees	Section 4.10(a)
Glimcher Entities	Section 1.1(a)
Glimcher Equity Awards	Section 1.1(a)
Glimcher Equity Plans	Section 1.1(a)
Glimcher Insurance Policies	Section 4.17
Glimcher Leases	Section 4.15(e)
Glimcher LP	Preamble
Glimcher LP Agreement	Section 1.1(a)

Glimcher LP General Partner	Section 1.1(a)
Glimcher LP Units	Recitals
Glimcher Material Adverse Effect	Section 1.1(a)
Glimcher Material Contract	Section 4.11(a)
Glimcher Parties	Section 1.1(a)
Glimcher Performance Shares	Section 1.1(a)
Glimcher Permits	Section 4.5(a)
Glimcher Permitted Liens	Section 4.15(b)
Glimcher Preferred Shares	Section 4.2(a)
Glimcher Preferred Unit	Section 1.1(a)
Glimcher Properties	Section 4.15(a)
Glimcher Property	Section 4.15(a)
Glimcher Recommendation	Section 4.3(a)
Glimcher Restricted Shares	Section 1.1(a)
Glimcher SEC Filings	Section 4.6(a)
Glimcher Series F Preferred Shares	Section 4.2(a)
Glimcher Series G Preferred Shares	Section 4.2(a)
Glimcher Series H Preferred Shares	Section 4.2(a)
Glimcher Series I Preferred Shares	Section 4.2(a)
Glimcher Series I-1 Preferred Unit	Section 1.1(a)
Glimcher Shareholder Approval	Section 4.20
Glimcher Shareholder Meeting	Section 1.1(a)
Glimcher Special Distribution	Section 6.1(b)(iii)
Glimcher Stock Options	Section 1.1(a)
Glimcher Subsidiary	Section 1.1(a)
Glimcher Subsidiary Partnership	Section 4.16(i)
Glimcher Tax Protection Agreement	Section 4.16(i)
Glimcher Title Insurance Policies	Section 4.15(f)
Glimcher Title Insurance Policy	Section 4.15(f)
Glimcher Vesting Equity Awards	Section 1.1(a)
Governmental Authority	Section 1.1(a)
Hazardous Substances	Section 1.1(a)
Indebtedness	Section 1.1(a)
Indemnitee	Section 1.1(a)
Intellectual Property	Section 1.1(a)
Intended Tax Treatment	Section 6.10(a)
Interim Period	Section 6.1(a)
Investment Company Act	Section 1.1(a)
IRS	Section 1.1(a)
knowledge	Section 1.1(a)
Law	Section 1.1(a)
Lenders	Section 5.23
Lender Consents	Section 1.1(a)
Lien	Section 1.1(a)
Marketing Period	Section 1.1(a)
Maryland REIT Law	Section 1.1(a)

MD Courts	Section 9.11(a)
Merger Consideration	Section 3.1(a)(ii)
Mergers	Recitals
MGCL	Section 1.1(a)
Negotiation Period	Section 6.5(e)
New WPG Preferred Stock	Section 3.2(a)
New WPG Series G Preferred Stock	Section 3.2(a)
New WPG Series H Preferred Stock	Section 3.2(a)
New WPG Series I Preferred Stock	Section 3.2(a)
Nonqualified Deferred Compensation Plan	Section 4.9(h)
Notice of Adverse Recommendation Change	Section 6.5(e)
NYSE	Section 1.1(a)
Order	Section 1.1(a)
Outside Date	Section 8.1(b)(i)
Partnership Certificate of Merger	Section 2.3(b)
Partnership Merger	Recitals
Partnership Merger Consideration	Section 3.3(a)(iv)
Partnership Merger Effective Time	Section 2.3(b)
Parties	Preamble
Party	Preamble
Person	Section 1.1(a)
Pre-Acquisition Restructuring	Section 6.17(b)
Preferred Share Merger Consideration	Section 3.2(a)
Preferred Unit Partnership Merger Consideration	Section 3.3(a)(v)
Proxy Statement	Section 4.4(b)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying Income	Section 8.3(d)
REIT	Section 4.16(c)
Relevant Glimcher Partnership Interest	Section 4.16(i)
Representative	Section 1.1(a)
Required Information	Section 1.1(a)
Required Pre-Acquisition Transactions	Section 6.17(a)
Sarbanes-Oxley Act	Section 1.1(a)
SDAT	Section 2.3(a)
SEC	Section 1.1(a)
Securities Act	Section 1.1(a)
Shareholder Proposal	Section 6.18(b)
Short Term Specialty Leases	Section 4.15(e)
Simon LP	Section 1.1(a)
Simon Property Group	Section 1.1(a)
Simon Purchase of Assets	Section 5.24
Simon Purchase Agreement	Section 5.24
Simon Side Letter	Section 1.1(a)
Subsidiary	Section 1.1(a)
Superior Proposal	Section 6.5(h)(ii)
Surviving Entity	Section 2.1(a)

Surviving Partnership	Section 2.1(b)
Tax	Section 1.1(a)
Tax Proceeding	Section 1.1(a)
Tax Return	Section 1.1(a)
Taxable REIT Subsidiary	Section 4.1(c)
Taxes	Section 1.1(a)
Termination Fee	Section 1.1(a)
Termination Payee	Section 8.3(d)
Termination Payment	Section 1.1(a)
Termination Payor	Section 8.3(d)
Third Party	Section 1.1(a)
Transfer Taxes	Section 6.10(c)
WPG	Preamble
WPG Benefit Plan	Section 5.9(a)
WPG Board	Section 5.3(a)
WPG Bylaws	Section 1.1(a)
WPG Charter	Section 1.1(a)
WPG Closing Price	Section 3.12(e)
WPG Common Stock	Section 3.1(a)(ii)
WPG Converted Option	Section 3.12(c)
WPG Converted Restricted Share Award	Section 3.12(b)
WPG Disclosure Letter	Article V
WPG Employees	Section 5.10(a)(ii)
WPG Entities	Section 1.1(a)
WPG Equity Plans	Section 1.1(a)
WPG Equity Awards	Section 1.1(a)
WPG Equity Plan	Section 1.1(a)
WPG Expense Amount	Section 8.3(a)(iv)
WPG Insurance Policies	Section 5.15
WPG LP	Preamble
WPG LP Preferred Units	Section 1.1(a)
WPG LP Series G Preferred Units	Section 3.4
WPG LP Series H Preferred Units	Section 3.4
WPG LP Series I Preferred Units	Section 3.4
WPG LP Series I-1 Preferred Units	Section 3.3(a)(v)
WPG LP Units	Section 1.1(a)
WPG Instructions	Section 6.17(a)
WPG Material Adverse Effect	Section 1.1(a)
WPG Material Contract	Section 5.22(a)
WPG Merger Sub I	Preamble
WPG Merger Sub II	Preamble
WPG Parties	Section 1.1(a)
WPG Permits	Section 5.5(a)
WPG Permitted Liens	Section 5.13(a)
WPG Properties	Section 5.13(a)
WPG Property	Section 5.13(a)

WPG SEC Filings	Section 5.6(a)
WPG Special Distribution	Section 6.2(b)(iv)
WPG Stock Issuance	Section 5.3(a)
WPG Subsidiary	Section 1.1(a)
WPG Subsidiary Partnership	Section 1.1(a)
WPG Tax Protection Agreement	Section 1.1(a)
WPG Title Insurance Policy	Section 5.13(f)

Article II

THE MERGERS

Section 2.1                                    The Mergers.

(a)                                 Acquisition Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the Maryland REIT Law and the MGCL, at the Acquisition Effective Time, in the Acquisition Merger, Glimcher shall merge with and into WPG Merger Sub I, whereupon the separate existence of Glimcher shall cease, and WPG Merger Sub I shall continue as the surviving entity in the Merger (the “Surviving Entity”) and shall be governed by the laws of the State of Maryland.  The Acquisition Merger shall have the effects specified in Maryland REIT Law, the MGCL and this Agreement.  Without limiting the generality of the foregoing, and subject thereto, from and after the Acquisition Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of Glimcher and WPG Merger Sub I, and all of the claims, obligations, liabilities, debts and duties of Glimcher and WPG Merger Sub I shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

(b)                                 Partnership Merger.  On the Closing Date, as promptly as practicable following the Acquisition Effective Time, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and DUPA, at the Partnership Merger Effective Time, in the Partnership Merger, WPG Merger Sub II shall merge with and into Glimcher LP, whereupon the separate existence of WPG Merger Sub II shall cease, and Glimcher LP shall continue as the surviving entity in the Partnership Merger (the “Surviving Partnership”) and shall be governed by the laws of the State of Delaware.  The Partnership Merger shall have the effects specified in the DGCL and DUPA and this Agreement.  Without limiting the generality of the foregoing, and subject thereto, from and after the Partnership Merger Effective Time, the Surviving Partnership shall possess all properties, rights, privileges, powers and franchises of Glimcher LP and WPG Merger Sub II, and all of the claims, obligations, liabilities, debts and duties of Glimcher LP and WPG Merger Sub II shall become the claims, obligations, liabilities, debts and duties of the Surviving Partnership.

Section 2.2                                    Closing.  The closing of the Mergers (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY, 10019, at 10:00 a.m., local time, on the third (3rd) Business Day following the satisfaction or due waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are required to be satisfied at the Closing, but subject to the satisfaction or due waiver of such conditions) or on such other date and/or time as is mutually agreed in writing by the Parties; provided, however, that if the Marketing Period has not ended at such time, the Closing shall occur instead on (a) the earlier to occur of (i) any Business Day during the Marketing Period to be specified by WPG to Glimcher on no less than three (3) Business Days’ written notice and (ii) the last day of the Marketing Period (or if such day is not a Business Day, the first Business Day occurring thereafter); or (b) such other date and/or time as is mutually agreed in writing by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 2.3                                    Effective Time.

(a)                                 On the Closing Date, the applicable Glimcher Parties and the applicable WPG Parties shall (i) cause articles of merger with respect to the Acquisition Merger (the “Articles of Acquisition Merger”) to be duly executed and filed with and accepted for record by the State Department of Assessments and Taxation of Maryland (the “SDAT”) in such form as required by, and executed in accordance with the relevant provisions of, the Maryland REIT Law and the MGCL, and (ii) make any other filings, recordings or publications required to be made by the applicable Glimcher Parties and the applicable WPG Parties under the Maryland REIT Law or the MGCL in connection with the Acquisition Merger. The Acquisition Merger shall become effective at the time that the Articles of Acquisition Merger are accepted for record by the SDAT on the Closing Date or on such other date and time as shall be agreed to by Glimcher and WPG and specified in the Articles of Acquisition Merger (the date and time the Acquisition Merger becomes effective being the “Acquisition Effective Time”), it being understood and agreed that the Parties shall cause the Acquisition Effective Time to occur on the Closing Date.

(b)                                 Prior to the Closing, Parent shall prepare and, on the Closing Date, as promptly as practicable following the Acquisition Effective Time, the applicable Glimcher Parties and the applicable WPG Parties shall (i) cause a certificate of merger with respect to the Partnership Merger (the “Partnership Certificate of Merger”) to be duly executed and filed with the Delaware Secretary of State as provided under the DUPA and DGCL, and (ii) make any other filings, recordings or publications required to be made under the DUPA or the DGCL in connection with the Partnership Merger.  The Partnership Merger shall become effective at such time as the Partnership Certificate of Merger has been filed with the Delaware Secretary of State, or at such later time as shall be agreed to by the Parties and specified in the Partnership Certificate of Merger (the date and time the Partnership Merger becomes effective being the “Partnership Merger Effective Time”), it being understood and agreed that the Parties shall cause the Partnership Merger Effective Time to occur on the Closing Date and as promptly as practicable following the Acquisition Effective Time.

Section 2.4                                    Organizational Documents of the Surviving Entity and Surviving Partnership.  At the Acquisition Effective Time, the limited liability agreement of WPG Merger Sub I as in effect immediately prior to the Acquisition Effective Time shall be the limited liability company agreement of the Surviving Entity,  until thereafter amended in accordance with applicable Law and the applicable provisions of such limited liability company agreement.  At the Partnership Merger Effective Time, the limited partnership agreement of the Surviving Partnership shall be the limited partnership agreement of Glimcher LP as in effect immediately prior to the Partnership Merger Effective Time, with such changes as may be agreed between

WPG and Glimcher, until thereafter amended in accordance with applicable Law and the applicable provisions of such limited partnership agreement.

Section 2.5                                    Subsequent Actions.

(a)                                 If, at any time after the Acquisition Effective Time, the Surviving Entity shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights or properties of Glimcher or WPG Merger Sub I acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Acquisition Merger or otherwise to carry out this Agreement, then the members, officers and managers of the Surviving Entity shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Entity or otherwise to carry out this Agreement.

(b)                                 If, at any time after the Partnership Merger Effective Time, the Surviving Partnership shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Partnership its right, title or interest in, to or under any of the rights or properties of Glimcher LP or WPG Merger Sub II acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the Partnership Merger or otherwise to carry out this Agreement, then the general partner of the Surviving Partnership shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Entity or otherwise to carry out this Agreement.

Article III

EFFECT OF THE MERGERS

Section 3.1                                    Effect of the Acquisition Merger.

(a)                                 At the Acquisition Effective Time, by virtue of the Acquisition Merger and without any action on the part of any of the Parties or the holder of any securities of the Parties:

(i)                                     each Glimcher Common Share issued and outstanding immediately prior to the Acquisition Effective Time that is held directly by Glimcher, WPG LP or Merger Sub I shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto;

(ii)                                  each Glimcher Common Share issued and outstanding immediately prior to the Acquisition Effective Time (other than Glimcher Common Shares cancelled pursuant to Section 3.1(a)(i) and Glimcher Restricted Shares that are Glimcher Continuing Equity Awards) shall be converted into the right to receive (A) an amount in cash equal to $10.40 and (B) 0.1989 of a newly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of WPG (“WPG Common Stock”) ((A) and (B) together, the “Merger Consideration”), in each case without interest; and

(iii)                               each limited liability company interest of WPG Merger Sub I issued and outstanding immediately prior to the Acquisition Effective Time shall remain outstanding and be unaffected by the Acquisition Merger.

(b)                                 All Glimcher Common Shares to be converted pursuant to Section 3.1(a)(ii), when so converted pursuant to Section 3.1(a)(ii), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share or interest registered in the transfer books of Glimcher (a “Book-Entry Share”) that immediately prior to the Acquisition Effective Time evidenced Glimcher Common Shares shall cease to have any rights with respect to such Glimcher Common Shares other than the right to receive the Merger Consideration in accordance with Section 3.7, including the right, if any, to receive, pursuant to Section 3.16, cash in lieu of fractional shares of WPG Common Stock into which such Glimcher Common Shares have been converted pursuant to Section 3.1(a)(ii), together with the amounts, if any, payable pursuant to Section 3.9.

(c)                                  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Acquisition Effective Time, Glimcher should split, combine or otherwise reclassify the Glimcher Common Shares, or make a dividend or other distribution in Glimcher Common Shares (including any dividend or other distribution of securities convertible into Glimcher Common Shares), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the WPG Parties hereunder), the Merger Consideration shall be ratably adjusted to reflect fully the effect of any such change.  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Acquisition Effective Time, WPG should split, combine or otherwise reclassify the shares of WPG Common Stock, or make a dividend or other distribution in shares of WPG Common Stock (including any dividend or other distribution of securities convertible into WPG Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then the Merger Consideration shall be ratably adjusted to reflect fully the effect of any such change.

(d)                                 If WPG declares a WPG Special Distribution between the date of this Agreement and the Closing Date, then the cash portion of the Merger Consideration referenced in Section 3.1(a)(ii)(A) shall be increased by an amount (rounded up to the nearest whole cent) equal to the product of (i) the per share amount of the WPG Special Distribution and (ii) 0.7431. If Glimcher declares a Glimcher Special Distribution between the date of this Agreement and the Closing Date, then the cash portion of the Merger Consideration referenced in Section 3.1(a)(ii)(A) shall be decreased by an amount equal to the per share amount of the Glimcher Special Distribution.

Section 3.2                                    Treatment of Glimcher Preferred Shares.

(a)                                 At the Acquisition Effective Time, by virtue of the Acquisition Merger: (i) each Glimcher Series G Preferred Share issued and outstanding immediately prior to the Acquisition Effective Time shall be automatically converted into one newly issued share of 8.125% Series G Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of WPG

(the “New WPG Series G Preferred Stock”), with the terms of the New WPG Series G Preferred Stock set forth in the articles of amendment of WPG substantially in the form set forth in Exhibit A-1, having the preferences, rights and privileges substantially identical to the preference, rights and privileges of the Glimcher Series G Preferred Shares prior to the Acquisition Merger; (ii) each Glimcher Series H Preferred Share issued and outstanding immediately prior to the Acquisition Effective Time shall be automatically converted into one newly issued share of 7.5% Series H Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of WPG (the “New WPG Series H Preferred Stock”), with the terms of the New WPG Series H Preferred Stock set forth in the articles of amendment of WPG substantially in the form set forth in Exhibit A-2, having the preferences, rights and privileges substantially identical to the preference, rights and privileges of the Glimcher Series H Preferred Shares prior to the Acquisition Merger; and (iii) each Glimcher Series I Preferred Share issued and outstanding immediately prior to the Acquisition Effective Time shall be automatically converted into one newly issued share of 6.875% Series I Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of WPG (the “New WPG Series I Preferred Stock”, together with the New WPG Series G Preferred Stock and New WPG Series H Preferred Stock, the “New WPG Preferred Stock” which shall be the “Preferred Share Merger Consideration”), with the terms of the New WPG Series I Preferred Stock set forth in the articles of amendment of WPG substantially in the form set forth in Exhibit A-3, having the preferences, rights and privileges substantially identical to the preference, rights and privileges of the Glimcher Series I Preferred Shares prior to the Acquisition Merger.

(b)                                 All Glimcher Series G Preferred Shares, Glimcher Series H Preferred Shares and Glimcher Series I Preferred Shares, when so converted pursuant to Section 3.2(a), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or book-entry share registered in the transfer books of Glimcher that immediately prior to the Acquisition Effective Time evidenced Glimcher Series G Preferred Shares, Glimcher Series H Preferred Shares or Glimcher Series I Preferred Shares shall cease to have any rights with respect to such Glimcher Series G Preferred Shares, Glimcher Series H Preferred Shares or Glimcher Series I Preferred Shares other than the right to receive the New WPG Series G Preferred Stock, New WPG Series H Preferred Stock or the New WPG Series I Preferred Stock, as applicable, in accordance with Section 3.7.

Section 3.3                                    Effect of the Partnership Merger.

(a)                                 At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of any of the Parties or the holder of any securities of the Parties:

(i)                                     each Glimcher LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time that is held directly by the Surviving Entity shall remain outstanding as one unit of limited partnership interest in the Surviving Partnership;

(ii)                                  each Glimcher LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time that is held directly by the Glimcher LP General Partner shall remain outstanding as one unit of general partnership interest in the Surviving Partnership;

(iii)                               each (A) Glimcher LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time that is held directly by WPG Merger Sub II and (B) each Glimcher Preferred Unit that is held directly by the Surviving Entity, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto;

(iv)                              each Glimcher LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time (other than Glimcher LP Units that shall remain outstanding pursuant to Section 3.3(a)(i) or Section 3.3(a)(ii) and other than Glimcher LP Units to be cancelled pursuant to Section 3.3(a)(iii)) shall be converted into the right to receive 0.7431 of a newly issued, fully paid and non-assessable WPG LP Unit (the “Partnership Merger Consideration”);

(v)                                 each Glimcher Series I-1 Preferred Unit issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into one preferred unit of WPG LP having the preferences, rights and privileges substantially identical to the preference, rights and privileges of the Glimcher Series I-1 Preferred Unit prior to the Partnership Merger (the “WPG LP Series I-1 Preferred Units” and such consideration into which a Glimcher Series I-1 Preferred Unit shall be converted, the “Preferred Unit Partnership Merger Consideration”); and

(vi)                              each share of common stock, par value $0.01 per share, of WPG Merger Sub II issued and outstanding immediately prior to the Partnership Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(b)                                 All Glimcher LP Units and Glimcher Preferred Units converted pursuant to Sections 3.3(a)(iv) and (v) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or book-entry share registered in the transfer books of Glimcher LP that immediately prior to the Partnership Effective Time evidenced Glimcher LP Units or Glimcher Preferred Units shall cease to have any rights with respect to such Glimcher LP Units or Glimcher Preferred Units other than the right to receive the Partnership Merger Consideration or Preferred Unit Partnership Merger Consideration in accordance with Section 3.7.

(c)                                  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Partnership Effective Time, Glimcher LP should split, combine or otherwise reclassify the Glimcher LP Units or Glimcher Preferred Units, or make a dividend or other distribution in Glimcher LP Units or Glimcher Preferred Units (including any dividend or other distribution of securities convertible into Glimcher LP Units or Glimcher Preferred Units), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the WPG Parties hereunder), the Partnership Merger Consideration or Preferred Unit Partnership Merger Consideration, as applicable, shall be ratably adjusted to reflect fully the effect of any such change.  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Partnership Effective Time, WPG LP should split, combine or otherwise reclassify the WPG LP Units, or make a dividend or other distribution in WPG LP Units (including any dividend or other distribution of securities convertible into WPG LP Units), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then the Partnership Merger Consideration shall be ratably adjusted to reflect fully the effect of any such change.

Section 3.4                                    Issuances by WPG LP to WPG.  Immediately prior to the Acquisition Merger, WPG LP shall issue to WPG, (a) in consideration for the contribution by WPG of the shares of WPG Common Stock to be issued in the Acquisition Merger, a number of WPG LP Units equal to the aggregate number of shares of WPG Common Stock issued in the Acquisition Merger (including any shares of WPG Common Stock sold pursuant to Section 3.16 to satisfy fractional interests), (b) in consideration for the contribution by WPG of the shares of New WPG Series G Preferred Stock to be issued in the Acquisition Merger, a number of preferred units in WPG LP having corresponding preferences, rights and privileges as such shares of New WPG Series G Preferred Stock (the “WPG LP Series G Preferred Units”) equal to the aggregate number of shares of New WPG Series G Preferred Stock to be issued in the Acquisition Merger, (c) in consideration for the contribution by WPG of the shares of New WPG Series H Preferred Stock to be issued in the Acquisition Merger, a number of preferred units in WPG LP having corresponding preferences, rights and privileges as such shares of New WPG Series H Preferred Stock (the “WPG LP Series H Preferred Units”) equal to the aggregate number of shares of New WPG Series H Preferred Stock to be issued in the Acquisition Merger and (d) in consideration for the contribution by WPG of the shares of New WPG Series I Preferred Stock to be issued in the Acquisition Merger, a number of preferred units in WPG LP having corresponding preferences, rights and privileges as such shares of New WPG Series I Preferred Stock (the “WPG LP Series I Preferred Units”) equal to the aggregate number of shares of New WPG Series I Preferred Stock to be issued in the Acquisition Merger.

Section 3.5                                    Tax Characterization of the Mergers.  The Parties intend that, for U.S. federal (and applicable state and local) income Tax purposes, (a) the Acquisition Merger shall be treated as (i) a taxable sale by Glimcher and purchase by WPG LP of all of the assets of Glimcher (including interests in Glimcher LP owned by Glimcher) in exchange for the Merger Consideration and Preferred Share Merger Consideration and the assumption of all of Glimcher’s liabilities, followed by (ii) the distribution of the Merger Consideration and Preferred Share Merger Consideration to the holders of Glimcher Common Shares and Glimcher Preferred Shares in complete liquidation of Glimcher described in Sections 331, 336 and 562 of the Code (the “Deemed Liquidation”), and following the Acquisition Merger, the Surviving Entity shall be treated as a “disregarded entity” for U.S. federal income tax purposes, and (b) the Partnership Merger and the receipt by the holders of Glimcher LP Units and Glimcher Preferred Units of WPG LP Units and WPG LP Series I-1 Preferred Units in exchange for Glimcher LP Units and Glimcher Series I-1 Preferred Units in the Partnership Merger shall be treated as a transaction that is generally tax-free to such holders for U.S. federal income tax purposes.  The parties intend that this Agreement be, and is hereby adopted as, a “plan of liquidation” of Glimcher for U.S. federal (and applicable state and local) income tax purposes.

Section 3.6                                    Exchange Agent; Deposit of Consideration.

(a)                                 Prior to the Closing, WPG shall appoint an exchange agent, which shall be a bank or trust company reasonably acceptable to Glimcher (the “Exchange Agent”), for the purpose of exchanging Glimcher Common Shares for Merger Consideration and exchanging Glimcher LP Units for Partnership Merger Consideration.  Such appointment shall be pursuant to an exchange agent agreement entered into prior to the Closing Date, which agreement shall be reasonably acceptable to Glimcher (the “Exchange Agent Agreement”).

(b)                                 On the Closing Date, WPG LP shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Glimcher Common Shares as of immediately prior to the Acquisition Effective Time, for exchange in accordance with this Article III, (i) WPG Common Stock in book-entry form evidencing the full number of whole shares of WPG Common Stock issuable pursuant to Section 3.1(a) and New WPG Preferred Stock in book-entry form evidencing the full number of New WPG Preferred Stock issuable pursuant to Section 3.2 and (ii) cash in an aggregate amount necessary to pay the cash portion of the Merger Consideration payable pursuant to Section 3.1(a) (collectively, together with the WPG LP Units and WPG Preferred Units deposited pursuant to Section 3.6(c) and all dividends and other distributions on such WPG Common Stock, New WPG Preferred Stock, WPG LP Units and WPG Preferred Units paid to the Exchange Agent pursuant to Section 3.9, the “Exchange Fund”).  The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by WPG LP.  Interest and other income on the Exchange Fund shall be the sole and exclusive property of WPG LP and shall be paid to WPG LP or another entity, as WPG LP directs.  No investment of the Exchange Fund shall relieve any Party or the Exchange Agent from making the payments required by this Article III, and following any losses from any such investment, WPG LP shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy WPG LP’s obligations hereunder for the benefit of the holders of Glimcher Common Shares as of immediately prior to the Acquisition Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

(c)                                  In the event of a transfer of ownership of Glimcher Common Shares that are not registered in the transfer records of Glimcher, it shall be a condition of payment that any Certificate surrendered in accordance with the procedures set forth in this Section 3.6 shall be properly endorsed or shall be otherwise in proper form for transfer, or any Book-Entry Share shall be properly transferred, and that the Person requesting such payment shall have paid any Transfer Taxes and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of WPG that such Tax either has been paid or is not applicable.

(d)                                 On the Closing Date, WPG LP shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Glimcher LP Units and Glimcher Preferred Units as of immediately prior to the Partnership Merger Effective Time, for exchange in accordance with this Article III, WPG LP Units and WPG Preferred Units, as applicable, in book-entry form evidencing the full number of WPG LP Units and WPG Preferred Units issuable pursuant to Section 3.3.

Section 3.7                                    Delivery of Consideration.

(a)                                 As soon as reasonably practicable after the Closing Date and in any event not later than the fifth (5th) Business Day following the Closing Date, the Exchange Agent shall mail to each holder of record of a Certificate evidencing (i) Glimcher Common Shares or Glimcher Preferred Shares immediately prior to the Acquisition Effective Time or (ii) Glimcher LP Units or Glimcher Preferred Units immediately prior to the Partnership Merger Effective Time, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for (A) the Merger Consideration, in the case of Certificates formerly evidencing Glimcher Common Shares, (B) the Preferred Share Merger Consideration, in the case of Certificates formerly evidencing Glimcher Preferred Shares, (C) Partnership Merger Consideration, in the case of Certificates formerly evidencing Glimcher LP Units and (D) Preferred Unit Partnership Merger Consideration, in the case of Certificates formerly evidencing Glimcher Preferred Units, in such form as Glimcher and WPG may reasonably agree.  Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, Preferred Share Merger Consideration, Partnership Merger Consideration or Preferred Unit Partnership Merger Consideration, as applicable, and such Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration, Preferred Share Merger Consideration, Partnership Merger Consideration or Preferred Unit Partnership Merger Consideration, as applicable, payable upon the surrender of the Certificates.

(b)                                 Notwithstanding Section 3.7(a), any holder of Book-Entry Shares evidencing (i) Glimcher Common Shares or Glimcher Preferred Shares immediately prior to the Acquisition Effective Time or (ii) Glimcher LP Units or Glimcher Preferred Units immediately prior to the Partnership Merger Effective Time, shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration, Preferred Share Merger Consideration, Partnership Merger Consideration or Preferred Unit Partnership Merger Consideration, as applicable, that such holder is entitled to receive in respect of such Book-Entry Shares pursuant to this Article III.  In lieu thereof, each holder of record of one or more Book-Entry Shares shall automatically upon the Acquisition Effective Time or Partnership Merger Effective Time, as applicable, be entitled to receive, and WPG shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Acquisition Effective Time, the Merger Consideration, Preferred Share Merger Consideration, Partnership Merger Consideration, or Preferred Unit Partnership Merger Consideration, as applicable, payable in respect of such shares or units, and the Book-Entry Shares of such holder shall forthwith be cancelled.  No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.

Section 3.8                                    Transfer Books.

(a)                                 At the Acquisition Effective Time, the share transfer books of Glimcher shall be closed, and thereafter there shall be no further registration of transfers of Glimcher Common Shares or the Glimcher Preferred Shares.  From and after the Acquisition Effective Time, Persons who held Glimcher Common Shares or Glimcher Preferred Shares immediately prior to the Acquisition Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein.  On or after the Acquisition Effective Time, any Certificates formerly evidencing Glimcher Common Shares or Glimcher Preferred Shares presented to the Exchange Agent or the Surviving Entity for any reason shall be cancelled and in accordance with Section 3.7(a) exchanged for the Merger Consideration or Preferred Share Merger Consideration with respect to the Glimcher Common Shares or Glimcher Preferred Shares formerly evidenced thereby.

(b)                                 At the Partnership Merger Effective Time, the equity transfer books of Glimcher LP shall be closed, and thereafter there shall be no further registration of transfers of Glimcher LP Units or the Glimcher Preferred Units.  From and after the Partnership Merger Effective Time, Persons who held Glimcher LP Units or Glimcher Preferred Units immediately prior to the Partnership Effective Time shall cease to have rights with respect to such units, except as otherwise provided for herein.  On or after the Partnership Effective Time, any Certificates formerly evidencing Glimcher LP Units or Glimcher Preferred Units presented to the Exchange Agent or the Surviving Partnership for any reason shall be cancelled and in accordance with Section 3.7(a) exchanged for the Partnership Merger Consideration or Preferred Unit Partnership Merger Consideration with respect to the Glimcher LP Units or Glimcher Preferred Units formerly evidenced thereby.

Section 3.9                                    Dividends with Respect to WPG Common Stock, New WPG Preferred Stock, WPG LP Units and WPG Preferred Units.

(a)                                 No dividends or other distributions with respect to WPG Common Stock or New WPG Preferred Stock with a record date after the Acquisition Effective Time or WPG LP Units or WPG Preferred Units with a record date after the Partnership Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of WPG Common Stock, shares of New WPG Preferred Stock, WPG LP Units or WPG Preferred Units, as applicable, issuable with respect to such Certificate in accordance with this Agreement, and all such dividends and other distributions shall be paid by WPG or WPG LP, as applicable, to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement.  Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) there shall be paid to the record holder of the shares of WPG Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such shares of WPG Common Stock, shares of New WPG Preferred Stock, WPG LP Units or WPG Preferred Units with a record date after the Closing Date, and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of WPG Common Stock, shares of New WPG Preferred Stock, WPG LP Units and WPG Preferred Units.

(b)                                 There shall be paid to the holder of the shares of WPG Common Stock, shares of New WPG Preferred Stock, WPG LP Units and WPG Preferred Units issued in exchange for Book-Entry Shares in accordance with this Article III, without interest, (A) at the time of delivery of such shares of WPG Common Stock, shares of New WPG Preferred Stock, WPG LP Units or WPG Preferred Units by the Exchange Agent pursuant to Section 3.7(b), the amount of dividends or other distributions with a record date after the Closing Date theretofore paid with respect to such shares or units and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date but prior to the time of such delivery by the Exchange Agent pursuant to Section 3.7(b), and a payment date subsequent to the time of such delivery by the Exchange Agent pursuant to Section 3.7(b), payable with respect to such shares of WPG Common Stock, shares of New WPG Preferred Stock, WPG LP Units or WPG Preferred Units.

Section 3.10                             Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former holders of Glimcher Common Shares, Glimcher Preferred Shares, Glimcher LP Units or Glimcher Preferred Units on the first (1st) anniversary of the Closing Date shall be delivered to WPG, upon demand, and any former holders of Glimcher Common Shares, Glimcher Preferred Shares, Glimcher LP Units or Glimcher Preferred Units who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to WPG Common Stock), Preferred Share Merger Consideration, Partnership Merger Consideration or Preferred Unit Partnership Merger Consideration to which they are entitled under this Article III shall thereafter look only to WPG or WPG LP, as the case may be, for payment of their claims with respect thereto.

Section 3.11                             No Liability.  None of the Parties (including the Surviving Entity and the Surviving Partnership) or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any holder of Glimcher Common Shares in respect of any cash that would have otherwise been payable in respect of any Certificate or Book-Entry Share from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.12                             Glimcher Equity Awards.

(a)                                 Each Glimcher Vesting Equity Award that is a Glimcher Restricted Share that is outstanding immediately prior to the Acquisition Effective Time shall, effective immediately prior to the Acquisition Effective Time, by virtue of the occurrence of the Closing and without any action on the part of any holder of any such Glimcher Restricted Share, vest in full, and the restrictions and forfeiture conditions with respect thereto shall lapse and expire, and the holder of such Glimcher Restricted Share shall be entitled to receive the Merger Consideration in respect thereof in accordance with Section 3.1 of this Agreement, plus any accrued but unpaid dividends (if any) and less the Equity Award Withholding Amount; provided that the Equity Award Withholding Amount shall be withheld first from the cash portion of the Merger Consideration.

(b)                                 Each Glimcher Continuing Equity Award that is a Glimcher Restricted Share award and that is outstanding immediately prior to the Acquisition Effective Time shall,

by virtue of the occurrence of the Closing and without any action on the part of any holder of any such Glimcher Restricted Share, be converted, at the Acquisition Effective Time, into an award of a number of shares of WPG Common Stock (a “WPG Converted Restricted Share Award”) equal to the product of the number of Glimcher Restricted Shares subject to such award and the Equity Award Exchange Ratio (and rounded, as applicable, to the nearest whole share, with 0.50 being rounded upward).  Each WPG Converted Restricted Share Award shall otherwise be subject to the same terms and conditions applicable to the Glimcher Restricted Share award under the applicable Glimcher Equity Plan and the agreements evidencing grants thereunder, including as to vesting (as may be modified by an applicable Continuing Award Waiver).  All dividends, if any, accrued but unpaid as of the Acquisition Effective Time with respect to any such Glimcher Restricted Share award, shall remain accrued with respect to associated WPG Converted Restricted Share Award and be treated in accordance with the terms and conditions of such WPG Converted Restricted Share Award.

(c)                                  Each Glimcher Stock Option that is outstanding immediately prior to the Acquisition Effective Time shall, effective immediately prior to the Acquisition Effective Time, by virtue of the occurrence of the Closing and without any action on the part of any holder of any such Glimcher Stock Option, (A) only if such Glimcher Stock Option is a Glimcher Vesting Equity Award, vest in full and (B) whether such Glimcher Stock Option is a Glimcher Vesting Equity Award or a Glimcher Continuing Equity Award, be converted, at the Acquisition Effective Time, into an option to purchase a number of shares of WPG Common Stock (each, a “WPG Converted Option”) equal to the product of (x) the total number of shares of Glimcher Common Shares subject to such Glimcher Stock Option immediately prior to the Acquisition Effective Time and (y) the Equity Award Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares.  Each WPG Converted Option shall have an exercise price per share of WPG Common Stock (rounded up to the nearest whole cent) equal to (i) the per share exercise price for the shares of Glimcher Common Shares subject to such Glimcher Stock Option divided by (ii) the Equity Award Exchange Ratio.  Except as set forth in this Section 3.12(c), each WPG Converted Option shall otherwise be subject to the same terms and conditions applicable to the converted Glimcher Stock Option under the applicable Glimcher Equity Plan and the agreements evidencing grants thereunder, including, only if such Glimcher Stock Option is a Glimcher Continuing Equity Award, as to vesting (as may be modified by an applicable Continuing Award Waiver).  Notwithstanding anything to the contrary in the foregoing, in all cases, the exercise price of, and the number of shares subject to, each WPG Converted Option shall be determined as necessary to avoid the imposition of taxes and/or penalties under Section 409A of the Code, and for any Glimcher Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the exercise price, the number of shares of WPG Common Stock subject to such Glimcher Stock Option and the terms and conditions of exercise of such Glimcher Stock Option shall be determined in order to comply with Section 424 of the Code.

(d)                                 Each Glimcher Performance Share that is outstanding immediately prior to the Acquisition Effective Time shall, effective immediately prior to the Acquisition Effective Time, by virtue of the occurrence of the Closing and without any action on the part of any holder of any such Glimcher Performance Share, vest if and to the extent the Glimcher Board (or appropriate committee thereof) determines as of immediately prior to the Acquisition Effective Time that the performance goals applicable to such Glimcher Performance Share have been achieved based on actual performance measured as of the Acquisition Effective Time (and the portion that does not so vest will be forfeited immediately prior to the Acquisition Effective Time without payment of any consideration therefor).  The holder of each Glimcher Performance Share that vests in accordance with this Section 3.12(d), shall be entitled to receive an amount equal to the Merger Consideration, less the Equity Award Withholding Amount, in respect of such Glimcher Performance Share; provided that the Equity Award Withholding Amount shall be withheld first from the cash portion of the Merger Consideration.

(e)                                  For purposes of this Section 3.12, “Equity Award Exchange Ratio” shall mean the sum of (x) the stock portion of the Merger Consideration and (y) the quotient of (A) the cash portion of the Merger Consideration divided by (B) the volume-weighted average closing price of WPG Common Stock on the NYSE on the last ten (10) trading days immediately preceding to the Closing Date (the “WPG Closing Price”).

(f)                                   Notwithstanding anything to the contrary contained herein, prior to the Acquisition Effective Time, Glimcher shall take all actions necessary to effectuate the provisions of this Section 3.12.

(g)                                  Before the Acquisition Effective Time, WPG shall take all corporate action necessary to reserve for issuance a sufficient number of shares of WPG Common Stock for delivery upon exercise of the WPG Converted Options.  On the Closing Date, WPG shall register the shares of WPG Common Stock subject to WPG Converted Options by filing an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and WPG shall maintain the effectiveness of such registration statement or registration statements with respect thereto for so long as such awards remain outstanding.  WPG shall take all action reasonably required to be taken under any applicable state securities Laws in connection with the issuance of shares of WPG Common Stock subject to WPG Converted Options.

(h)                                 Glimcher shall take such action as is necessary to provide that as of no later than three business days prior to the Closing Date, no Glimcher Common Shares will be purchased under the Glimcher DRIP; provided, that such cessation of purchases following the Closing Date shall be conditioned upon the consummation of the Mergers.

Section 3.13                             Withholding Rights.  Each Party (including the Surviving Entity and the Surviving Partnership) and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration, the Preferred Share Merger Consideration, the Partnership Merger Consideration, the Preferred Unit Partnership Merger Consideration and any other amounts or property otherwise payable or distributable to any Person pursuant to this Agreement such amounts or property (or portions thereof) as such Party or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Code, and the rules and regulations promulgated thereunder, or any other provision of applicable Tax Law.  To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 3.14                             Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable and customary amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, Preferred Share Merger Consideration, Partnership Merger Consideration or Preferred Unit Partnership Merger Consideration, as applicable, to which the holder thereof is entitled pursuant to this Article III.

Section 3.15                             Dissenters’ Rights.  No dissenters’ or appraisal rights shall be available with respect to the Acquisition Merger, Partnership Merger and the other transactions contemplated by this Agreement.

Section 3.16                             Fractional Shares.  No fractional shares of WPG Common Stock shall be issued in the Merger upon the surrender for exchange of Certificates or with respect to Book-Entry Shares or otherwise, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of WPG.  Each holder of Glimcher Common Shares converted pursuant to the Acquisition Merger who would otherwise have been entitled to receive a fraction of WPG Common Stock (after aggregating all shares evidenced by the Certificates and Book-Entry Shares delivered by such holder) shall receive from the Exchange Agent, in lieu thereof and upon surrender thereof, a cash payment (without interest) in an amount representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of WPG Common Stock that would otherwise be issued.

Section 3.17                             Certain Governance Matters.

(a)                                 WPG shall take all requisite action to cause the WPG Board immediately after the Acquisition Merger to consist of nine (9) members, including (i) the chief executive officer of WPG as of the date of this Agreement, (ii) the chief executive officer of Glimcher as of the date of this Agreement, (iii) the chairman of the WPG Board as of the date of this Agreement, (iv) five additional directors of WPG as of the date of this Agreement, and (v) one additional director of Glimcher as of the date of this Agreement, who shall serve as chairman of the compensation committee of the WPG Board, with such additional director of Glimcher to be mutually agreed between Glimcher and WPG prior to the Closing Date.

(b)                                 Effective as of the Acquisition Effective Time, the chief executive officer of WPG as of the date hereof will become the executive chairman of WPG and the chief executive officer of Glimcher as of the date hereof will become the chief executive officer and vice chairman of WPG.

(c)                                  Following the Closing, the corporate headquarters and operations for WPG and its Subsidiaries will be in Columbus, Ohio.

Article IV

REPRESENTATIONS AND WARRANTIES
OF THE GLIMCHER PARTIES

Except (a) as set forth in the disclosure letter delivered by Glimcher to the WPG Parties contemporaneously with the execution and delivery of this Agreement (the “Glimcher Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Glimcher Disclosure Letter with respect to any Section or subsection of this Agreement shall be deemed disclosed with respect to any other Section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, provided that nothing in the Glimcher Disclosure Letter is intended to broaden the scope of any representation or warranty of the Glimcher Parties made herein), or (b) as disclosed in publicly available Glimcher SEC Filings, filed with, or furnished to, as applicable, the SEC on or after January 1, 2013 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the Glimcher Parties hereby jointly and severally represent and warrant to the WPG Parties as follows:

Section 4.1                                    Organization and Qualification; Subsidiaries.

(a)                                 Glimcher is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland and has full organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.  Glimcher is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Glimcher Material Adverse Effect.

(b)                                 Each Glimcher Subsidiary is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Glimcher Material Adverse Effect.  Each Glimcher Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Glimcher Material Adverse Effect.

(c)                                  Section 4.1(c) of the Glimcher Disclosure Letter sets forth a true and complete list of Glimcher Subsidiaries, including a list of each Glimcher Subsidiary that is a

“qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”), together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Glimcher Subsidiary, (ii) the type of and percentage of voting, equity, profits, capital and other beneficial interest held, directly or indirectly, by Glimcher in and to each Glimcher Subsidiary, (iii) the names of and the type of and percentage of voting, equity, profits, capital and other beneficial interest held by any Person other than Glimcher or a Glimcher Subsidiary in each Glimcher Subsidiary and (iv) the classification for U.S. federal income tax purposes of each Glimcher Subsidiary.

(d)                                 Except as set forth in Section 4.1(d) of the Glimcher Disclosure Letter, neither Glimcher nor any Glimcher Subsidiary, directly or indirectly, owns any interest or investment (whether equity or debt) in any Person (other than equity interests in Glimcher Subsidiaries, loans to any Taxable REIT Subsidiary of Glimcher, investments in bank time deposits and money market accounts).

(e)                                  Except as set forth in Section 4.1(e) of the Glimcher Disclosure Letter, Glimcher has not exempted any “Person” from the “Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in Glimcher Declaration of Trust, as amended (the “Glimcher Declaration of Trust”), which exemption or Excepted Holder Limit is currently in effect.

(f)                                   There are no partners of Glimcher LP other than as set forth on Section 4.1(f) of the Glimcher Disclosure Letter.  Section 4.1(f) of the Glimcher Disclosure Letter sets forth the number of partnership units held by each partner in Glimcher LP.  Glimcher Properties Corporation, a Delaware corporation and a wholly owned subsidiary of Glimcher, is the sole general partner of Glimcher LP.

(g)                                  Glimcher has made available to WPG complete and correct copies of (a) the Glimcher Declaration of Trust and the Glimcher Bylaws, each as amended to date, and (b) the Glimcher LP Agreement, each as in effect on the date of this Agreement.

Section 4.2                                    Capital Structure.

(a)                                 The authorized beneficial interests in Glimcher consists of (1) 228,800,000 Glimcher Common Shares, (2) 400,000 8.75% Series F Cumulative Redeemable Preferred Shares, par value $0.01 per share (the “Glimcher Series F Preferred Shares”), (3) 5,600,000 8.125% Series G Cumulative Redeemable Preferred Shares (the “Glimcher Series G Preferred Shares”), par value $0.01 per share, (4) 4,000,000 7.5% Series H Cumulative Redeemable Preferred Shares (the “Glimcher Series H Preferred Shares”), par value $0.01 per share, (5) 4,000,000 6.875% Series I Cumulative Redeemable Preferred Shares, par value $0.01 per share (“Glimcher Series I Preferred Shares” and, together with the Glimcher Series G Preferred Shares and the Glimcher Series H Preferred Shares, the “Glimcher Preferred Shares”), and (6) 7,200,000 preferred shares, par value $0.01 per share, without designation as to class or series.  At the close of business on September 5, 2014, (i) 145,700,704 Glimcher Common Shares were issued and outstanding, (ii) 1,765,761 Glimcher Restricted Shares were issued and outstanding, (iii) 1,741,440 Glimcher Common Shares were subject to Glimcher Stock Options,

(iv) 521,557 Glimcher Common Shares were subject to Glimcher Performance Shares (at maximum performance), (v) 2,908,908 Glimcher Common Shares were available for grant under Glimcher Equity Plans, (vi) no Glimcher Series F Preferred Shares were issued and outstanding, (vii) 4,700,000 Glimcher Series G Preferred Shares were issued and outstanding, (viii) 4,000,000 Glimcher Series H Preferred Shares were issued and outstanding, (ix) 3,800,000 Glimcher Series I Preferred Shares were issued and outstanding and (x) 1,643,905 Glimcher Common Shares were reserved for issuance under the Glimcher DRIP.  All issued and outstanding Glimcher Common Shares and Glimcher Preferred Shares are duly authorized, validly issued, fully paid and non-assessable, and no class of equity of Glimcher is entitled to preemptive rights.  There are no outstanding bonds, debentures, notes or other indebtedness of Glimcher having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Glimcher Common Shares may vote.  Section 4.2(a) of the Glimcher Disclosure Letter, sets forth with respect to each Glimcher Equity Award outstanding as of the date of this Agreement (A) the name of the holder of such Glimcher Equity Award, (B) the type of Glimcher Equity Award, (C) the number of Glimcher Common Shares subject to such Glimcher Equity Award, (D) the date of grant of such Glimcher Equity Award, and (E) the vesting schedule for such Glimcher Equity Award (including applicable performance metrics).  There are no other rights, options, stock or unit appreciation rights, phantom stock or units, restricted stock units, dividend equivalents or similar rights with respect to Glimcher Common Shares other than as disclosed on Section 4.2(a) of the Glimcher Disclosure Letter.  Each Glimcher Equity Award has been granted in accordance in all material respects with the terms of the applicable Glimcher Equity Plan and the applicable agreement(s) evidencing grants thereunder, and with applicable Law.  No Glimcher Stock Option is subject to Section 409A of the Code.  Except as set forth in Section 4.1(f) of the Glimcher Disclosure Letter, there are no other partnership interests or other equity or ownership interests in Glimcher LP and there are no existing options, profits interests, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the partnership interests or other equity or ownership interests in Glimcher LP or other securities which would require Glimcher LP to issue or sell any partnership interests or other equity or ownership interests in Glimcher LP.

(b)                                 All of the outstanding shares of capital stock of each of the Glimcher Subsidiaries that is a corporation is duly authorized, validly issued, fully paid and nonassessable.  All equity interests in each of the Glimcher Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued.  All shares of capital stock of (or other ownership interests in) each of the Glimcher Subsidiaries that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable.  Except as set forth in Section 4.2(b) of the Glimcher Disclosure Letter, Glimcher together with Glimcher LP owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Glimcher Subsidiaries, free and clear of all encumbrances other than (i) statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, (ii) transfer and other restrictions under applicable federal and state securities Laws and (iii) in the case of Glimcher Subsidiaries that are immaterial to the Glimcher Entities, taken as a whole, immaterial Liens, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Glimcher Subsidiary or which would require any Glimcher Subsidiary to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

(c)                                  Except as set forth in this Section 4.2(c) or in Section 4.2(c) of the Glimcher Disclosure Letter and other than the Glimcher DRIP, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which Glimcher or any Glimcher Subsidiary is a party or by which any of them is bound, obligating Glimcher or any Glimcher Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional Glimcher Common Shares, shares of Glimcher Preferred Shares or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Glimcher or any of the Glimcher Subsidiaries or obligating Glimcher or any Glimcher Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking.  Except as set forth in Section 4.2(c) of the Glimcher Disclosure Letter, as of the date of this Agreement, there are no outstanding contractual obligations of Glimcher or any Glimcher Subsidiary to repurchase, redeem or otherwise acquire any Glimcher Common Shares, shares of Glimcher Preferred Shares or other equity securities of Glimcher or any Glimcher Subsidiary (other than in satisfaction of withholding Tax obligations pursuant to Glimcher Equity Awards to the extent permitted on the date of this Agreement by the applicable Glimcher Equity Plan and the applicable agreement evidencing the grant of such Glimcher Equity Award thereunder or pursuant to arrangements among Glimcher or any Glimcher Subsidiaries).  Neither Glimcher nor any Glimcher Subsidiary is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock or other ownership interest of Glimcher or any of the Glimcher Subsidiaries.

(d)                                 All dividends or other distributions on the Glimcher Common Shares and Glimcher Preferred Shares and any material dividends or other distributions on any securities of any Glimcher Subsidiary that is not wholly owned by Glimcher that have been authorized or declared prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.3                                    Authority.

(a)                                 Each of Glimcher and Glimcher LP has full organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of Glimcher Shareholder Approval, to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by Glimcher and Glimcher LP and the consummation by Glimcher and Glimcher LP of the transactions contemplated hereby have been duly and validly authorized by all necessary organizational action, and Glimcher Properties Corporation has approved this Agreement and the Partnership Merger as the sole general partner of Glimcher LP, and no other organizational proceedings on the part of any Glimcher Entity are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby, subject to receipt of Glimcher Shareholder Approval, the filing of the Articles of Acquisition Merger with and acceptance for record of the Articles of

Acquisition Merger by the SDAT and the due filing of the Partnership Certificate of Merger with the Delaware Secretary of State.  Glimcher’s board of trustees (the “Glimcher Board”), at a duly held meeting, has, by unanimous vote of the Glimcher Board members voting, (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Acquisition Merger and the other transactions contemplated hereby, (ii) directed that the Acquisition Merger and the other transactions contemplated hereby be submitted for consideration at the Glimcher Shareholder Meeting, and (iii) resolved to recommend that the shareholders of Glimcher vote in favor of the approval of the Acquisition Merger and the other transactions contemplated hereby (the “Glimcher Recommendation”) and to include such recommendation in the Proxy Statement, subject to Section 6.5.

(b)                                 This Agreement has been duly executed and delivered by Glimcher and Glimcher LP and, assuming due authorization, execution and delivery by each of the WPG Parties, constitutes a legally valid and binding obligation of Glimcher and Glimcher LP, enforceable against Glimcher and Glimcher LP in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 4.4                                    No Conflict; Required Filings and Consents.

(a)                                 Except as set forth in Section 4.4(a) of the Glimcher Disclosure Letter, the execution and delivery of this Agreement by Glimcher and Glimcher LP does not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by Glimcher and Glimcher LP will not, (i) assuming receipt of Glimcher Shareholder Approval, conflict with or violate any provision of (A) the Glimcher Declaration of Trust, the Glimcher Bylaws, Glimcher LP’s certificate of formation or the Glimcher LP Agreement or (B) any equivalent organizational or governing documents of any Glimcher Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.4(b) have been obtained, all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Glimcher or any Glimcher Subsidiary or by which any property or asset of Glimcher or any Glimcher Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 4.4(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of Glimcher or any Glimcher Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration, cancellation or payment (including disposition or similar fees) (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under, or result in the creation of a Lien on any property or asset of Glimcher or any Glimcher Subsidiary pursuant to, any note, bond, mortgage, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Glimcher or any Glimcher Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Glimcher Material Adverse Effect.

(b)                                 The execution and delivery of this Agreement by Glimcher and Glimcher LP does not, and the performance of this Agreement by Glimcher and Glimcher LP will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) a proxy statement relating to the Glimcher Shareholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) and a registration statement on Form S-4 pursuant to which the offer and sale of shares of WPG Common Stock and New WPG Preferred Stock in the Acquisition Merger will be registered pursuant to the Securities Act and in which the Proxy Statement will be included as a prospectus (together with any amendments or supplements thereto, the “Form S-4”), and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Articles of Acquisition Merger with and the acceptance for record of the Articles of Acquisition Merger by the SDAT in such form as required by, and executed in accordance with the relevant provisions of, Maryland REIT Law and the MGCL, (iii) the due filing of the Partnership Certificate of Merger with the Delaware Secretary of State, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (v) such filings as may be required in connection with state and local transfer Taxes, (vi) as may be required under the rules and regulations of the NYSE, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect.

Section 4.5                                    Permits; Compliance with Law.

(a)                                 Glimcher and each Glimcher Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority necessary for the Glimcher Entities to own, lease and, to the extent applicable, operate their properties or to carry on their respective business substantially as it is being conducted as of the date of this Agreement (the “Glimcher Permits”), and all such Glimcher Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Glimcher Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect.  All applications required to have been filed for the renewal of the Glimcher Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Glimcher Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Glimcher Material Adverse Effect.  Since January 1, 2012, neither Glimcher nor any Glimcher Subsidiary has received any claim or notice from a Governmental Authority nor has any knowledge indicating that Glimcher or any Glimcher Subsidiary is currently not in compliance with the terms of any such Glimcher Permits, except where the failure to be in compliance with the terms of any such Glimcher Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect.

(b)                                 Since January 1, 2012, neither Glimcher nor any Glimcher Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to Glimcher or any Glimcher Subsidiary or by which any property or asset of Glimcher or any Glimcher Subsidiary is bound or (ii) any Glimcher Permits, except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Glimcher Material Adverse Effect.

Section 4.6                                    SEC Filings; Financial Statements.

(a)                                 Glimcher has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after January 1, 2012 (collectively, the “Glimcher SEC Filings”).  Each Glimcher SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Glimcher Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b)                                 Each of the consolidated financial statements contained or incorporated by reference in the Glimcher SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Glimcher and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to the absence of notes and normal year-end adjustments).

(c)                                  Glimcher and Glimcher Subsidiaries have devised and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management’s authorization and (2) transactions are recorded as necessary to permit preparation of the financial statements of Glimcher and Glimcher Subsidiaries and to maintain accountability for the assets of Glimcher and Glimcher Subsidiaries.  Since January 1, 2012, Glimcher has disclosed to Glimcher’s auditors and the audit committee of the Glimcher Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Glimcher’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Glimcher’s internal controls, and Glimcher has made available to WPG copies of any material written materials relating to the foregoing.  The disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Glimcher are reasonably designed to ensure that material information required to be disclosed by Glimcher in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Glimcher to allow timely decisions regarding required disclosure and to enable Glimcher’s principal executive officer and its principal financial officer to make the certifications required under the Exchange Act with respect to such reports.

(d)                                 Except as set forth in Section 4.6(d) of the Glimcher Disclosure Letter or as and to the extent disclosed or reserved against on Glimcher’s most recent balance sheet (or in the notes thereto) included in the Glimcher SEC Filings, none of Glimcher or its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be reflected or reserved against in a consolidated balance sheet (or in the notes thereto), except for liabilities or obligations (i) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Glimcher SEC Filings, (ii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Glimcher Material Adverse Effect or (iii) incurred in connection with this Agreement or the transactions contemplated hereunder.

(e)                                  Except as set forth in Section 4.6(e) of the Glimcher Disclosure Letter, to the knowledge of Glimcher, none of the Glimcher SEC Filings is as of the date of this Agreement the subject of ongoing SEC review and Glimcher has not received any comments from the SEC with respect to any of the Glimcher SEC Filings which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting Glimcher which has not been adequately addressed.

Section 4.7                                    Disclosure Documents.

(a)                                 None of the information supplied or to be supplied in writing by or on behalf of Glimcher or any Glimcher Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the shareholders of Glimcher and at the time of the Glimcher Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(b)                                 Notwithstanding anything to the contrary in this Section 4.7 or this Agreement, Glimcher makes no representation or warranty with respect to statements made or incorporated, or omissions included, in the Form S-4 or the Proxy Statement to the extent such statements or omissions are based upon information supplied to Glimcher by or on behalf of a WPG Party.

Section 4.8                                    Absence of Certain Changes or Events.  Between December 31, 2013 and the date of this Agreement, except as contemplated by this Agreement or as set forth in Section 4.8 of the Glimcher Disclosure Letter, (a) Glimcher and each Glimcher Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Glimcher Material Adverse Effect.

Section 4.9                                    Employee Benefit Plans.

(a)                                 Section 4.9(a) of the Glimcher Disclosure Letter sets forth all Benefit Plans sponsored, maintained or contributed to by Glimcher or any Glimcher Subsidiary as of the date of this Agreement (the “Glimcher Benefit Plans”).  With respect to each material Glimcher Benefit Plan, Glimcher has made available to WPG a true, correct, and complete copy of (i) each writing constituting a part of such Glimcher Benefit Plan, including all plan documents, trust agreements, insurance contracts, and other funding vehicles, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any, (iii) the current summary plan description and any material modifications thereto, if any, (iv) the most recent annual financial report, if any, (v) the most recent annual actuarial report, if any, and (vi) the most recent determination letter from the IRS, if any.

(b)                                 Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect: (i) none of Glimcher, any Glimcher Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any employee benefit plan, program or arrangement (including any agreement, program, policy, or other arrangement under which any current or former officer, employee, director, or consultant has any present or future right to benefits), which has created or will create any obligation with respect to, or has resulted in or will result in any liability to any WPG Party or any of their respective Subsidiaries and (ii) each Glimcher Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is so qualified, and no circumstances exist and no events have occurred that could adversely affect the qualified status of any such plan.

(c)                                  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect: (i) each Glimcher Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code, to the extent applicable thereto; (ii) all contributions or other amounts required to be made to any Glimcher Benefit Plan by applicable Law or regulation or by any Glimcher Benefit Plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Glimcher Benefit Plan, for any period through the date of this Agreement have been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been accrued in accordance with GAAP; and (iii) there are no pending, threatened or, to the knowledge of Glimcher, anticipated claims (other than ordinary claims for benefits in accordance with the terms of Glimcher Benefit Plans and appeals of such claims) by, on behalf of or against any of the Glimcher Benefit Plans or any trusts related thereto that could reasonably be expected to result in any liability of Glimcher or any Glimcher Subsidiary.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect, neither Glimcher nor any Glimcher Subsidiary nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Glimcher Benefit Plans or their related trusts, Glimcher, any Glimcher Subsidiary or any Person that Glimcher or any Glimcher Subsidiary has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(d)                                 None of Glimcher, any Glimcher Subsidiary or any of their respective ERISA Affiliates maintains, contributes to or participates in, or otherwise has any obligations or liability, or has within the last six (6) years maintained, contributed to, or participated in, or otherwise has any obligation or liability, in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect, there does not exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of Glimcher or any Glimcher Subsidiary following the Closing.  Without limiting the generality of the foregoing, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect, neither Glimcher nor any Glimcher Subsidiary, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(e)                                  Neither Glimcher nor any Glimcher Subsidiary have any liability for life, health, medical, or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Glimcher or any Glimcher Subsidiary.

(f)                                   Except as set forth on Section 4.9(f) of the Glimcher Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with any other event) result in, cause the accelerated vesting, funding, or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, or director of Glimcher or any Glimcher Subsidiary, or result in any limitation on the right of Glimcher or any Glimcher Subsidiary to amend, merge, terminate, or receive a reversion of assets from any Glimcher Benefit Plan or related trust.  Without limiting the generality of the foregoing, except as set forth on Section 4.9(f) of the Glimcher Disclosure Letter, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Glimcher or any Glimcher Subsidiary in connection with the transactions contemplated hereby (either alone or in combination with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(g)                                  Except as set forth on Section 4.9(g) of the Glimcher Disclosure Letter, neither Glimcher nor any Glimcher Subsidiary has any gross-up or indemnity obligation under any Glimcher Benefit Plan for any Taxes imposed under Section 4999, 409A or 105(h) of the Code.

(h)                                 Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect: (i) each Glimcher Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005 and (ii) no Glimcher Benefit Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004.

(i)                                     The Glimcher Benefit Plans are not mandated by a government other than the United States and are not subject to the Laws of a jurisdiction outside of the United States.

Section 4.10                             Labor and Other Employment Matters.

(a)                                 Except as disclosed in Section 4.10 of the Glimcher Disclosure Letter, (i) neither Glimcher nor any Glimcher Subsidiary is a party to or bound by any collective bargaining or similar agreement (a “Collective Bargaining Agreement”) or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of Glimcher or any Glimcher Subsidiary, (ii) there are no strikes or lockouts with respect to any employees of Glimcher or any Glimcher Subsidiary (“Glimcher Employees”), (iii) to the knowledge of Glimcher, there is no union organizing effort pending or threatened against Glimcher or any Glimcher Subsidiary, (iv) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Glimcher, threatened with respect to Glimcher Employees, and (v) there is no slowdown, work stoppage or similar labor activity in effect or, to the knowledge of Glimcher, threatened with respect to Glimcher Employees; except, with respect to clauses (ii) through (v) hereof, as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Glimcher Material Adverse Effect.

(b)                                 Except for such matters as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Glimcher Material Adverse Effect, Glimcher and the Glimcher Subsidiaries are, and have been, in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment, (iii) wages and hours, (iv) unfair labor practices, and (v) occupational safety and health and immigration.  Each individual who renders services to Glimcher or any Glimcher Subsidiary who is classified by Glimcher or such Glimcher Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purposes (including for purposes of taxation and Tax reporting and participation under Glimcher Benefit Plans) is properly so characterized.  Each Glimcher Employee has been properly classified as “exempt” or “non-exempt” under applicable Law.

(c)                                  Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Glimcher Material Adverse Effect, there have been no written claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer, trustee or director of Glimcher or any Glimcher Subsidiary at any time since January 1, 2012 and, to the knowledge of Glimcher, no facts exist that could reasonably be expected to give rise to such claims or actions.

Section 4.11                             Material Contracts.  (a) Except as set forth on Section 4.11 or Section 4.15 of the Glimcher Disclosure Letter or as filed as exhibits to the Glimcher SEC Filings, as of the date of this Agreement no Glimcher Entity is a party to or bound by the following (the term “Glimcher Material Contracts” shall mean, collectively, the documents listed in Section 4.11 of the Glimcher Disclosure Letter (or required to be so listed)):

(i)                                     any Contract that is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act, other than any such Contract that is not required to be filed under clause (iii)(C) thereof;

(ii)                                  any partnership, joint venture, limited liability company or other similar agreements or arrangements with a Third Party;

(iii)                               any Contract or executed letter of intent involving or providing for the future disposition or acquisition of assets or properties with a fair market value or purchase price in excess of $2,500,000, or any merger, consolidation, or similar business combination transaction;

(iv)                              any Contract relating to development, construction, capital expenditures or purchase of materials, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business consistent with past practice) in each case requiring aggregate payments by a Glimcher Entity in excess of $5,000,000 during their remaining term and that is not terminable by such Glimcher Entity without penalty within ninety (90) days;

(v)                                 any Collective Bargaining Agreement;

(vi)                              any employment agreement, change of control agreement, severance agreement, retention agreement and any other Contract or agreement with any current officer or director;

(vii)                           agreement or indenture relating to any Indebtedness (including any guarantee thereof) in an amount in excess of $5,000,000 or any letters of credit or similar instruments issued for the account of any Glimcher Entity or to mortgaging, pledging or otherwise placing a Lien securing obligations in excess of $5,000,000 on any portion of the assets of the Glimcher Entity, other than any such agreement, indenture, letter of credit or instrument solely between or solely among Glimcher and wholly owned Glimcher Subsidiaries;

(viii)                        lease or Contract with Third Parties under which it is lessee of, or holds or operates any personal property or real property owned by any other party, for which the annual rental exceeds $1,000,000;

(ix)                              any Contract or group of related Contracts, including any option agreement, providing for the acquisition or disposition, directly or indirectly, of any business, capital stock or assets or any property (whether by merger, sale of stock, sale of assets or otherwise) and under which any Glimcher Entity has continuing indemnification or other obligations, in each case to the extent material to the Glimcher Entities, taken as a whole;

(x)                                 any Contract relating to any interest rate, foreign exchange, derivatives or hedging transactions;

(xi)                              any Contract governing the sale, disposition or licensing of any Intellectual Property, or the provision of any information technology related services, by or to the Glimcher Entities, in each case to the extent material to the business of the Glimcher Entities, taken as a whole, and outside of the ordinary course of business consistent with past practice, other than licenses for the use of commercially available software;

(xii)                           any Contract that (i) restricts a Glimcher Entity from engaging in any line of business or obligates a Glimcher Entity not to compete with another Person or in any geographic area or during any period of time or that would otherwise limit the freedom of the Glimcher Entities from engaging in any line of business after the Closing Date or (ii) prohibits any Glimcher Entity from hiring or soliciting for hire any group of employees or customers, in each case in clauses (i) and (ii) that is material to any Glimcher Entity;

(xiii)                        any Contract pursuant to which a Glimcher Entity has an obligation to make an investment in or loan to any other Person, other than another Glimcher Entity;

(xiv)                       any Contract that prohibits the payment of dividends or distributions in respect of Glimcher Common Shares or shares of any Glimcher Entity, prohibit the pledging of the Glimcher Common Shares or shares of any Glimcher Entity or prohibit the issuance of guarantees by a Glimcher Entity, in each case that will not be terminated at or prior to the Closing Date; or

(xv)                          any Contract granting to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any Glimcher Properties that, individually or in the aggregate, is material to the Glimcher Entities, taken as a whole.

(b)                                 Except as would not reasonably be expected, individually or in the aggregate, to have a Glimcher Material Adverse Effect, each Material Contract is valid and binding on each Glimcher Entity that is a party thereto, as applicable, on one hand, and, to the knowledge of the Glimcher Parties, each other party thereto, on the other, and is in full force and effect, enforceable against the Glimcher Entity party thereto and, to the knowledge of the Glimcher Parties, such other parties, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(c)                                  Except as would not reasonably be expected, individually or in the aggregate, to have a Glimcher Material Adverse Effect, (i) no Glimcher Entity has violated or breached, or committed any default under (or, to the knowledge of the Glimcher Parties, has received notice alleging default or breach under) any Glimcher Material Contract; (ii) to the knowledge of the Glimcher Parties, no other Person that is a party to any Glimcher Material Contract has violated or breached, or committed any default under (or has received notice alleging default or breach under) such Glimcher Material Contract; and (iii) to the knowledge of the Glimcher Parties, as of the date of this Agreement, no other event or circumstance has occurred that, with or without notice or lapse of time or both, would result in or give any party to any Glimcher Material Contract a right of acceleration or early termination thereof.

Section 4.12                             Litigation.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect, or as set forth in Section 4.12 of the Glimcher Disclosure Letter, (a) there is no Action pending or, to the knowledge of Glimcher, threatened, nor, to the knowledge of Glimcher, is there any investigation pending or threatened by any Governmental Authority, in each case, against Glimcher or any Glimcher Subsidiary, and (b) neither Glimcher nor any Glimcher Subsidiary, nor any of Glimcher’s or any Glimcher Subsidiary’s respective property, is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority.

Section 4.13                             Environmental Matters.

(a)                                 Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect, or as set forth in Section 4.13 of the Glimcher Disclosure Letter:

(i)                                     Glimcher and each Glimcher Subsidiary are in compliance with all applicable Environmental Laws;

(ii)                                  Glimcher and each Glimcher Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing;

(iii)                               Neither Glimcher nor any Glimcher Subsidiary has received any written notice, demand, letter or claim alleging that Glimcher or any such Glimcher Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against Glimcher or any Glimcher Subsidiary which remains unresolved, and there is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of Glimcher, threatened against Glimcher and any Glimcher Subsidiary under any Environmental Law;

(iv)                              Except with respect to conditions included in “no further action letters” made available to WPG prior to the date of this Agreement, neither Glimcher nor any Glimcher Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no litigation or other proceeding is pending or, to the knowledge of Glimcher, threatened against, and to the knowledge of Glimcher, there is no investigation pending or threatened against, Glimcher or any Glimcher Subsidiary under any Environmental Law;

(v)                                 Neither Glimcher nor any Glimcher Subsidiary has assumed, by contract or, to the knowledge of Glimcher, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances;

(vi)                              Neither Glimcher nor any Glimcher Subsidiary has caused, and, to the knowledge of Glimcher, no Third Party has caused, any release of a Hazardous Substance that would be required to be investigated or remediated by Glimcher or any Glimcher Subsidiary under any Environmental Law; and

(vii)                           There is no site to which Glimcher or any Glimcher Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the knowledge of Glimcher, is or could reasonably be expected to become the subject of any Action under Environmental Law.

Section 4.14                             Intellectual Property. Except as set forth in Section 4.14 of the Glimcher Disclosure Letter or as, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect, (i) Glimcher and the Glimcher Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of Glimcher and the Glimcher Subsidiaries as it is currently conducted, (ii) the conduct of the business of Glimcher and the Glimcher Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (iii) there are no pending or, to the knowledge of Glimcher, threatened claims with respect to any of the Intellectual Property rights owned by Glimcher or any Glimcher Subsidiary, and (iv) to the knowledge of Glimcher, no Third Party is currently infringing or misappropriating Intellectual Property owned by Glimcher or any Glimcher Subsidiary.  Glimcher and the Glimcher Subsidiaries are taking all actions that are reasonably necessary to maintain and protect each material item of Intellectual Property that they own.

Section 4.15                             Properties.

(a)                                 Section 4.15(a) (Part I) of the Glimcher Disclosure Letter sets forth a list of the address of each real property owned or leased (as lessee or sublessee), including ground leased, by Glimcher or any Glimcher Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Glimcher Property” and collectively referred to herein as the “Glimcher Properties”).  Section 4.15(a) (Part II) of the Glimcher Disclosure Letter sets forth a list of the address of each facility and real property which, as of the date of this Agreement, is under contract or signed letter of intent by Glimcher or a Glimcher Subsidiary for purchase or sale by Glimcher or such Glimcher Subsidiary or which is required under a binding contract to be leased or subleased by Glimcher or a Glimcher Subsidiary after the date of this Agreement.  Except as set forth in Section 4.15(a) (Part II) of the Glimcher Disclosure Letter, there are no real properties that Glimcher or any Glimcher Subsidiary is obligated to buy, lease or sublease at some future date.  Section 4.15(a) (Part III) of the Glimcher Disclosure Letter sets forth a list of all commissions, fees and other amounts payable (or to become payable) in connection with the disposition of each Glimcher Property that is currently under contract for sale, being marketed or held for sale by Glimcher or a Glimcher Subsidiary.

(b)                                 Glimcher or a Glimcher Subsidiary owns good and marketable fee simple title or leasehold title (as applicable) to each of Glimcher Properties, in each case, free and clear of Liens, except for Glimcher Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Glimcher Material Adverse Effect.  For the purposes of this Agreement, “Glimcher Permitted Liens” shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of Glimcher (if such reserves are required pursuant to GAAP) or that are otherwise not material, (iii) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed by any Governmental Authority, (iv) Liens that are disclosed on the existing Glimcher Title Insurance Policies made available by or on behalf of Glimcher or any Glimcher Subsidiary to WPG prior to the date of this Agreement and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (v) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings or that are otherwise not material, and (vi) any other Liens that do not materially adversely impair the value of the applicable Glimcher Property or the continued use and operation of the applicable Glimcher Property as currently used and operated or are being contested in the ordinary course of business in good faith.

(c)                                  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect, Glimcher Properties are supplied with utilities and other services reasonably required for their continued operation as they are now being operated.

(d)                                 Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect, each of Glimcher Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

(e)                                  Except for discrepancies, errors or omissions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Glimcher Material Adverse Effect, the rent rolls for each of the Glimcher Properties, as of September 1, 2014, which rent rolls have previously been made available by or on behalf of Glimcher or any Glimcher Subsidiary to WPG, correctly reference each lease or sublease that was in effect as of September 1, 2014 and to which Glimcher or the Glimcher Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Glimcher Properties other than short term leases that are terminable by Glimcher or the applicable Glimcher Subsidiary without fee or penalty upon thirty (30) days or less prior notice (the “Short Term Specialty Leases”) (all leases or subleases (including any triple-net leases), together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto, but not including Short Term Specialty Leases, the “Glimcher Leases”).

(f)                                   Except where the failure to have such policies, individually or in the aggregate, would not be material to Glimcher and the Glimcher Subsidiaries or except as provided in Section 4.15(f) of the Glimcher Disclosure Letter, Glimcher and each Glimcher Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Glimcher Property (each, a “Glimcher Title Insurance Policy” and, collectively, the “Glimcher Title Insurance Policies”).  To the knowledge of Glimcher, no written claim has been made against any Glimcher Title Insurance Policy, which, individually or in the aggregate, would be material to any Glimcher Property.

(g)                                  To the knowledge of Glimcher, Section 4.15(g) of the Glimcher Disclosure Letter lists each Glimcher Property which is (i) under development as of the date of this Agreement, and (ii) which as of the date of this Agreement is subject to a binding agreement for development or commencement of construction by Glimcher or a Glimcher Subsidiary, in each case other than those pertaining to obligations of Glimcher or a Glimcher Subsidiary under executed Glimcher Leases and other than those pertaining to capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business consistent with past practice being performed by Glimcher or a Glimcher Subsidiary that are individually in the amount of $5,000,000 or less.

(h)                                 Glimcher or a Glimcher Subsidiary has good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect.  None of Glimcher’s or any of the Glimcher Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Glimcher Permitted Liens and Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Glimcher Material Adverse Effect.

(i)                                     As of the date of this Agreement, neither Glimcher nor any Glimcher Subsidiary has received any written notice of any condemnation or eminent domain proceeding nor, to the knowledge of Glimcher, has any condemnation or eminent domain proceeding been threatened with respect to any owned Glimcher Property or Glimcher Lease, in each case, except for condemnation or eminent domain proceedings that have not had and would not reasonably be expected to have, individually or in the aggregate, a Glimcher Material Adverse Effect.

(j)                                    Except as set forth in Section 4.15(j) of the Glimcher Disclosure Letter, for Glimcher Permitted Liens or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Glimcher Material Adverse Effect, there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or binding letter of intent to sell or ground lease any Glimcher Property or any portion thereof that is owned by any Glimcher Subsidiary, which, in each case, is in favor of any party other than Glimcher or a Glimcher Subsidiary.

(k)                                 Section 4.15(k) of the Glimcher Disclosure Letter lists the parties currently providing third party property management services to Glimcher or a Glimcher Subsidiary and the number of facilities currently managed by each such party.

Section 4.16                             Taxes. Except as set forth in Section 4.16 of the Glimcher Disclosure Letter:

(a)                                 Each of Glimcher and each Glimcher Subsidiary has (i) duly and timely filed (or there have been duly and timely filed on its behalf) with the appropriate Governmental Authority all U.S. federal income and all other material Tax Returns required to be filed by it (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns are true, correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on its behalf) all material Taxes required to be paid by it, whether or not shown (or required to be shown) on any Tax Return (other than such Taxes that are being contested in good faith by appropriate proceedings or for which adequate reserves have been established in the consolidated financial statements contained in the Glimcher SEC Filings in accordance with GAAP).

(b)                                 The financial statements contained in the Glimcher SEC Filings reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all material Taxes payable by Glimcher and the Glimcher Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.  To the knowledge of Glimcher, the Taxes payable by Glimcher and the Glimcher Subsidiaries since the date of the financial statements contained in the last Glimcher SEC filings through the Closing Date with respect to all taxable periods and portions thereof through the Closing Date will not materially exceed such reserve as adjusted through the Closing Date for the passage of time and ordinary course business operations of Glimcher and the Glimcher Subsidiaries.

(c)                                  Glimcher (i) for its taxable years commencing with Glimcher’s initial taxable year that ended on December 31, 1994 and through and including its taxable year ended December 31, 2013 has qualified to be taxed as a real estate investment trust within the meaning of and under the provisions of Sections 856 et seq. of the Code (a “REIT”) for U.S. federal income tax purposes for all such years; (ii) has operated since January 1, 2014 to the date of this Agreement in such a manner so as to qualify as a REIT for U.S. federal income Tax purposes; (iii) intends to continue to operate in such a manner so as to qualify as a REIT for its taxable year ending on the Closing Date; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status or qualification as a REIT, and no such challenge to its status or qualification as a REIT is pending, being threatened in writing or, to Glimcher’s knowledge, otherwise threatened or asserted.

(d)                                 Each Glimcher Subsidiary has been at all times since the later of its acquisition by Glimcher or formation through the date hereof, and at all times through the Acquisition Merger (and the consummation thereof) will be, treated for U.S. federal and state income Tax purposes as (i) a partnership or a disregarded entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary or (iii) a Taxable REIT Subsidiary.

(e)                                  Neither Glimcher nor any Glimcher Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to Section 1374 of the Code.

(f)                                   (i) There are no Tax Proceedings pending, threatened in writing or, to Glimcher’s knowledge, otherwise threatened or asserted, for and/or in respect of any material Taxes or material Tax Returns of Glimcher or any Glimcher Subsidiary and neither Glimcher nor any Glimcher Subsidiary is a party to any litigation or administrative proceeding relating to Taxes; (ii) no deficiency for Taxes of Glimcher or any Glimcher Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of Glimcher, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith by appropriate proceedings or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect; (iii) neither Glimcher nor any Glimcher Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any material Tax that has not since expired; (iv) neither Glimcher nor any Glimcher Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; (v) neither Glimcher nor any Glimcher Subsidiary has received a written claim by any Governmental Authority in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction; and (vi) neither Glimcher nor any Glimcher Subsidiary has entered into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) that would have any material effect in a post-Closing Tax period.

(g)                                  Since its formation, neither Glimcher nor any Glimcher Subsidiary that is subject to taxation as a REIT has incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code.

(h)                                 Each of Glimcher and each Glimcher Subsidiary has complied in all material respects with all applicable Laws relating to the collection, withholding (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or any corresponding or similar provisions of state, local or foreign Laws) and remittance of Taxes and has duly and timely collected and withheld and, in each case, paid over to the appropriate Governmental Authorities on or prior to the due date therefor, all material amounts required to be so collected or withheld.  To the knowledge of Glimcher, neither Glimcher nor any Glimcher Subsidiary has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code.  To the knowledge of Glimcher, neither Glimcher nor any Glimcher Subsidiary has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code.

(i)                                     There are no Glimcher Tax Protection Agreements currently in force, and no Person has raised, threatened to raise in writing or, to the knowledge of Glimcher, otherwise threatened to raise, a material claim against Glimcher or any Glimcher Subsidiary for any breach of any Glimcher Tax Protection Agreement and none of the transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any Glimcher Tax Protection Agreement.  As used herein, “Glimcher Tax Protection Agreement” means any agreement to which Glimcher, Glimcher LP or any other Glimcher Subsidiary is a party and pursuant to which (i) any liability to any direct or indirect holder of partnership interests in Glimcher LP or any other partnership interest in any Glimcher Subsidiary Partnership (“Relevant Glimcher Partnership Interest”) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a direct or indirect holder of a Relevant Glimcher Partnership Interest, a party to such agreement has agreed to (A) maintain a minimum level of debt or continue a particular debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making any Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect subsidiaries, (F) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code, and/or (G) only dispose of assets in a particular manner; (iii) any Person has been or is required to be given the opportunity to guaranty, indemnify or assume debt of any Glimcher Subsidiary Partnership or any direct or indirect subsidiary of any Glimcher Subsidiary Partnership or are so guarantying or indemnifying, or have so assumed, such debt; and/or (iv) any other agreement that would require any Glimcher Subsidiary Partnership or the general partner, manager, managing member or other similarly-situated Person of such Glimcher Subsidiary Partnership or any direct or indirect subsidiary of such Glimcher Subsidiary Partnership to consider separately the interests of the limited partners, members or other beneficial owners of such Glimcher Subsidiary Partnership or the holder of interests in such Glimcher Subsidiary Partnership in connection with any transaction or other action.  As used herein, “Glimcher Subsidiary Partnership” means Glimcher LP or any other Glimcher Subsidiary that is a partnership for U.S. federal income tax purposes.

(j)                                    Each Glimcher Subsidiary Partnership has made, or will have made prior to the Closing, a valid election under Section 754 of the Code, which election shall be in effect for the taxable year of such Glimcher Subsidiary Partnership that ends on or includes the Closing Date.

(k)                                 There are no Tax Liens for material Taxes upon any property or assets of Glimcher or any Glimcher Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(l)                                     Neither Glimcher nor any Glimcher Subsidiary has received or is subject to any ruling of a Governmental Authority that is still in effect or has any request for such ruling pending with any Governmental Authority. Neither Glimcher nor any Glimcher Subsidiary has entered into any “closing agreement” within the meaning of Section 7121 of the Code or any corresponding or similar provision of state, local or foreign Law) or any other agreement with a Governmental Authority, in each case, with respect to any Taxes which agreement will be binding or have effect in a post-Closing Tax period.

(m)                             There are no Tax allocation, Tax sharing or similar agreements or arrangements with respect to or involving Glimcher or any Glimcher Subsidiary, and after the Closing Date neither Glimcher nor any Glimcher Subsidiary shall be bound by any such Tax allocation, Tax sharing or similar agreements or arrangements or have any liability thereunder, in each case, other than agreements solely between or among Glimcher and/or any Glimcher Subsidiary, customary tax indemnification provisions of commercial or credit agreements entered into in the ordinary course of business and any Glimcher Tax Protection Agreements.

(n)                                 Neither Glimcher nor any Glimcher Subsidiary (A) is or has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or any other unitary, combined, consolidated or similar Tax group or (B) has any liability for the Taxes of any Person (other than Glimcher or any Glimcher Subsidiary) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of any state, local, or foreign law), as a transferee or successor, or otherwise.

(o)                                 Neither Glimcher nor any Glimcher Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(p)                                 Neither Glimcher nor any Glimcher Subsidiary (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(q)                                 Neither Glimcher nor any of the Glimcher Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) that is a part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) with the transactions contemplated by this Agreement.

Section 4.17                             Insurance.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Glimcher Material Adverse Effect, the insurance policies (including title insurance policies, fidelity bonds or other insurance service contracts) covering the Glimcher Properties (the “Glimcher Insurance Policies”) are sufficient in order for Glimcher to comply with all applicable Laws and the requirements of any Glimcher Lease.  Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Glimcher Material Adverse Effect, there is no claim for coverage by Glimcher or any Glimcher Subsidiary pending under any of Glimcher Insurance Policies that has been denied by the insurer.  Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Glimcher Material Adverse Effect, all premiums payable under all Glimcher Insurance Policies have been paid, and Glimcher and the Glimcher Subsidiaries have otherwise complied in all material respects with the terms and conditions of any material Glimcher Insurance Policies.  To the knowledge of Glimcher, such Glimcher Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect and no written notice of cancellation or termination has been received by Glimcher or any Glimcher Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation, except for such failure to be in full force and effect or replace such policy that has not had, and would not reasonably be expected to have, individually on in the aggregate, a Glimcher Material Adverse Effect.

Section 4.18                             Opinion of Financial Advisor.  The Glimcher Board has received the written opinion of GreenOak Real Estate Advisors and Morgan Stanley & Co., to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such written opinion, the Merger Consideration to be received by the holders of Glimcher Common Shares is fair, from a financial point of view, to such holders.

Section 4.19                             Takeover Statutes.  None of Glimcher or any Glimcher Subsidiary is a holder of, nor at any time during the last two (2) years has held, 10% or more of the then outstanding WPG Common Stock.

Section 4.20                             Vote Required.  The affirmative vote, at a duly called and held meeting of shareholders, of the holders of Glimcher Common Shares entitled to cast at least two-thirds of all the votes entitled to be cast on the matter (the “Glimcher Shareholder Approval”) is the only vote of the holders of any class or series of shares of beneficial interests of Glimcher necessary to approve the Acquisition Merger, the Partnership Merger or the other transactions contemplated hereby.  No vote of the holders of any limited partnership units of Glimcher LP is necessary to approve the Acquisition Merger, the Partnership Merger or the other transactions contemplated hereby.

Section 4.21                             Brokers.  Except as set forth in Section 4.21 of the Glimcher Disclosure Letter, no broker, finder or investment banker (other than GreenOak Real Estate Advisors and Morgan Stanley & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of Glimcher or any Glimcher Subsidiary. Glimcher has made available to WPG a true and correct copy of its engagement letters with GreenOak Real Estate Advisors and Morgan Stanley & Co.

Section 4.22                             Investment Company Act.  Neither Glimcher nor any Glimcher Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 4.23                             Affiliate Transactions.  Except as set forth in Section 4.23 of the Glimcher Disclosure Letter or in Glimcher SEC Filings made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2012 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Glimcher or any Glimcher Subsidiary, on the one hand, and any Affiliates (other than Glimcher Subsidiaries) of Glimcher or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.24                             Simon Side Letter.  As of the execution and delivery of this Agreement, the Simon Side Letter is in full force and effect and constitutes the legal, valid and binding obligation of Glimcher, except as limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. The Simon Side Letter has not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the respective commitments contained in the Simon Side Letter have not been withdrawn, rescinded, terminated, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement.  As of the date of this Agreement, there are no side letters or other Contracts or arrangements or understandings to which Glimcher, Glimcher LP or any of their respective Affiliates is a party related to the Simon Purchase of Assets other than the Simon Side Letter. As of the execution and delivery of this Agreement, (i) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) or result in a failure to satisfy a condition precedent, in each case, on the part of Glimcher under the Simon Side Letter, and (ii) Glimcher does not have any reason to believe that any of the conditions to the Simon Purchase of Assets will not be satisfied or that the Simon Purchase of Assets will not be consummated immediately prior to the Acquisition Merger Effective Time.

Section 4.25                             No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Article IV, each of the WPG Parties acknowledges that none of the Glimcher Parties nor any Person acting on their behalf (including their auditors, attorneys, financial advisors, other consultants or advisors) make any other express or any implied representations or warranties whatsoever and specifically (but without limiting the generality of the foregoing) that neither of the Glimcher Parties nor any Person acting on their behalf (including their auditors, attorneys, financial advisors, other consultants or advisors) make any representation or warranty with respect to (i) Glimcher or any Glimcher Subsidiaries, any of their businesses, affairs, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Glimcher or the Glimcher Subsidiaries or (ii) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by the Glimcher Parties or any Person acting on their behalf (including their auditors, attorneys, financial advisors, other consultants or advisors) to any WPG Party, any Affiliate of a WPG Party or any Person acting on any of their behalf, including in any “data rooms” or management presentations.

Article V

REPRESENTATIONS AND WARRANTIES
OF THE WPG PARTIES

Except (a) as set forth in the disclosure letter delivered by WPG to Glimcher contemporaneously with the execution and delivery of this Agreement (the “WPG Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the WPG Disclosure Letter with respect to any Section or subsection of this Agreement shall be deemed disclosed with respect to any other Section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, provided that nothing in the WPG Disclosure Letter is intended to broaden the scope of any representation or warranty of the WPG Parties made herein), or (b) as disclosed in publicly available WPG SEC Filings, filed with, or furnished to, as applicable, the SEC on or after January 1, 2013 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the WPG Parties hereby jointly and severally represent and warrant to the Glimcher Parties as follows:

Section 5.1                                    Organization and Qualification; Subsidiaries.

(a)                                 WPG is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.  WPG is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a WPG Material Adverse Effect.

(b)                                 WPG LP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Indiana and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.  WPG LP is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a WPG Material Adverse Effect.

(c)                                  Each WPG Subsidiary (other than WPG LP) is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a WPG Material Adverse Effect.  Each WPG Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a WPG Material Adverse Effect.

(d)                                 WPG has made available to Glimcher complete and correct copies of (i) the WPG Charter and the WPG Bylaws and (ii) WPG LP’s limited partnership agreement.

Section 5.2                                    Capital Structure.

(a)                                 The authorized capital stock of WPG consists of (i) 300,000,000 shares of WPG Common Stock.  At the close of business on September 5, 2014, (A) 155,162,597 shares of WPG Common Stock were issued and outstanding, (B) no shares of WPG Common Stock were held by WPG in its treasury, (C) no shares of preferred stock of WPG was issued and outstanding, (D) 10,000,000 shares of WPG Common Stock were reserved for issuance in respect of outstanding restricted stock units, LTIP Units and other stock based awards granted pursuant to the WPG Equity Plan and (E) 333,130 restricted stock units and LTIP Units have been granted pursuant to the WPG Equity Plan.  All of the outstanding shares of WPG Common Stock are duly authorized, validly issued, fully paid and nonassessable, and no class or series of capital stock of WPG is entitled to preemptive rights.  Except as disclosed in Section 5.2(a) of the WPG Disclosure Letter, there are no outstanding bonds, debentures, notes or other indebtedness of WPG having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of WPG Common Stock may vote.  Each WPG Equity Award has been granted in accordance in all material respects with the terms of the applicable WPG Equity Plan and the applicable agreement(s) evidencing grants thereunder, and with applicable Law.

(b)                                 There are 32,749,165 WPG LP Units issued and outstanding. Except as set forth in the preceding sentence, there are no other partnership interests or other equity or ownership interests in WPG LP and there are no existing options, profits interests, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the partnership interests or other equity or ownership interests in WPG LP or other securities which would require WPG LP to issue or sell any partnership interests or other equity or ownership interests in WPG LP.  All of the WPG LP Units are duly authorized and validly issued, and are not entitled to preemptive rights.  There are no outstanding bonds, debentures, notes or other indebtedness of WPG LP having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of WPG LP Units may vote.

(c)                                  All of the outstanding shares of capital stock of each of the WPG Subsidiaries that is a corporation is duly authorized, validly issued, fully paid and nonassessable.  All equity interests in each of the WPG Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued.  All shares of capital stock of (or other ownership interests in) each of the WPG Subsidiaries that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable.  Except as set forth in Section 5.2(a) of the WPG Disclosure Letter, WPG owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the WPG Subsidiaries, free and clear of all encumbrances other than (i) statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, (ii) transfer and other restrictions under applicable federal and state securities Laws and (iii) in the case of WPG

Subsidiaries that are immaterial to the WPG Entities, taken as a whole, immaterial Liens, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any WPG Subsidiary or which would require any WPG Subsidiary to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

(d)                                 Except as set forth in this Section 5.2(d) or in Section 5.2(d) of the WPG Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which WPG or any WPG Subsidiary is a party or by which any of them is bound, obligating WPG or any WPG Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of WPG Common Stock or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of WPG or any of the WPG Subsidiaries or obligating WPG or any WPG Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking.  Except as set forth in Section 5.2(d) of the WPG Disclosure Letter, as of the date of this Agreement, there are no outstanding contractual obligations of WPG or any WPG Subsidiary to repurchase, redeem or otherwise acquire any shares of WPG Common Stock or other equity securities of WPG or any WPG Subsidiary (other than in satisfaction of withholding Tax obligations pursuant to WPG Equity Awards to the extent permitted on the date of this Agreement by the applicable WPG Equity Plan and the applicable agreement evidencing the grant of such WPG Equity Award thereunder or pursuant to arrangements among WPG or any WPG Subsidiaries).  Neither WPG nor any WPG Subsidiary is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock or other ownership interest of WPG or any of the WPG Subsidiaries.

(e)                                  All dividends or other distributions on the shares of WPG Common Stock and any material dividends or other distributions on any securities of any WPG Subsidiary that is not wholly owned by WPG that have been authorized or declared prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 5.3                                    Authority.

(a)                                 Each WPG Party has the requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by each WPG Party and the consummation by each WPG Party of the transactions contemplated hereby have been duly and validly authorized by all necessary organizational action, and no other organizational proceedings on the part of any WPG Party are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby, subject to the filing of the Articles of Acquisition Merger with and acceptance for record of the Articles of Acquisition Merger by the SDAT and the due filing of the Partnership Certificate of Merger with the Delaware Secretary of State.  WPG’s board of directors (the “WPG Board”), at a duly held meeting, has, by unanimous vote of all of the WPG Board members voting, (i) duly and validly authorized the execution and delivery of this Agreement and the issuance of shares of WPG Common Stock as part of the Merger Consideration and the New WPG Preferred Stock as part of the Preferred Stock Merger Consideration (the “WPG Stock Issuance”), which shares, when issued, shall be validly issued, fully paid and non-assessable and (ii) declared advisable the Acquisition Merger, the WPG Stock Issuance and the other transactions contemplated hereby. The general partner of WPG LP has duly and validly authorized the issuance by WPG LP of WPG LP Units as part of the Partnership Merger Consideration, which units, when issued, shall be validly issued.

(b)                                 This Agreement has been duly executed and delivered by each WPG Party and, assuming due authorization, execution and delivery by Glimcher and Glimcher LP, constitutes a legally valid and binding obligation of each WPG Party, enforceable against such WPG Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 5.4                                    No Conflict; Required Filings and Consents.

(a)                                 Except as set forth in Section 5.4(a) of the WPG Disclosure Letter, the execution and delivery of this Agreement by each WPG Party does not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by each of WPG Party will not, (i) conflict with or violate any provision of (A) the WPG Charter, the WPG Bylaws, WPG LP’s certificate of formation or WPG LP’s limited partnership agreement or (B) any equivalent organizational or governing documents of any other WPG Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.4(a) have been obtained, all filings and notifications described in Section 5.4(a) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to any WPG Party or any WPG Subsidiary or by which any property or asset of any WPG Party or any WPG Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 5.4(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of WPG or any WPG Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration, cancellation or payment (including disposition or similar fees) (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under, or result in the creation of a Lien on any property or asset of any WPG Party or any WPG Subsidiary pursuant to, any note, bond, mortgage, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which any WPG Party or any WPG Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a WPG Material Adverse Effect.

(b)                                 The execution and delivery of this Agreement by each WPG Party does not, and the performance of this Agreement by each WPG Party will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Proxy Statement and the Form S-4 and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of the Articles of Acquisition Merger with and the acceptance for record of the Articles of Acquisition Merger by the SDAT in such form as required by, and executed in accordance with, the relevant provisions of Maryland REIT Law and the MGCL, (iv) the due filing of the Partnership Certificate of Merger with the Delaware Secretary of State, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) such filings as may be required in connection with state and local transfer Taxes, (vii) the filings, consents, authorizations and approvals set forth on Section 5.4(b) of the WPG Disclosure Letter, and (viii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect.

Section 5.5                                    Permits; Compliance with Law.

(a)                                 WPG, WPG LP and each other WPG Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority necessary for the WPG Entities to own, lease and, to the extent applicable, operate their properties or to carry on their respective business substantially as it is being conducted as of the date of this Agreement (the “WPG Permits”), and all such WPG Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the WPG Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect.  All applications required to have been filed for the renewal of WPG Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such WPG Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a WPG Material Adverse Effect.  Since January 1, 2012, neither WPG nor any WPG Subsidiary has received any claim or notice from a Government Authority nor has any knowledge indicating that WPG or any WPG Subsidiary is currently not in compliance with the terms of any such WPG Permits, except where the failure to be in compliance with the terms of any such WPG Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect.

(b)                                 Since January 1, 2012, none of WPG, WPG LP or any other WPG Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to WPG, WPG LP or any other WPG Subsidiary or by which any property or asset of WPG, WPG LP or any other WPG Subsidiary is bound or (ii) any WPG Permits, except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a WPG Material Adverse Effect.

Section 5.6                                    SEC Filings; Financial Statements.

(a)                                 WPG has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after May 6, 2014 (collectively, the “WPG SEC Filings”).  Each WPG SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, neither WPG LP nor any other WPG Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b)                                 Each of the consolidated financial statements contained or incorporated by reference in the WPG SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of WPG and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to the absence of notes and normal year-end adjustments).

(c)                                  WPG and WPG Subsidiaries have devised and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that:  (1) transactions are executed only in accordance with management’s authorization and (2) transactions are recorded as necessary to permit preparation of the financial statements of WPG and WPG Subsidiaries and to maintain accountability for the assets of WPG and WPG Subsidiaries.  Since January 1, 2012, and to WPG’s knowledge, WPG has disclosed to WPG’s auditors and the audit committee of the WPG Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect WPG’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in WPG’s internal controls, and WPG has made available to Glimcher copies of any material written materials relating to the foregoing.  The disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by WPG are reasonably designed to ensure that material information required to be disclosed by WPG in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of WPG to allow timely decisions regarding required disclosure and to enable WPG’s principal executive officer and its principal financial officer to make the certifications required under the Exchange Act with respect to such reports.

(d)                                 Except as and to the extent disclosed or reserved against on WPG’s most recent balance sheet (or in the notes thereto) included in the WPG SEC Filings, none of WPG or its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be reflected or reserved against in a consolidated balance sheet (or in the notes thereto), except for liabilities or obligations (i) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the WPG SEC Filings, (ii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a WPG Material Adverse Effect or (iii) incurred in connection with this Agreement or the transactions contemplated hereunder.

(e)                                  Except as set forth in Section 5.6(e) of the WPG Disclosure Letter, to the knowledge of WPG, none of the WPG SEC Filings is as of the date of this Agreement the subject of ongoing SEC review and WPG has not received any comments from the SEC with respect to any of the WPG SEC Filings which remains unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting WPG which has not been adequately addressed.

Section 5.7                                    Disclosure Documents.

(a)                                 None of the information supplied or to be supplied in writing by or on behalf of WPG, WPG LP or any other WPG Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the shareholders of Glimcher and at the time of the Glimcher Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(b)                                 Notwithstanding anything to the contrary in this Section 5.7(b) or this Agreement, neither WPG nor WPG LP makes any representation or warranty with respect to statements made or incorporated, or omissions included, in the Form S-4 or the Proxy Statement to the extent such statements or omissions are based upon information supplied to WPG by or on behalf of a Glimcher Party.

Section 5.8                                    Absence of Certain Changes or Events.  Between December 31, 2013 and the date of this Agreement, except as contemplated by this Agreement or as set forth in Section 5.8 of the WPG Disclosure Letter, (a) WPG, WPG LP and each other WPG Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) no WPG Party has taken any action that, if taken after the date hereof, would be in violation of Section 6.2(b)(vii) and (c) there has not been any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a WPG Material Adverse Effect.

Section 5.9                                    Employee Benefit Plans.

(a)                                 Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect:  (i) none of WPG, any WPG Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any employee benefit plan, program or arrangement (including any agreement, program, policy, or other arrangement under which any current or former officer, employee, director, or consultant has any present or future right to benefits), which has created or will create any obligation with respect to, or has resulted in or will result in any liability to any Glimcher Party or any of their respective Subsidiaries and (ii) each material Benefit Plan sponsored, maintained or contributed to by WPG or any WPG Subsidiary as of the date of this Agreement (a “WPG Benefit Plan”) that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is so qualified, and no circumstances exist and no events have occurred that could adversely affect the qualified status of any such plan.

(b)                                 Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect:  (i) each WPG Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code, to the extent applicable thereto; (ii) all contributions or other amounts required to be made to any WPG Benefit Plan by applicable Law or regulation or by any WPG Benefit Plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any WPG Benefit Plan, for any period through the date of this Agreement have been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been accrued in accordance with GAAP; and (iii) there are no pending, threatened or, to the knowledge of WPG, anticipated claims (other than ordinary claims for benefits in accordance with the terms of WPG Benefit Plans and appeals of such claims) by, on behalf of or against any of the WPG Benefit Plans or any trusts related thereto that could reasonably be expected to result in any liability of WPG or any WPG Subsidiary.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect, neither WPG nor any WPG Subsidiary nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the WPG Benefit Plans or their related trusts, WPG, any WPG Subsidiary or any Person that WPG or any WPG Subsidiary has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(c)                                  None of WPG, any WPG Subsidiary or any of their respective ERISA Affiliates maintains, contributes to or participates in, or otherwise has any obligations or liability, or has within the last six (6) years maintained, contributed to, or participated in, or otherwise has any obligation or liability, in connection with:  (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect, there does not exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of WPG or any WPG Subsidiary following the Closing.  Without limiting the generality of the foregoing, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect, neither WPG nor any WPG Subsidiary, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(d)                                 Neither WPG nor any WPG Subsidiary have any liability for life, health, medical, or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to WPG or any WPG Subsidiary.

(e)                                  Neither WPG nor any WPG Subsidiary has any gross-up or indemnity obligation under any WPG Benefit Plan for any Taxes imposed under Section 4999, 409A or 105(h) of the Code.

(f)                                   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect:  (i) each WPG Benefit Plan that is a Nonqualified Deferred Compensation Plan and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005 and (ii) no WPG Benefit Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the AJCA, has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004.

(g)                                  The WPG Benefit Plans are not mandated by a government other than the United States and are not subject to the Laws of a jurisdiction outside of the United States.

Section 5.10                             Labor and Other Employment Matters(a)                .

(a)                                 (i) Neither WPG nor any WPG Subsidiary is a party to or bound by any collective bargaining or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of WPG or any WPG Subsidiary, (ii) there are no strikes or lockouts with respect to any employees of WPG or any WPG Subsidiary (“WPG Employees”), (iii) to the knowledge of WPG, there is no union organizing effort pending or threatened against WPG or any WPG Subsidiary, (iv) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of WPG, threatened with respect to WPG Employees, and (v) there is no slowdown, work stoppage or similar labor activity in effect or, to the knowledge of WPG, threatened with respect to WPG Employees; except, with respect to clauses (ii) through (v) hereof, as would not have, or would not reasonably be expected to have, individually or in the aggregate, a WPG Material Adverse Effect.

(b)                                 Except for such matters as would not have, or would not reasonably be expected to have, individually or in the aggregate, a WPG Material Adverse Effect, WPG and the

WPG Subsidiaries are, and have been, in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment, (iii) wages and hours, (iv) unfair labor practices, and (v) occupational safety and health and immigration.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect, each individual who renders services to WPG or any WPG Subsidiary who is classified by WPG or such WPG Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purposes (including for purposes of taxation and Tax reporting and participation under WPG Benefit Plans) is properly so characterized.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect, each WPG Employee has been properly classified as “exempt” or “non-exempt” under applicable Law.

(c)                                  Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a WPG Material Adverse Effect, there have been no written claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer, or director of WPG or any WPG Subsidiary at any time since January 1, 2012 and, to the knowledge of WPG, no facts exist that could reasonably be expected to give rise to such claims or actions.

Section 5.11                             Litigation.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect or as set forth in Section 5.11 of the WPG Disclosure Letter, (a) there is no Action pending or, to the knowledge of WPG, threatened, nor, to the knowledge of WPG, is there any investigation pending or threatened by any Governmental Authority, in each case, against WPG, WPG LP or any other WPG Subsidiary, and (b) none of WPG, WPG LP or any other WPG Subsidiary, nor any of WPG’s, WPG LP’s or any other WPG Subsidiary’s respective property, is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority.

Section 5.12                             Environmental Matters.

(a)                                 Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect, or as set forth in Section 5.12 of the WPG Disclosure Letter:

(i)                                     WPG and each WPG Subsidiary are in compliance with all applicable Environmental Laws;

(ii)                                  WPG and each WPG Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing;

(iii)                               Neither WPG nor any WPG Subsidiary has received any written notice, demand, letter or claim alleging that WPG or any such WPG Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against WPG or any WPG Subsidiary which remains unresolved, and there is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of WPG, threatened against WPG and any WPG Subsidiary under any Environmental Law;

(iv)                              Except with respect to conditions included in “no further action letters” made available to WPG prior to the date of this Agreement, neither WPG nor any WPG Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no litigation or other proceeding is pending or, to the knowledge of WPG, threatened against, and to the knowledge of WPG, there is no investigation pending or threatened against, WPG or any WPG Subsidiary under any Environmental Law;

(v)                                 Neither WPG nor any WPG Subsidiary has assumed, by contract or, to the knowledge of WPG, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances;

(vi)                              Neither WPG nor any WPG Subsidiary has caused, and, to the knowledge of WPG, no Third Party has caused, any release of a Hazardous Substance that would be required to be investigated or remediated by WPG or any WPG Subsidiary under any Environmental Law; and

(vii)                           There is no site to which WPG or any WPG Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the knowledge of WPG, is or could reasonably be expected to become the subject of any Action under Environmental Law.

Section 5.13                             Properties.

(a)                                 WPG or a WPG Subsidiary owns good and marketable fee simple title or leasehold title (as applicable) to all the real property owned or leased (as lessee or sublessee), including ground leased, by WPG or any WPG Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “WPG Property” and collectively referred to herein as the “WPG Properties”), in each case, free and clear of Liens, except for WPG Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a WPG Material Adverse Effect.  Section 5.13(a) of the WPG Disclosure Letter sets forth a list of the addresses of each WPG Property. For the purposes of this Agreement, “WPG Permitted Liens” shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of WPG (if such reserves are required pursuant to GAAP) or that are otherwise not material, (iii) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed by any Governmental Authority, (iv) Liens that are disclosed on the existing WPG Title Insurance Policies made available by or on behalf of WPG or any WPG Subsidiary to Glimcher prior to the date of this Agreement and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (v) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings or that are otherwise not material, and (vi) any other Liens that do not materially adversely impair the value of the applicable WPG Property or the continued use and operation of the applicable WPG Property as currently used and operated or are being contested in the ordinary course of business in good faith.

(b)                                 To the knowledge of WPG, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect, WPG Properties are supplied with utilities and other services reasonably required for their continued operation as they are now being operated.

(c)                                  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect, each of WPG Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

(d)                                 Except where failure to have such policies, individually or in the aggregate, would not be material to WPG and the WPG Subsidiaries or except as provided in Section 5.13(d) of the WPG Disclosure Letter, WPG and each WPG Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each WPG Property (each, a “WPG Title Insurance Policy”).  To the knowledge of WPG, no written claim has been made against any WPG Title Insurance Policy, which, individually or in the aggregate, would be material to any WPG Property.

(e)                                  As of the date of this Agreement, neither WPG nor any WPG Subsidiary has received any written notice of any condemnation or eminent domain proceeding nor, to the knowledge of WPG, has any condemnation or eminent domain proceeding been threatened with respect to any owned WPG Property or WPG Lease, except for condemnation or eminent domain proceedings that have not had and would not reasonably be expected to have, individually or in the aggregate, a WPG Material Adverse Effect.

(f)                                   Except for WPG Permitted Liens and except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a WPG Material Adverse Effect, there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or binding letter of intent to sell or ground lease any WPG Property or any portion thereof that is owned by any WPG Subsidiary, which, in each case, is in favor of any party other than WPG or a WPG Subsidiary.

Section 5.14                             Taxes. Except as set forth in Section 5.14 of the WPG Disclosure Letter:

(a)                                 Each of WPG and each WPG Subsidiary has (i) duly and timely filed (or there have been duly and timely filed on its behalf) with the appropriate Governmental Authority all U.S. federal income and all other material Tax Returns required to be filed by it (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns are true, correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on its behalf) all material Taxes required to be paid by it, whether or not shown (or required to be shown) on any Tax Return (other than such Taxes that are being contested in good faith by appropriate proceedings or for which adequate reserves have been established in the consolidated financial statements contained in the WPG SEC Filings in accordance with GAAP).

(b)                                 The financial statements contained in the WPG SEC Filings reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all material Taxes payable by WPG and the WPG Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.  To the knowledge of WPG, the Taxes payable by WPG and the WPG Subsidiaries since the date of the financial statements contained in the last WPG SEC filings through the Closing Date with respect to all taxable periods and portions thereof through the Closing Date will not materially exceed such reserve as adjusted through the Closing Date for the passage of time and ordinary course business operations of WPG and the WPG Subsidiaries.

(c)                                  WPG (i) has operated since May 29, 2014 to the date of this Agreement in such a manner so as to qualify as a REIT for U.S. federal income Tax purposes, (ii) intends to continue to operate in such a manner so as to qualify as a REIT for its taxable year ending on December 31, 2014, and (iii) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status or qualification as a REIT, and no such challenge to its status or qualification as a REIT is pending, being threatened in writing or, to WPG’s knowledge, otherwise threatened or asserted.

(d)                                 Each WPG Subsidiary has been at all times since the later of its acquisition by WPG or formation through the date hereof, and at all times through the Acquisition Merger (and the consummation thereof) will be, treated for U.S. federal and state income Tax purposes as (i) a partnership or a disregarded entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, or (iii) a Taxable REIT Subsidiary.

(e)                                  Neither WPG nor any WPG Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to Section 1374 of the Code.

(f)                                   (i) There are no Tax Proceedings pending, threatened in writing or, to WPG’s knowledge, otherwise threatened or asserted, for and/or in respect of any material Taxes or material Tax Returns of WPG or any WPG Subsidiary and neither WPG nor any WPG Subsidiary is a party to any litigation or administrative proceeding relating to Taxes; (ii) no deficiency for material Taxes of WPG or any WPG Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of WPG, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith by appropriate proceedings or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect; (iii) neither WPG nor any WPG Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any material Tax that has not since expired; (iv) neither WPG nor any WPG Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; (v) neither WPG nor any WPG Subsidiary has received a written claim by any Governmental Authority in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction and (vi) neither WPG nor any WPG Subsidiary has entered into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) that would have any material effect in a post-Closing Tax period.

(g)                                  Since its formation, neither WPG nor any WPG Subsidiary that is subject to taxation as a REIT has incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code.

(h)                                 Each of WPG and each WPG Subsidiary has complied in all material respects with all applicable Laws relating to the collection, withholding (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or any corresponding or similar provisions of state, local or foreign Laws) and remittance of Taxes and has duly and timely collected and withheld and, in each case, paid over to the appropriate Governmental Authorities on or prior to the due date therefor, all material amounts required to be so collected or withheld.  To the knowledge of WPG, neither WPG nor any WPG Subsidiary has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code.  To the knowledge of WPG, neither WPG nor any WPG Subsidiary has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code.

(i)                                     There are no Tax Liens for material Taxes upon any property or assets of WPG or any WPG Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)                                    Neither WPG nor any WPG Subsidiary has received or is subject to any ruling of a Governmental Authority that is still in effect or has any request for such ruling pending with any Governmental Authority.  Neither WPG nor any WPG Subsidiary has entered into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) or any other agreement with a Governmental Authority, in each case, with respect to any Taxes which agreement will be binding or have effect in a post-Closing Tax period.

(k)                                 There are no Tax allocation, Tax sharing or similar agreements or arrangements with respect to or involving WPG or any WPG Subsidiary, in each case, other than agreements solely between or among WPG and/or any WPG Subsidiary, customary tax indemnification provisions of commercial or credit agreements entered into in the ordinary course of business and any WPG Tax Protection Agreements.

(l)                                     Neither WPG nor any WPG Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(m)                             Neither WPG nor any WPG Subsidiary (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

Section 5.15                             Insurance.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a WPG Material Adverse Effect, the insurance policies (including title insurance policies, fidelity bonds or other insurance service contracts) covering the WPG Properties (the “WPG Insurance Policies”) are sufficient in order for WPG to comply with all applicable Laws and the requirements of any WPG Lease.  Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a WPG Material Adverse Effect, there is no claim for coverage by WPG or any WPG Subsidiary pending under any of WPG Insurance Policies that has been denied by the insurer.  Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a WPG Material Adverse Effect, all premiums payable under all WPG Insurance Policies have been paid, and WPG and the WPG Subsidiaries have otherwise complied in all material respects with the terms and conditions of any material WPG Insurance Policies.  To the knowledge of WPG, such WPG Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect and no written notice of cancellation or termination has been received by WPG or any WPG Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation, except for such failure to be in full force and effect or replace such policy that has not had, and would not reasonably be expected to have, individually on in the aggregate, a WPG Material Adverse Effect.

Section 5.16                             Vote Required.  No vote of the holders of WPG Common Stock or holders of WPG LP Units is required to approve this Agreement or the transactions contemplated hereby.

Section 5.17                             Brokers.  No broker, finder or investment banker (other than Citigroup Global Markets Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of WPG, WPG LP or any other WPG Subsidiary.

Section 5.18                             Investment Company Act.  None of WPG, WPG LP or any other WPG Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 5.19                             Sufficient Funds.  At the Acquisition Effective Time, WPG will have available, and WPG will provide WPG LP with sufficient cash or lines of credit available to pay the cash portion of the Merger Consideration and any and all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including the Mergers, and any related fees and expenses.

Section 5.20                             Ownership of WPG LP; No Prior Activities.

(a)                                 WPG Merger Sub I and WPG Merger Sub II were formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  All of the interests of WPG Merger Sub I and WPG Merger Sub II are owned by WPG LP.

(b)                                 Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, WPG Merger Sub I and WPG Merger Sub II have not, and will not have prior to the Acquisition Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.21                             Takeover Statutes.  None of WPG, WPG LP or any other WPG Subsidiary is the holder of, nor at any time during the last two (2) years has held, 10% or more of the then outstanding Glimcher Common Shares.

Section 5.22                             Material Contracts.  (a) Except as set forth on Section 5.13 or Section 5.22 of the WPG Disclosure Letter or as filed as exhibits to the WPG SEC Filings, as of the date of this Agreement, no WPG Party is a party to or bound by the following (the term “WPG Material Contracts” shall mean, collectively, the documents listed in Section 5.22 of the WPG Disclosure Letter (or required to be so listed)):

(i)                                     any Contract that is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act, other than any such Contract that is not required to be filed under clause (iii)(C) thereof;

(ii)                                  any collective bargaining agreement with respect to its employees;

(iii)                               any Contract relating to development, construction, capital expenditures or purchase of materials, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business consistent with past practice) in each case requiring aggregate payments by a WPG Entity in excess of $10,000,000 during their remaining term and that is not terminable by such WPG Entity without penalty within ninety (90) days;

(iv)                              agreement or indenture relating to any Indebtedness in an amount in excess of $25,000,000 or any letters of credit or similar instruments issued for the account of any WPG Entity or to mortgaging, pledging or otherwise placing a Lien securing obligations in excess of $25,000,000 on any portion of the assets of the WPG Entity, other than any such agreement, indenture, letter of credit or instrument between or among WPG and the wholly owned WPG Subsidiaries;

(v)                                 any Contract or group of related Contracts, including any option agreement, providing for the acquisition or disposition, directly or indirectly, of any business, capital stock or assets or any property (whether by merger, sale of stock, sale of assets or otherwise) and under which any WPG Entity has continuing indemnification or other obligations, in each case to the extent material to the WPG Entities, taken as a whole;

(vi)                              any Contract with Simon Property Group or any Affiliate thereof (other than the Simon Purchase Agreement);

(vii)                           any Contract that (i) restricts a WPG Entity from engaging in any line of business or obligates a WPG Entity not to compete with another Person or in any geographic area or during any period of time or that would otherwise limit the freedom of the WPG Entities from engaging in any line of business after the Closing Date or (ii) contains exclusivity obligations or restrictions binding on any WPG Entity or (iii) prohibits any WPG Entity from hiring or soliciting for hire any group of employees or customers, in each case in clause (ii) and (iii) that is material to the WPG Entities, taken as a whole; or

(viii)                        any Contract that prohibits the payment of dividends or distributions in respect of shares of WPG Common Stock or shares of any WPG Entity, prohibit the pledging of the shares of WPG Common Stock or shares of any WPG Entity or prohibit the issuance of guarantees by a WPG Entity, in each case that will not be terminated at or prior to the Closing Date; or

(ix)                              any Contract containing most favored nations pricing provisions or granting to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any assets that, individually or in the aggregate, is material to the WPG Entities, taken as a whole.

(b)                                 Except as would not reasonably be expected, individually or in the aggregate, to have a WPG Material Adverse Effect, each Material Contract is valid and binding on each WPG Entity that is a party thereto, as applicable, on one hand, and, to the knowledge of the WPG Parties, each other party thereto, on the other, and is in full force and effect, enforceable against the WPG Entity party thereto and, to the knowledge of the WPG Parties, such other parties, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(c)                                  Except as would not reasonably be expected, individually or in the aggregate, to have a WPG Material Adverse Effect, (i) no WPG Entity has violated or breached, or committed any default under (or, to the knowledge of the WPG Parties, has received written notice alleging default or breach under) any WPG Material Contract; (ii) to the knowledge of the WPG Parties, no other Person that is a party to any WPG Material Contract has violated or breached, or committed any default under (or has received written notice alleging default or breach under) such WPG Material Contract and (iii) to the knowledge of the WPG Parties, as of the date of this Agreement, no other event or circumstance has occurred that, with or without notice or lapse of time or both, would result in or give any party to any WPG Material Contract a right of acceleration or early termination thereof.

Section 5.23                             Financing.  The obligations of WPG and WPG LP under this Agreement are not subject to any conditions regarding WPG’s, WPG LP’s, their respective Affiliates, or any other Person’s ability to obtain any financing with respect to the consummation of the transactions contemplated hereby. The WPG Parties acknowledge and agree, if the Financing has not been obtained, the WPG Parties shall continue to be obligated, prior to any termination of this Agreement pursuant to Section 8.1 and subject to the fulfillment or waiver of the conditions set forth in Article VII, to complete the Mergers and consummate the other transactions contemplated hereby in accordance with the terms and subject to the conditions set forth in this Agreement. WPG has provided to Glimcher a true and complete copy of the commitment letter, dated as of September 16, 2014, from the lenders named therein (collectively, the “Lenders”), including all exhibits, schedules, annexes, attachments and amendments to such letter in effect as of the date of this Agreement and each fee letter of even date therewith related thereto (provided that the provisions in any such fee letter related solely to fees and the economic terms of the “market flex” sections thereof agreed to by the parties may be redacted (none of which redacted provisions relate to, or shall adversely affect, the availability or conditionality (either by imposing new or additional conditions or modifying any existing conditions) of the Financing at the Closing)) (the “Debt Financing Commitment”), from the lenders named therein (collectively, the “Lenders”), pursuant to which the Lenders have agreed, subject to the terms and conditions set forth in the Debt Financing Commitment, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement, related fees and expenses to be incurred by WPG and WPG LP in connection therewith and for the other purposes set forth therein. As of the date of this Agreement, the Debt Financing Commitment is in full force and effect and constitutes a valid, binding and enforceable obligation of WPG and, to the knowledge of WPG, the other parties thereto. As of the date of this Agreement, the Debt Financing Commitment has not been amended, restated, or otherwise modified or waived. As of the date of this Agreement, the commitments contained in the Debt Financing Commitment have not been, to the knowledge of WPG, withdrawn, rescinded or terminated in any respect.  As of the date of this Agreement, there are no side letters or other Contracts, arrangements or understandings relating to the Debt Financing Commitment to which WPG, WPG LP or any of their respective Subsidiaries is a party other than as expressly set forth in the Debt Financing Commitment.  Assuming the accuracy of the representations and warranties of the Glimcher Parties set forth in this Agreement, the performance by the Glimcher Parties of its obligations hereunder, and the financing is funded in accordance with the Debt Financing Commitment and consummation of the Simon Purchase of Assets, the WPG Parties will have at Closing funds sufficient for the payment of the aggregate cash portion of the Merger Consideration and any other amounts required to be paid pursuant to Article III hereof, the funding of any required refinancings or repayments of any existing Indebtedness of Glimcher or its Subsidiaries in connection with the Mergers and the payment of all Expenses required to be paid by the WPG Parties in connection with this Agreement.  WPG has fully paid (or caused to be paid) any and all commitment and other fees in connection with the Debt Financing Commitment that are due as of the date of this Agreement. Except as expressly set forth in the Debt Financing Commitment and except for the payment of customary fees, there are no conditions precedent (including pursuant to any “flex” provisions) related to the funding of the full amount of the loans to be provided pursuant to the Debt Financing Commitment. As of the date of this Agreement, no event has occurred that with or without notice, lapse of time or both, would reasonably constitute a default under the Debt Financing Commitment on the part of WPG, WPG LP, or, to the knowledge of WPG, any of the other parties thereto.

Section 5.24                             Simon Purchase Agreement and Simon Side Letter.  The WPG Parties acknowledge and agree that the consummation of the Simon Purchase of Assets is not a condition to the Closing. If the Simon Purchase of Assets has not been consummated, the WPG Parties shall continue to be obligated, prior to any termination of this Agreement pursuant to Section 8.1 and subject to the fulfillment or waiver of the conditions set forth in Article VII, to complete the Mergers and consummate the other transactions contemplated hereby in accordance with the terms and subject to the conditions set forth in this Agreement. WPG has provided to Glimcher a true, complete and fully executed copy of the Purchase Agreement, dated as of September 16, 2014, by and between WPG and Simon LP (the “Simon Purchase Agreement”), including all exhibits, schedules, annexes, attachments and amendments to the Simon Purchase Agreement, pursuant to which Simon LP has agreed to purchase certain properties of Glimcher LP (the “Designated Properties”) on the terms set forth therein, with such purchase to occur as of immediately prior to the Acquisition Merger Effective Time (such purchase, the “Simon Purchase of Assets”). As of the execution and delivery of this Agreement, the Simon Purchase Agreement and the Simon Side Letter are in full force and effect and constitute the legal, valid and binding obligation of WPG, and, with respect to the Simon Purchase Agreement, to the knowledge of WPG, the other parties thereto, enforceable in accordance with its terms against WPG and, to the knowledge of WPG, each of the other parties thereto, except as limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. The Simon Purchase Agreement and the Simon Side Letter have not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the respective commitments contained in the Simon Purchase Agreement and the Simon Side Letter have not been withdrawn, rescinded, terminated, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement.  As of the date of this Agreement, there are no side letters or other Contracts or arrangements or understandings to which WPG, WPG LP or any of their respective Affiliates is a party related to the Simon Purchase of Assets other than the Simon Purchase Agreement and the Simon Side Letter. There are no conditions precedent related to the consummation of the Simon Purchase of Assets pursuant to the Simon Purchase Agreement, other than as expressly set forth in the Simon Purchase Agreement and the Simon Side Letter.  As of the execution and delivery of this Agreement, (i) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) or result in a failure to satisfy a condition precedent, in each case, on the part of WPG or, to the knowledge of WPG, any Simon party, under the Simon Purchase Agreement or the Simon Side Letter, and (ii) WPG does not have any reason to believe that any of the conditions to the Simon Purchase of Assets will not be satisfied or that the Simon Purchase of Assets will not be consummated immediately prior to the Acquisition Merger Effective Time.

Section 5.25                             Affiliate Transactions.  Except as set forth in Section 5.26 of the WPG Disclosure Letter or in WPG SEC Filings made through and including the date of this Agreement or as permitted by this Agreement, from May 28, 2014 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between WPG or any WPG Subsidiary, on the one hand, and any Affiliates (other than WPG Subsidiaries) of WPG or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.26                             No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Article V, each of the Glimcher Parties acknowledges that none of the WPG Parties nor any Person acting on their behalf (including their auditors, attorneys, financial advisors, other consultants or advisors) make any other express or any implied representations or warranties whatsoever and specifically (but without limiting the generality of the foregoing) that neither of the WPG Parties nor any Person acting on their behalf (including their auditors, attorneys, financial advisors, other consultants or advisors) make any representation or warranty with respect to (i) WPG or any WPG Subsidiaries, any of their businesses, affairs, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to WPG or the WPG Subsidiaries or (ii) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by the WPG Parties or any Person acting on their behalf (including their auditors, attorneys, financial advisors, other consultants or advisors) to any Glimcher Party, any Affiliate of a Glimcher Party or any Person acting on any of their behalf, including in any “data rooms” or management presentations.

Article VI

COVENANTS AND AGREEMENTS

Section 6.1                                    Conduct of Business by Glimcher.

(a)                                 Glimcher and Glimcher LP each covenants and agrees that, between the date of this Agreement and the earlier to occur of the Acquisition Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the “Interim Period”), except to the extent required by Law, as may be agreed in writing by WPG (such consent not to be unreasonably withheld), or as may be expressly required by this Agreement, Glimcher shall, and shall cause each of the other Glimcher Entities to, (i) conduct its business in all material respects in the ordinary course of business consistent with past practice, and (ii) to the extent consistent with clause (i), use its reasonable best efforts to maintain its assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of Glimcher’s or the Glimcher Subsidiaries’ control excepted), preserve intact its current business organization, goodwill, ongoing businesses and relationships with third parties, keep available the services of its present officers, maintain all Glimcher Insurance Policies (or other insurance in at least such amounts and against at least such risks and losses are consistent in all material respects with the Glimcher Insurance Policies), and maintain the status of Glimcher as a REIT and the status of Glimcher LP as a partnership for U.S. federal income tax purposes.

(b)                                 Without limiting the foregoing, Glimcher covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by WPG (such consent not to be unreasonably withheld), as may be expressly required by this Agreement, or as set forth in Section 6.1(b) of the Glimcher Disclosure Letter, Glimcher shall not, and shall cause the other Glimcher Entities not to, do any of the following:

(i)                                     amend or propose to amend the Glimcher Declaration of Trust or the Glimcher Bylaws (or such equivalent organizational or governing documents of any Glimcher Subsidiary), waive the stock ownership limit under the Glimcher Declaration of Trust or create an Excepted Holder Limit (as defined in the Glimcher Declaration of Trust);

(ii)                                  split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Glimcher or any Glimcher Subsidiary (other than any wholly owned Glimcher Subsidiary);

(iii)                               declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to Glimcher Common Shares or any interests in any Glimcher Subsidiary or other equity securities or ownership interests in Glimcher or any Glimcher Subsidiary, except for (A) the authorization, declaration and payment by Glimcher of (x) quarterly dividends on the Glimcher Common Shares in accordance with past practice (including in terms of timing) at a rate not to exceed an annualized rate of $0.40 per Glimcher Common Share, and (y) dividends on the Glimcher Preferred Shares in accordance with their terms, (B) the declaration and payment by Glimcher LP of (x) quarterly distributions on the Glimcher LP Units in the same amount as the dividend per Glimcher Common Share permitted pursuant to (A), (y) distributions on the Glimcher Preferred Units in accordance with their terms and (z) the declaration and payment by Glimcher LP of such other distributions as required under the Glimcher LP Agreement, (C) the declaration and payment of dividends or other distributions to Glimcher or any wholly owned Glimcher Subsidiary by any directly or indirectly wholly owned Glimcher Subsidiary, (D) distributions by any Glimcher Subsidiary that is not wholly owned, directly or indirectly, by Glimcher, in accordance with the requirements of the organizational documents of such Glimcher Subsidiary, (E) dividends or dividend equivalents accrued or paid with respect to Glimcher Equity Awards (to the extent permitted under the terms of the applicable Glimcher Equity Plan and/or an applicable award agreement, each as in effect on the date of this Agreement) and (F) as provided in Section 6.19; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii), Glimcher and any Glimcher Subsidiary shall be permitted to make distributions, including under Sections 857, 858 or 860 of the Code, necessary for Glimcher to (x) maintain its status as a REIT under the Code or (y) avoid or reduce the imposition of any entity level income or excise Tax under the Code (any such distribution (but not including any distribution described in clauses (A) through (F) above), a “Glimcher Special Distribution”);

(iv)                              redeem, repurchase or otherwise acquire, directly or indirectly, any Glimcher Common Shares or other equity interests of Glimcher or a Glimcher Subsidiary, other than (A) the withholding of Glimcher Common Shares to satisfy withholding Tax obligations with respect to the Glimcher Equity Awards outstanding as of the date of this Agreement (to the extent permitted under the terms of the applicable Glimcher Equity Plan and/or an applicable award agreement, each as in effect on the date of this Agreement), (B) the acquisition of Excess Shares (as defined in the Glimcher

Declaration of Trust) pursuant to the Glimcher Declaration of Trust or (C) the redemption of Glimcher LP Units as required pursuant to the Glimcher LP Agreement;

(v)                                 except for (A) issuances by a wholly owned Glimcher Subsidiary to Glimcher or another wholly owned Glimcher Subsidiary, (B) issuances as a result of exercises of Glimcher Stock Options outstanding as of the date of this Agreement, (C) exchanges of Glimcher LP Units for Glimcher Common Shares pursuant to the Glimcher LP Agreement or (D) conversions of Glimcher Preferred Shares (by the holders thereof) into Glimcher Common Shares pursuant to the applicable Articles Supplementary to the Glimcher Declaration of Trust, issue, sell, pledge, dispose, encumber or grant any Glimcher Common Shares or any of the Glimcher Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any Glimcher Common Shares or any of the Glimcher Subsidiaries’ capital stock or other equity interests;

(vi)                              except for the Continuing Award Waivers, grant, confer, award, or modify the terms of any Glimcher Equity Awards, convertible securities, or other rights to acquire, or denominated in, any Glimcher Common Shares or any of the Glimcher Subsidiaries’ capital stock or other equity securities or amend or modify the Glimcher Equity Plans;

(vii)                           acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $2,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, in an amount for all such transaction in excess of $10,000,000 (provided that the buy-back of space leased to tenants at the Glimcher Properties set forth in Section 6.1(b)(vii) of the Glimcher Disclosure Letter shall not be restricted by the foregoing to the extent such that any such buy-back is not, individually, in excess of $2,500,000), and except acquisitions by Glimcher or any wholly owned Glimcher Subsidiary of or from an existing wholly owned Glimcher Subsidiary;

(viii)                        sell, pledge, assign, transfer, dispose of or effect a deed in lieu of foreclosure with respect to, any property or assets in an amount for all such transactions in excess of $5,000,000 in the aggregate and except for involuntary liens arising by operation of law that would not be material to any Glimcher Property or any assets of Glimcher or any Glimcher Subsidiary;

(ix)                              incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue any Indebtedness for borrowed money of Glimcher or any of the Glimcher Subsidiaries or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Glimcher Subsidiary), except (A) Indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $5,000,000 in the aggregate and (B) Indebtedness incurred under any revolving facility of the Glimcher Credit Agreement in the ordinary course of business consistent with past practice in an aggregate amount outstanding at any time not to exceed $200,000,000;

(x)                                 make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, employees, Affiliates, agents or consultants), other than (A) by Glimcher or a wholly owned Glimcher Subsidiary to Glimcher or a wholly owned Glimcher Subsidiary, (B) loans or advances required to be made under any of the Glimcher Leases or ground lease pursuant to which any Third Party is a lessee or sublessee on any Glimcher Property, or (C) in satisfaction of obligations pursuant to Contracts existing as of the date of this Agreement and disclosed to WPG prior to the execution of this Agreement;

(xi)                              enter into, renew, materially modify, materially amend or terminate, or waive, release, compromise or assign any material rights or material claims under, any Glimcher Material Contract (or any Contract that, if existing as of the date of this Agreement, would be a Glimcher Material Contract), other than (A) any automatic termination or automatic renewals in accordance with the terms of any existing Glimcher Material Contract, (B) the entry into any Lender Consent and (C) in the ordinary course of business consistent with past practice or as otherwise may be reasonably necessary to comply with the terms of this Agreement;

(xii)                           enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Glimcher Lease (or any lease for real property that, if existing as of the date of this Agreement, would be a Glimcher Lease), except for (A) entering into any new lease or renewing any Glimcher Lease in the ordinary course of business consistent with past practice on market terms and where the aggregate gross leasable area under such Glimcher Lease is less than 20,000 square feet, or (B) terminating any Glimcher Lease (1) in connection with the redevelopment of a Glimcher Property where the aggregate gross leasable area under such Glimcher Lease is less than 20,000 square feet or (2) as a result of a default by the counterparty to such Glimcher Lease (in accordance with the terms of such Glimcher Lease and subject to any applicable cure period therein);

(xiii)                        waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of Glimcher or any Glimcher Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice;

(xiv)                       settle or compromise (A) any legal action, suit, investigation, arbitration or proceeding, in each case made or pending against Glimcher or any of the Glimcher Subsidiaries (other than settlements or compromises providing for the payment of money damages to the extent covered by insurance or not exceeding, $1,000,000 in the aggregate and that do not involve the imposition of injunctive or equitable relief against Glimcher or any Glimcher Subsidiary), or (B) any Action that is the subject of Section 6.7(d) other than in accordance with Section 6.7(d);

(xv)                          except as required pursuant to the terms of any Glimcher Benefit Plan in effect as of the date of this Agreement, (A) grant to any director, officer, employee, or consultant any increase in compensation, or pay or award any bonuses or incentive compensation (other than salary adjustments related to promotions in an amount not to exceed 15% per person or other salary increases in an amount not to exceed 5% per person, in each case, to employees other than officers in the ordinary course of business consistent with past practice), (B) grant to any current or former director, officer, employee, or consultant any increase in severance, retention, change in control, or termination pay, (C) take any action to accelerate the vesting or settlement of any rights or benefits under any Glimcher Benefit Plan, (D) enter into, amend, adopt, or terminate any Benefit Plan or any plan that would have been a Glimcher Benefit Plan if in effect as of the date of this Agreement, (E) provide any funding for any rabbi trust or similar arrangement, or (F) hire any employee or engage any consultant whose annual base salary and target bonus opportunity exceeds $200,000 per annum;

(xvi)                       make any change to its methods of accounting in effect at December 31, 2013, except as required by GAAP (or any interpretation or change thereof), any Governmental Authority or applicable Law;

(xvii)                    take any action, or fail to take any action, which action or failure to act would reasonably be expected to cause (A) Glimcher to fail to qualify as a REIT or (B) any Glimcher Subsidiary to fail to preserve its status as, as the case may be, a partnership or disregarded entity for U.S. federal income tax purposes, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code;

(xviii)                 enter into, amend or modify any Glimcher Tax Protection Agreement, or take any action or fail to take any action that would violate or be inconsistent with any Glimcher Tax Protection Agreement or otherwise give rise to any material liability of Glimcher or any Glimcher Subsidiary with respect thereto;

(xix)                       adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except by a Glimcher Subsidiary in connection with any acquisitions permitted pursuant to clause (vii) above;

(xx)                          make, change or rescind any material election relating to Taxes, adopt or change a material method of Tax accounting, adopt or change any annual Tax accounting period, amend any material Tax Return, settle or compromise any material Tax Proceeding or material Tax liability, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law), or surrender any right to claim a material refund of Taxes, except in each case, to the extent necessary to (x) preserve Glimcher’s qualification as a REIT under the Code or (y) qualify or preserve the status of any Glimcher Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary (provided, that prior to taking any action pursuant to clause (x) or (y) above, Glimcher shall inform WPG of such action and shall consult with and cooperate with WPG with respect to such action, but nothing herein shall prevent Glimcher after such consultation from taking such action in its reasonable, good-faith discretion); or

(xxi)                       authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(c)                                  Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Glimcher from taking or causing to be taken any action, at any time or from time to time, that in the reasonable judgment of the Glimcher Board is reasonably necessary or appropriate for Glimcher to maintain its qualification as a REIT under the Code or avoid or reduce the imposition of any entity level income or excise Tax under the Code.

Section 6.2                                    Conduct of Business by WPG and WPG LP.

(a)                                 WPG and WPG LP each covenants and agrees that during the Interim Period, except to the extent required by Law, as may be agreed in writing by Glimcher (such consent not to be unreasonably withheld), or as may be expressly required by this Agreement, WPG shall, and shall cause each of the other WPG Entities to, (i) conduct its business in all material respects in the ordinary course of business consistent with past practice, and (ii) to the extent consistent with clause (i), use its reasonable best efforts to maintain its assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of WPG’s or the WPG Subsidiaries’ control excepted), preserve intact its current business organization, goodwill, ongoing businesses and relationships with third parties, keep available the services of its present officers, maintain all WPG Insurance Policies (or other insurance in at least such amounts and against at least such risks and losses are consistent in all material respects with the WPG Insurance Policies), and maintain the status of WPG as a REIT and the status of WPG LP as a partnership for U.S. federal income tax purposes.

(b)                                 Without limiting the foregoing, each WPG Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by Glimcher (such consent not to be unreasonably withheld), as may be expressly required by this Agreement, or as set forth in Section 6.2(a) of the WPG Disclosure Letter, the WPG Parties shall not, and cause the other WPG Entities not to, do any of the following:

(i)                                     amend or propose to amend the WPG Charter or WPG Bylaws in a manner that would adversely affect the economic benefits of the Mergers to the holders of the Glimcher Common Shares or the Glimcher Preferred Shares or the partnership agreement and certificate of formation of WPG LP in a manner that would adversely affect the economic benefits of the Mergers to the holders of the Glimcher LP Units or the Glimcher Preferred Units;

(ii)                                  split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of the WPG Parties;

(iii)                               adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

(iv)                              declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of WPG Common Stock or any interests in any WPG Subsidiary or other equity securities or ownership interests in WPG or any WPG Subsidiary, except for (A) the authorization, declaration and payment by WPG of quarterly dividends in accordance with past practice (including in terms of timing) at a rate not to exceed an annualized rate of $1.00 per share of WPG Common Stock, (B) the declaration and payment by WPG LP of (x) quarterly distributions on the WPG LP Units in the same amount as the dividend per share of WPG Common Stock permitted pursuant to (A) and (y) the declaration and payment by WPG LP of such other distributions as required under the WPG LP Agreement, (C) the declaration and payment of dividends or other distributions to WPG or any wholly owned WPG Subsidiary by any directly or indirectly wholly owned WPG Subsidiary, (D) distributions by any WPG Subsidiary that is not wholly owned, directly or indirectly, by WPG, in accordance with the requirements of the organizational documents of such WPG Subsidiary, (E) dividends or dividend equivalents accrued or paid with respect to awards issued under the WPG Equity Plans (to the extent permitted under the terms of the applicable WPG Equity Plans and/or an applicable award agreement) and (F) as provided in Section 6.19; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b)(iv), WPG and any WPG Subsidiary shall be permitted to make distributions, including under Sections 857, 858 or 860 of the Code, necessary for WPG to (x) maintain its status as a REIT under the Code or (y) avoid or reduce the imposition of any entity level income or excise Tax under the Code (any such distribution, but not including any distribution described in clauses (A) through (F) above, a “WPG Special Distribution”);

(v)                                 acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, in each case in an amount of $25,000,000 in the aggregate for all such transactions and except acquisitions by WPG or any wholly owned WPG Subsidiary of or from an existing wholly owned WPG Subsidiary;

(vi)                              sell, pledge, assign, transfer, dispose of or effect a deed in lieu of foreclosure with respect to, any property or assets in an amount, in each case in an amount of $25,000,000 in the aggregate for all such transactions and except for involuntary liens arising by operation of law that would not be material to any WPG Property or any assets of WPG or any WPG Subsidiary;

(vii)                           make any change to its methods of accounting in effect at December 31, 2013, except as required by GAAP (or any interpretation or change thereof), any Governmental Authority or applicable Law;

(viii)                        incur, create or assume any Indebtedness for borrowed money or issue any Indebtedness for borrowed money of WPG or any of the WPG Subsidiaries or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned WPG Subsidiary), except (A) Indebtedness incurred in the ordinary course of business not to exceed $10,000,000 in the aggregate, (B) Indebtedness incurred under any revolving facility of WPG in place as of the date of this Agreement, (C) Indebtedness incurred pursuant to the Debt Commitment Letters; and (D) Indebtedness incurred in connection with the replacement of or in lieu of incurring all or a portion of the financing contemplated by the Debt Commitment Letter;

(ix)                              take any action, or fail to take any action, which action or failure to act would reasonably be expected to cause (A) WPG to fail to qualify as a REIT or (B) WPG LP to fail to qualify as a partnership for U.S. federal income tax purposes;

(x)                                 take any action, or fail to take any action, that would give rise to any material liability of WPG or any WPG Subsidiary under any WPG Tax Protection Agreement; or

(xi)                              authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(c)                                  Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit WPG from taking or causing to be taken any action, at any time or from time to time, that in the reasonable judgment of the WPG Board is reasonably necessary or appropriate for WPG to maintain its qualification as a REIT under the Code or avoid or reduce the imposition of any entity level income or excise Tax under the Code.

Section 6.3                                    Preparation of Form S-4 and Proxy Statement; Shareholder Meeting.

(a)                                 As promptly as reasonably practicable following the date of this Agreement, the Parties shall jointly prepare and cause to be filed with the SEC the Form S-4, which will include the Proxy Statement as a prospectus.  Each of Glimcher and WPG shall use its reasonable best efforts to (x) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (y) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act, and (z) keep the Form S-4 effective for so long as necessary to complete the Mergers.  Each of Glimcher and WPG shall furnish all information concerning itself and its Affiliates to the other Parties and provide such other Party such assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement.  Each of Glimcher and WPG shall promptly notify the Parties upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the Parties with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement or the Form S-4 received from the SEC and advise the Parties of any oral comments with respect to the Proxy Statement or the Form S-4 received from the SEC.  Each of Glimcher and WPG shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement and the Form S-4.  Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, each of Glimcher and WPG shall cooperate and provide the Parties a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response).  WPG shall advise Glimcher, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the WPG Common Stock issuable in connection with the Acquisition Merger for offering or sale in any jurisdiction, and WPG and Glimcher shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  WPG shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the WPG Common Stock in the Acquisition Merger, and Glimcher shall furnish all information concerning Glimcher and the holders of Glimcher Common Share as may be reasonably requested in connection with any such actions.

(b)                                 If, at any time prior to the receipt of Glimcher Shareholder Approval, any information relating to Glimcher or WPG, or any of their respective Affiliates, should be discovered by Glimcher or WPG which, in the reasonable judgment of Glimcher or WPG, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and Glimcher and WPG shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of Glimcher and the stockholders of WPG.  Nothing in this Section 6.3(b) shall limit the obligations of any Party under Section 6.3(a).  For purposes of Section 4.7, Section 5.7 and this Section 6.3, any information concerning or related to Glimcher, its Affiliates or Glimcher Shareholder Meeting will be deemed to have been provided by Glimcher, and any information concerning or related to WPG or its Affiliates will be deemed to have been provided by WPG.

(c)                                  As promptly as practicable following the effectiveness of the Form S-4, Glimcher shall, in accordance with applicable Law and the Glimcher Declaration of Trust and Glimcher Bylaws, establish a record date for, duly call, give notice of, convene and hold Glimcher Shareholder Meeting; provided, however, Glimcher will have the right to make one or more successive postponements or adjournments of the Glimcher Shareholder Meeting (i) if on a date on which the Glimcher Shareholder Meeting is scheduled, Glimcher has not received proxies representing a sufficient number of Glimcher Common Shares to obtain the Glimcher Shareholder Approval, whether or not a quorum is present or (ii) to the extent necessary to ensure that any amendment or supplement to the Proxy Statement or Form S-4 is timely provided to the holders of Glimcher Common Shares; provided, further, that any particular adjournment shall be no longer than 30 days after the date on which the Glimcher Shareholder Meeting was scheduled (either originally or as adjourned) and no postponement shall provide for the Glimcher Shareholder Meeting to occur on any day after the date that is twenty (20) Business Days prior to the Outside Date.  Glimcher shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the shareholders of Glimcher entitled to vote at Glimcher Shareholder Meeting and to hold the Glimcher Shareholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act, subject to the immediately prior sentence.  Glimcher shall, through the Glimcher Board, recommend to its shareholders that they give Glimcher Shareholder Approval, include such recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain Glimcher Shareholder Approval, unless the Glimcher Board shall have made an Adverse Recommendation Change as permitted by Section 6.5(d); provided, however, Glimcher’s obligation to duly call, give notice of, convene and hold Glimcher Shareholder Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change.

Section 6.4                                    Access to Information; Confidentiality.

(a)                                 During the Interim Period, to the extent permitted by applicable Law, each Party shall, and shall cause each of its Subsidiaries to, (x) afford to the other Parties and to their Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their properties, offices, books, contracts, commitments, personnel and records and, during such period, each Party shall and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other Parties (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as the other Parties may reasonably request and (y) afford to the other Parties and to any nationally recognized accounting firm selected by such other Parties access to all of their properties, offices, books, contracts, commitments, personnel and records, and any other items as such other Parties or such accounting firm may reasonably request.  Notwithstanding the foregoing, neither Glimcher nor WPG shall be required by this Section 6.4 to provide the other Parties or their Representatives with access to or to disclose information (x) if such access or disclosure would result in a breach of an agreement with a Third Party entered into prior to the date of this Agreement (provided, however, that the disclosing Party shall use its reasonable best efforts to obtain the required consent of such Third Party to such access or disclosure), (y) the disclosure of which would violate any Law or legal duty of the Party or any of its Representatives (provided, however, that the disclosing Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or legal duty), or (z) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the disclosing Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege).

(b)                                 Any non-public information exchanged pursuant to this Section 6.4 shall be subject to the terms of the Confidentiality Agreement.

(c)                                  No investigation by any of the Parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of any other Party set forth herein.

Section 6.5                                    Acquisition Proposals.

(a)                                 Subject to the other provisions of this Section 6.5, during the Interim Period, Glimcher agrees that it shall not, and shall cause each of the other Glimcher Entities and its and their officers and directors and direct its other Representatives not to, directly or indirectly through another Person, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) engage in any discussions or negotiations regarding, or furnish to any Third Party any non-public information in connection with, or knowingly facilitate any Third Party in making any Acquisition Proposal or (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement or option agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.5) providing for or relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”).

(b)                                 Notwithstanding Section 6.5(a) or anything else in this Agreement to the contrary, at any time prior to obtaining Glimcher Shareholder Approval, Glimcher or any Glimcher Entity may, directly or indirectly through any Representative, in response to an unsolicited bona fide written Acquisition Proposal by a Third Party made after the date of this Agreement, (i) furnish non-public information to such Third Party making an Acquisition Proposal and its Representatives (provided, however, that (A) prior to so furnishing such information, Glimcher receives from the Third Party an executed Acceptable Confidentiality Agreement, and (B) any non-public information concerning the Glimcher Entities that is provided to such Third Party shall, to the extent not previously provided to the WPG Parties, be provided to the WPG Parties prior to or substantially at the same time that such information is provided to such Third Party), and (ii) engage in discussions or negotiations with such Third Party and its Representatives with respect to the Acquisition Proposal if, in the case of each of clauses (i) and (ii), the Glimcher Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes, or could reasonably be likely to result in, a Superior Proposal.

(c)                                  Glimcher shall notify WPG promptly (but in no event later than twenty-four (24) hours) after receipt by an officer of Glimcher or trustee on the Glimcher Board of any Acquisition Proposal or any inquiry from any Person seeking to have discussions or negotiations with any Glimcher Entity or any of its Representatives relating to a possible Acquisition Proposal.  Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Third Party making the Acquisition Proposal or such inquiry and the material terms and conditions of any such Acquisition Proposals or inquiries (including a copy thereof if in writing and any drafts and final versions of agreements related thereto (which documentation may be redacted to the extent necessary to protect confidential information of the business or operations of the Person making such Acquisition Proposal or inquiry)). Glimcher shall also promptly, and in any event within twenty-four (24) hours, notify WPG orally and in writing, if any Glimcher Entity or any of its Representatives enters into discussions or negotiations concerning any Acquisition Proposal or provides non-public information or data to any Person in accordance with Section 6.5(b) and keep WPG reasonably informed of the status and material terms of any such Acquisition Proposals on a reasonably current basis, including by providing a copy of all drafts and final versions of agreements relating thereto (which may be redacted to the extent necessary to protect confidential information of the business or operations of the Person making such Acquisition Proposal).

(d)                                 Except as permitted by this Section 6.5(d), neither the Glimcher Board nor any committee thereof shall (i) withhold, withdraw or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to any WPG Party, the Glimcher Recommendation, (ii) approve, adopt or recommend (or publicly propose to approve, adopt or recommend) any Acquisition Proposal, (iii) fail to include the Glimcher Recommendation in the Proxy Statement, (iv) fail to publicly recommend against any Acquisition Proposal, or fail to publicly reaffirm the Glimcher Recommendation, in each case, within ten (10) Business Days after the written request of WPG following an Acquisition Proposal that has been publicly announced (or such fewer number of days as remains prior to the Glimcher Shareholder Meeting, as it may be adjourned or postponed) (any of the actions described in clauses (i), (ii), (iii) or (iv) of this Section 6.5(d), an “Adverse Recommendation Change”).  Notwithstanding anything to the contrary set forth in this Agreement (A) at any time prior to obtaining the Glimcher Shareholder Approval, if the Glimcher Board (x) has received an unsolicited bona fide Acquisition Proposal that was not solicited in breach of this Section 6.5 and that, in the good-faith determination of the Glimcher Board, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by the WPG Parties pursuant to Section 6.5(e) and (y) determines in good faith, after consultation with outside legal counsel, that failure to take such action could reasonably be expected to be inconsistent with the trustees’ duties under applicable Law, then in such case Glimcher may (i) terminate this Agreement pursuant to Section 8.1(c)(ii) or (ii) make an Adverse Recommendation Change, and, in the case of a termination, Glimcher may immediately prior to or concurrently with such termination of this Agreement, enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; or (B) other than in response to an Acquisition Proposal, if the Glimcher Board determines in good faith, after consultation with outside legal counsel, that failure to take such action could reasonably be expected to be inconsistent with the trustees’ duties under applicable Law, Glimcher may make an Adverse Recommendation Change.

(e)                                  The Glimcher Board shall not be entitled to effect an Adverse Recommendation Change pursuant to Section 6.5(d) or terminate this Agreement pursuant to Section 8.1(c)(ii) unless (i) Glimcher has provided a written notice (a “Notice of Adverse Recommendation Change”) to the WPG Parties that the Glimcher Board intends to take such action, specifying in reasonable detail the reasons therefor and, in the case of an Adverse Recommendation Change pursuant to Section 6.5(d)(A), describing the material terms and conditions of, and attaching a complete copy of, the Superior Proposal that is the basis of such action (it being understood that such material terms shall include the identity of the Third Party, but which documentation may be redacted to the extent necessary to protect confidential information of the business or operations of the Person making such Superior Proposal), (ii) during the 72-hour period following the WPG Parties’ receipt of the Notice of Adverse Recommendation Change (the “Negotiation Period”), Glimcher shall, and shall cause its

Representatives to, negotiate with the WPG Parties in good faith (to the extent the WPG Parties request to negotiate) to make such adjustments in the terms and conditions of this Agreement to obviate the need to make such Adverse Recommendation Change or terminate this Agreement, and (iii) following the end of such 72-hour period, the Glimcher Board shall have determined in good faith, after consultation with outside legal counsel and financial advisors, taking into account any changes to this Agreement proposed in writing by the WPG Parties in response to the Notice of Adverse Recommendation Change or otherwise, (x) that in the case of an Adverse Recommendation Change pursuant to Section 6.5(d)(A), the Superior Proposal giving rise to the Notice of Adverse Recommendation Change continues to constitute a Superior Proposal, and (y) in the case of an Adverse Recommendation Change pursuant to Section 6.5(d)(B), after consultation with outside legal counsel, that failure to take such action could reasonably be expected to be inconsistent with the trustees’ duties under applicable Law.  Any material change to the terms of such Superior Proposal, including any change to the financial terms, shall require a new Notice of Adverse Recommendation Change and the provisions of this Section 6.5(e) shall apply one additional time to such Superior Proposal; provided, however, that in connection with the second Negotiation Period, if any, references to 72-hours above shall be deemed to be references to 48-hours instead. In no event will there be more than two (2) Negotiation Periods and Glimcher will not be required to deliver more than two (2) Notices of Adverse Recommendation Change or to comply with any of the other provisions of this Section 6.5(e) that would have otherwise been applicable had Glimcher delivered additional Notices of Adverse Recommendation Change.

(f)                                   Nothing contained in this Section 6.5 or elsewhere in this Agreement shall prohibit Glimcher or the Glimcher Board, directly or indirectly through its Representatives, from (i) complying with its disclosure obligations under applicable Law with respect to an Acquisition Proposal, including taking and disclosing to Glimcher’s shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making any disclosure to its shareholders if the Glimcher Board has determined, after consultation with outside legal counsel, that the failure to do so could reasonably be expected to be inconsistent with the trustees’ duties under applicable Law or (ii) making a “stop, look and listen” or similar communication to the holders of Glimcher Common Shares of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, however, the foregoing shall not permit the Glimcher Board to make any Adverse Recommendation Change except as permitted by Section 6.5(d) and Section 6.5(e).

(g)                                  Upon execution of this Agreement, Glimcher shall, and shall cause each of the other Glimcher Entities, and its and their officers and directors and direct its other Representatives to (i) immediately cease any existing discussions, negotiations or communications with any Person conducted heretofore with respect to any Acquisition Proposal and (ii) take such action as is necessary to enforce any confidentiality provisions or provisions of similar effect to which any Glimcher Entity is a party or of which any Glimcher Entity is a beneficiary.  Glimcher shall use reasonable best efforts to cause all Third Parties who have been furnished confidential information regarding any Glimcher Entity in connection with the solicitation of or discussions regarding an Acquisition Proposal within the six (6) months prior to the date of this Agreement to promptly return or destroy such information (to the extent that they are entitled to have such information returned or destroyed).

(h)                                 For purposes of this Agreement:

(i)                                     “Acquisition Proposal” shall mean any proposal or offer made by any Person, whether in one transaction or a series of related transactions, relating to (i) any merger, consolidation, share exchange, business combination or similar transaction involving any of the Glimcher Entities, (ii) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of any Glimcher Entity representing fifteen percent (15%) or more of the consolidated assets of the Glimcher Entities, taken as a whole as determined on a book-value basis (including any Indebtedness secured solely by such asset), (iii) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing fifteen percent (15%) or more of the voting power of Glimcher, (iv) any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of fifteen percent (15%) or more of the outstanding shares of any class of voting securities of Glimcher, or (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Glimcher in which a Third Party shall acquire beneficial ownership of fifteen percent (15%) or more of the outstanding shares of any class of voting securities of Glimcher; provided, however, that the term “Acquisition Proposal” shall not include the Mergers or the other transactions contemplated by this Agreement.

(ii)                                  “Superior Proposal” shall mean a bona fide written Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Acquisition Proposal” to “fifteen percent (15%)” shall be replaced by “fifty percent (50%)”) made by a Third Party on terms that the Glimcher Board determines in good faith, after consultation with Glimcher’s outside legal counsel and financial advisors, would result, if consummated, in a transaction that is more favorable from a financial point of view to the holders of Glimcher Common Shares than the Mergers and other transactions contemplated hereby after taking into account the likelihood and timing of consummation (as compared to the transactions contemplated hereby) and such other matters that the Glimcher Board deems relevant, including legal, financial (including the financing terms of any such Acquisition Proposal), regulatory and other aspects of such Acquisition Proposal and the identity of the Person making such proposal.

Section 6.6                                    Appropriate Action; Consents; Filings.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, Glimcher and each of the WPG Parties shall and shall cause the other Glimcher Entities and the other WPG Entities, respectively, to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents (including the Lender

Consents) and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement (including promptly responding to all requests by a Governmental Authority or other Person for additional information in support of any such filing or request for approval or waiver), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b)                                 In connection with and without limiting the foregoing, each of the WPG Parties and the Glimcher Parties shall give (or shall cause the other WPG Entities or the other Glimcher Entities, respectively, to give) any notices to Third Parties, and each of the WPG Parties and the Glimcher Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any Third Party consents not covered by Section 6.6(a) that are necessary, proper or advisable to consummate the Mergers.  Each of the Parties will furnish to the other Parties such necessary information and reasonable assistance as the other Parties may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Authority with respect to this Agreement.  The Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other Parties and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges.  To the extent reasonably practicable, none of the Parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

(c)                                  Notwithstanding anything in this Section 6.6 to the contrary, Glimcher shall not be required pursuant to this Section 6.6 to propose, commit to or effect any action that is not conditioned on the consummation of the Mergers.

Section 6.7                                    Notification of Certain Matters; Transaction Litigation.

(a)                                 Glimcher shall give prompt notice to WPG, and WPG shall give prompt notice to Glimcher, of any notice or other communication received by such Party or its Subsidiaries from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b)                                 Glimcher shall give prompt notice to WPG, and WPG shall give prompt notice to Glimcher, if (i) any representation or warranty made by it or its Subsidiaries contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it or its Subsidiaries fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement and the failure to comply with this Section 6.7 will not constitute a breach or noncompliance of a covenant by such Party for determining the satisfaction of the conditions set forth in Section 7.2(b) or Section 7.3(b).  Without limiting the foregoing, Glimcher shall give prompt notice to WPG, and WPG shall give prompt notice to Glimcher, if, to the knowledge of such Party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed.

(c)                                  Each of the Parties agrees to give prompt written notice to the other Parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the other Glimcher Entities or the other WPG Entities, respectively, which could reasonably be expected to have, individually or in the aggregate, a Glimcher Material Adverse Effect or a WPG Material Adverse Effect, as the case may be.

(d)                                 Glimcher shall give prompt notice to WPG, and WPG shall give prompt notice to Glimcher, of any Action commenced or, to such Party’s knowledge, threatened against, relating to or involving such Party or any of the other Glimcher Entities or the other WPG Entities, respectively, which relate to this Agreement, the Mergers or the other transactions contemplated by this Agreement.  Glimcher shall give the WPG Parties the opportunity to reasonably participate, subject to a customary joint defense agreement, in (but not control) the defense and settlement of any shareholder litigation against any Glimcher Entity and/or its directors relating to this Agreement or the transactions contemplated hereby, and no such settlement shall be agreed to without WPG’s prior written consent (such consent not to be unreasonably withheld).  The WPG Parties shall give Glimcher the opportunity to reasonably participate, subject to a customary joint defense agreement, in (but not control) the defense and settlement of any stockholder litigation against the WPG Parties and/or their directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Glimcher’s prior written consent (such consent not to be unreasonably withheld).

Section 6.8                                    Public Announcements.  Except with respect to, or following an Adverse Recommendation Change made in accordance with the terms of this Agreement, and except to the extent disclosed in or consistent with the Proxy Statement and Form S-4, for so long as this Agreement is in effect, the Parties shall, and shall cause their respective Affiliates to, to the extent reasonably practicable, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby, and none of the Parties shall issue any such press release or make any such public statement or filing prior to such consultation; provided, however, that a Party may, without consulting with the other Parties, issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange or the applicable provisions of any listing agreement of any Party hereto.

Section 6.9                                    Directors’ and Officers’ Indemnification and Insurance.

(a)                                 From and after the Acquisition Effective Time, the Surviving Entity and its Subsidiaries shall, and WPG shall cause the Surviving Company and its Subsidiaries to, (i) honor and maintain in effect for a period of six years from the Acquisition Effective Time all rights to exculpation, indemnification and advancement of expenses of each Indemnitee provided to such Indemnitee by Glimcher and the Glimcher Subsidiaries immediately prior to the Acquisition Effective Time in the Glimcher Declaration of Trust and the Glimcher Bylaws or each of the Glimcher Subsidiaries’ respective articles, certificates of incorporation, declaration of trust or bylaws (or comparable organizational or governing documents) as the case may be, as in effect on the date of this Agreement and (ii) honor all rights to exculpation, indemnification and advancement of expenses of each Indemnitee as provided in any indemnification or other agreement to which Glimcher or any Glimcher Subsidiary is a party as of the date of this Agreement; provided that such exculpation, indemnification and advancement of expenses covers actions or omissions at or prior to the Partnership Merger Effective Time, including all transactions contemplated by this Agreement. WPG further agrees that it shall not, and shall cause the Surviving Entity and its Subsidiaries not to, amend, repeal or otherwise modify any of the foregoing provisions in any manner that would adversely affect the rights thereunder of the Indemnitees and that all rights to exculpation, indemnification and advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the final disposition of such Action.

(b)                                 Without limiting or being limited by the provisions of Section 6.9(a), during the period commencing as of the Acquisition Effective Time and ending on the sixth (6th) anniversary of the Acquisition Effective Time, the Surviving Entity shall (and WPG shall cause the Surviving Entity to), to the fullest extent permitted by applicable Law: (i) indemnify, defend and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action, whether civil, criminal, administrative or investigative, to the extent such Action arises out of or pertains to (x) the fact that the Indemnitee is or was a director, officer, partner, member, trustee, fiduciary or agent of Glimcher or any of the Glimcher Subsidiaries or a fiduciary under any Glimcher Benefit Plan, including any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer, partner, member, trustee, employee, fiduciary or agent of Glimcher or any of the Glimcher Subsidiaries or as fiduciary under any Glimcher Benefit Plan, or (y) this Agreement or any of the transactions contemplated hereby, including the Mergers, in each case, whether asserted or claimed prior to, at or after the Acquisition Effective Time; and (ii) pay in advance of the final disposition of any such Action the expenses (including attorneys’ fees and expenses and disbursements and any expenses incurred by any Indemnitee in connection with enforcing any rights with respect to indemnification) of any Indemnitee without the requirement of any bond or other security, in each case to the fullest extent permitted by Law, but subject to WPG’s and the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified.  Notwithstanding anything to the contrary set forth in this Agreement, WPG or the Surviving Entity (i) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), (ii) shall not have any obligation under this Agreement to any Indemnitee to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnitee shall promptly refund to WPG or the Surviving Entity the amount of all such expenses theretofore advanced pursuant thereto (unless such court orders otherwise) and (iii) shall not settle, compromise or consent to the entry of any judgment in any Action (in which indemnification could be sought by a Indemnitee hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Action or such Indemnitee otherwise consents in writing.

(c)                                  Prior to the Acquisition Effective Time, Glimcher may in its discretion, in consultation with WPG, or, if Glimcher declines to do so, WPG may in its discretion cause the Surviving Entity as of the Acquisition Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the coverage afforded by Glimcher’s existing directors’ and officers’ liability insurance policies and Glimcher’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case, for a claims reporting or discovery period of at least six (6) years from and after the Acquisition Effective Time with respect to any claim arising from facts, acts, events or omissions that occurred during any period of time at or prior to the Partnership Merger Effective Time from one or more insurance carriers with the same or better Best’s credit rating as Glimcher’s current insurance carrier with respect to D&O Insurance with retentions and levels of coverage that are no less favorable than, and with other terms and conditions that are no less favorable in the aggregate than, the coverage provided under Glimcher’s existing policies and with limits of liability that are no lower than the limits on Glimcher’s existing policies as long as the annual premium in the aggregate does not exceed, in any one year, three-hundred percent (300%) of the annual aggregate premium(s) under Glimcher’s existing policies.  If Glimcher or the Surviving Entity for any reason fails to obtain such “tail” insurance policies as of the Acquisition Effective Time, (i) the Surviving Entity shall continue to maintain, and WPG shall cause to be maintained, in effect, for a period of at least six (6) years from and after the Acquisition Effective Time, the D&O Insurance in place as of the date of this Agreement with Glimcher’s current insurance carrier or with an insurance carrier with the same or better Best’s credit rating as Glimcher’s current insurance carrier with respect to D&O Insurance with retentions and levels of coverage that are no less favorable than, and with other terms and conditions that are no less favorable in the aggregate than, the coverage provided under Glimcher’s existing policies as of the date of this Agreement, or (ii) WPG shall provide, or shall cause the Surviving Entity to provide, for a period of not less than six (6) years after the Acquisition Effective Time, the Indemnitees who are insured under Glimcher’s D&O Insurance with comparable D&O Insurance that provides coverage for facts, events, acts or omissions occurring at or prior to the Partnership Merger Effective Time from an insurance carrier with the same or better credit rating as Glimcher’s current insurance carrier and with retentions and levels of coverage that are no less favorable than, and with other terms and conditions that are no less favorable in the aggregate than, the existing policy of Glimcher (which may be provided under WPG’s D&O Insurance policy) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that WPG and the Surviving Entity shall not be required to pay an annual premium for the D&O Insurance in excess of (for any one year) three-hundred percent (300%) of the annual premium paid by Glimcher for such insurance as of the date of this Agreement; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, WPG or the Surviving Entity shall be obligated to obtain a policy with the greatest coverage available, with respect to facts, acts, events or omissions occurring prior to the Partnership Merger Effective Time, for a cost not exceeding such amount.

(d)                                 The Indemnitees are third-party beneficiaries of this Section 6.9.  The provisions of this Section 6.9 shall be for the benefit of, and shall be enforceable by, each Indemnitee and his or her successors, heirs, executors, trustees, fiduciaries, administrators or representatives.  WPG shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnitee in successfully enforcing the indemnity and other obligations provided in this Section 6.9.

(e)                                  The rights of each Indemnitee under this Section 6.9 shall be in addition to any rights such Person or any employee of Glimcher or any Glimcher Subsidiary may have under the Glimcher Declaration of Trust, the Glimcher Bylaws or the certificate of incorporation or bylaws (or equivalent organizational or governing documents) of any of the Glimcher Subsidiaries, or the Surviving Entity or any of its subsidiaries, or under any applicable Law, Contract or otherwise.  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Glimcher or its officers, trustees and employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to, or in substitution for, any such claims under any such policies.

(f)                                   Notwithstanding anything contained in Section 9.1 or Section 9.7 to the contrary, this Section 6.9 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on all successors and assigns of WPG, the Surviving Entity and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs, executors, trustees, fiduciaries, administrators or representatives.  In the event that WPG or the Surviving Entity or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, WPG shall, and shall cause the Surviving Entity to, cause proper provision to be made so that the successors and assigns of WPG or the Surviving Entity, as applicable, shall succeed to the obligations set forth in this Section 6.9.

Section 6.10                             Certain Tax Matters.

(a)                                 Each of the Parties shall, and shall cause their respective Affiliates to, (i) prepare all Tax Returns in a manner consistent with the tax treatment and consequences contemplated by Section 3.5 (the “Intended Tax Treatment”), (ii) except to the extent otherwise required pursuant to a “final determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law) not take any position on any Tax Return, in connection with any Tax Proceeding or otherwise that is inconsistent with the Intended Tax Treatment, (iii) not take any action (or fail to take any action) if such action (or failure to act) could reasonably be expected to cause the Acquisition Merger, the Deemed Liquidation or the Partnership Merger not to have the Intended Tax Treatment and (iv) otherwise use their reasonable efforts to cause the Acquisition Merger, the Deemed Liquidation and the Partnership Merger to have the Intended Tax Treatment.

(b)                                 Without limiting Section 6.10(a), if WPG reasonably determines in good faith that the Acquisition Merger, the Deemed Liquidation, and the Partnership Merger, taking into account any Pre-Acquisition Restructuring, could reasonably be expected not to result in the Intended Tax Treatment, then WPG may require the contemplated transaction to be restructured in a manner that would, in the reasonable, good-faith judgment of WPG, better assure such tax treatment (or otherwise obtain a cost basis in the assets of Glimcher for U.S. Federal income tax purposes and/or an adjustment to the adjusted basis of each asset of Glimcher LP and its subsidiaries under Section 743(b) of the Code); provided, however, that any such restructuring shall not (i) adversely affect the consideration contemplated by this Agreement to be received by the holders of the Glimcher Common Shares, Glimcher Preferred Shares, Glimcher LP Units or Glimcher Preferred Units or the tax treatment contemplated by Section 3.5 for the holders of the Glimcher Common Shares, Glimcher Preferred Shares, Glimcher LP Units or Glimcher Preferred Units, (ii) jeopardize or materially delay the Closing or (iii) require Glimcher or any Glimcher Subsidiary to take any action in contravention of Law.  In the event the transaction is restructured pursuant to a request of WPG under this Section 6.10(b), none of the representations, warranties or covenants of Glimcher or Glimcher LP shall be deemed to apply to, or deemed breached or violated by, any transaction requested by WPG pursuant to this Section 6.10(b).  If Glimcher reasonably determines in good faith that the Partnership Merger could reasonably be expected not to result in the Intended Tax Treatment to the holders of Glimcher LP Units and Glimcher Preferred Units, WPG will consider in good faith any proposed restructuring of the transactions by Glimcher that would better assure such tax treatment.  In the event of any restructuring in accordance with this Section 6.10(b), the Parties shall amend this Agreement as necessary or appropriate to reflect such restructuring.

(c)                                  WPG shall, with Glimcher’s good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer, recording, registration stamp or similar Taxes that become payable in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and WPG and Glimcher shall cooperate to minimize the amount of Transfer Taxes to the extent permitted by applicable Law.

(d)                                 On the Closing Date, prior to the Acquisition Merger, Glimcher shall deliver to WPG LP a duly executed certificate of non-foreign status, dated as of the Closing Date, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B).

Section 6.11                             Section 16 Matters.  Prior to the Acquisition Effective Time, Glimcher and WPG shall, as applicable, take all such steps to cause any dispositions or acquisitions of Glimcher Common Share or WPG Common Stock (including derivative securities related to Glimcher Common Shares or WPG Common Stock, as applicable) resulting from the Mergers and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Glimcher as of immediately prior to the Acquisition Effective Time or will become subject to such reporting requirements with respect to WPG, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.  Upon request, Glimcher shall promptly furnish WPG with all requisite information for WPG to take the actions contemplated by this Section 6.11.

Section 6.12                             Stock Exchange Listing.  WPG shall use its reasonable best efforts to cause (i) the shares of WPG Common Stock to be issued in the Acquisition Merger, (ii) shares of WPG Common Stock to be reserved for issuance in connection with the Acquisition Merger and (iii) shares of New WPG Preferred Stock to be issued in the Acquisition Merger, each to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Acquisition Effective Time.

Section 6.13                             Employee Matters.

(a)                                 As of the Acquisition Effective Time and for one (1) year thereafter, WPG shall provide, or shall cause the WPG Subsidiaries to provide, each employee of Glimcher or any Glimcher Subsidiaries who continues employment with WPG or any WPG Subsidiary following the Acquisition Effective Time (other than such employees covered by a Collective Bargaining Agreement) (the “Continuing Employees”), (i) a base salary or regular hourly wage and target annual bonus opportunities that are no less favorable than the base salary or regular hourly wage and target annual bonus opportunities provided to each such Continuing Employee by Glimcher and the Glimcher Subsidiaries immediately prior to the Acquisition Effective Time, and (ii) all other compensation and employee benefits that are, in the aggregate, no less favorable than those provided to each such Continuing Employee by Glimcher and the Glimcher Subsidiaries immediately prior to the Acquisition Effective Time.  Each employee of Glimcher or any Glimcher Subsidiary who as of immediately prior to the Acquisition Effective Time is covered by a Collective Bargaining Agreement shall be provided with compensation and benefits consistent with the terms of the Collective Bargaining Agreement.

(b)                                 WPG shall, or shall cause the WPG Subsidiaries to, cause its Benefit Plans to take into account, for purposes of eligibility, vesting, levels of benefits and benefit accrual thereunder, the service of the Continuing Employees with Glimcher and the Glimcher Subsidiaries (including any predecessor entities) as if such service were with WPG, to the same extent that such service was credited under a comparable Glimcher Benefit Plan (except to the extent it would result in a duplication of benefits for the same period of service).

(c)                                  From and after the Acquisition Effective Time, with respect to each Continuing Employee (and their respective beneficiaries), WPG shall use reasonable commercial efforts to cause each disability, medical, dental, or health plan of WPG or the WPG Subsidiaries to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable disability, medical, dental, or health plans of Glimcher or the Glimcher Subsidiaries, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such Continuing Employees and their respective beneficiaries during the portion of the calendar year prior to commencement of participation in such WPG Benefit Plan, and (iii) waive any waiting period limitation, evidence of insurability requirement or actively-at-work requirement which would otherwise be applicable to such Continuing Employee and their respective beneficiaries on or after the Acquisition Effective Time to the extent such Continuing Employee or beneficiary had satisfied any similar limitation or requirement under an analogous plan prior to the Acquisition Effective Time.

(d)                                 All fiscal year 2014 bonus amounts under annual bonus, sales and other cash incentive plans of Glimcher and the Glimcher Subsidiaries (the “FY2014 Bonuses”) will be calculated and paid (both in terms of timing and amount) in the ordinary course of business consistent with past practice (including as to timing of determination of achievement of applicable performance targets and as to timing of payment); provided, that, the applicable performance targets may be adjusted, as reasonably determined by the Glimcher Board (or a committee thereof) prior to the Closing Date and approved by WPG (such approval not to be unreasonably withheld), to reflect any non-recurring charges incurred or accrued by Glimcher and the Glimcher Subsidiaries during the 2014 fiscal year (whether prior to or following the Acquisition Effective Time) that arise as a direct result of the transactions contemplated by this Agreement and that would not reasonably be expected to have been incurred by Glimcher and the Glimcher Subsidiaries had the transactions contemplated by this Agreement not taken place.

(e)                                  No later than May 31, 2015, WPG shall, or shall cause an applicable WPG Subsidiary to, grant long-term incentive awards (under the applicable WPG Equity Plan(s)) to eligible Continuing Employees, with such grants to be made in the ordinary course of business and consistent with the past practices of Glimcher and the Glimcher Subsidiaries (including as to timing and amount of such grants).

(f)                                   In the event that WPG and Glimcher reasonably determine that the Acquisition Effective Time will not occur prior to December 31, 2014, to the extent reasonably requested by WPG, Glimcher and the Glimcher Subsidiaries shall, in order to mitigate the impact of Sections 280G and 4999 of the Code, make or deliver payments or awards in 2014 that (i) are earned in 2014 and payable in the ordinary course of business in 2015, or (ii) would be earned or eligible to be earned in the ordinary course of business in 2014, but that Glimcher and WPG reasonably determine in 2014 are substantially certain to be earned in whole or in part.

(g)                                  Nothing herein shall (i) be treated as an amendment to any Benefit Plan, (ii) limit the ability of WPG to amend or terminate any Benefit Plan in accordance with its terms at any time, (iii) limit the ability of WPG to retain or terminate the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any current or former director, officer, employee, or independent contractor of Glimcher or the Glimcher Subsidiaries, or any beneficiary or dependent thereof, with respect to the compensation, terms, and conditions of employment and/or benefits that may be provided to any Continuing Employee by WPG or the WPG Subsidiaries or under any Benefit Plan which WPG or the WPG Subsidiaries may maintain or otherwise.

Section 6.14                             Financing.

(a)                                 Glimcher shall, and shall cause the other Glimcher Entities and their respective Representatives to, use their reasonable best efforts to provide all cooperation reasonably requested by WPG that is necessary, proper or advisable in connection with the arrangement, marketing and consummation of any Financing by the WPG Parties or their Affiliates in connection with the Mergers and the other transactions pursuant thereto or contemplated hereby (provided, however, that such requested cooperation does not unreasonably interfere with the ongoing operations of Glimcher or the Glimcher Subsidiaries), including using reasonable best efforts to (i) participate as reasonably requested in, and provide assistance to WPG with, the marketing efforts related to any such Financing; (ii) participate as reasonably requested by WPG (including the participation in a reasonable number of meetings by senior management) and provide assistance to WPG in the preparation of rating agency presentations and meetings with rating agencies, roadshows, due diligence sessions, drafting sessions and meetings with prospective lenders and debt investors, in each case, with respect to the Financing; (iii) deliver to WPG Parties and their Financing Sources as promptly as reasonably practicable such financial and other information relating to Glimcher customary or reasonably necessary for the completion of any such Financing to the extent reasonably requested by WPG in connection with the preparation of customary offering or information documents to be used for any such Financing, including all information and data necessary to satisfy Section 2 of the Debt Financing Commitment; (iv) cause its independent auditors to cooperate with any such Financing consistent with their customary practice, including assisting WPG in obtaining (A) customary consents (including consents with respect to inclusion of Glimcher’s financial statements and any audit opinions in respect thereof in any prospectus or offering memorandum or similar documents for any portion of such Financing), (B) customary “comfort letters” (including customary “negative assurances”) of Glimcher’s independent auditors and (C) the cooperation of Glimcher’s independent auditors to provide customary assistance with due diligence activities of WPG and the Financing Sources and customary consents to the inclusion of audit reports in any relevant marketing materials, registration statements and related governmental filings; and (v) provide authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders containing a representation to the Financing Sources that the information provided by Glimcher for inclusion in the public side versions of such documents, if any, does not include material non-public information about Glimcher or its Subsidiaries or their respective securities.  Glimcher hereby consents to the use of all of its and the Glimcher Subsidiaries’ logos in connection with any such Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Glimcher or the Glimcher Subsidiaries or the reputation or goodwill of Glimcher or any Glimcher Subsidiary. None of the representations, warranties or covenants of Glimcher shall be deemed breached or violated by any action taken by Glimcher at the request of any WPG Party or their Financing Sources pursuant to this Section 6.14(a).  Anything in this Section 6.14(a) to the contrary notwithstanding, until the Acquisition Effective Time occurs, neither Glimcher nor any of the Glimcher Subsidiaries, nor any of their respective officers, directors or Representatives, as the case may be, shall be required to (x) pay any commitment or other similar fee, reimburse any expenses, provide any indemnities or incur or assume any obligations in connection with any proposed Financing, (y) enter into any definitive agreement related to any proposed Financing the effectiveness of which is not conditioned upon consummation of the Mergers or (z) take any action that would reasonably be expected to conflict with or violate the Glimcher Declaration of Trust, the Glimcher Bylaws or any of the Glimcher Subsidiaries’ respective organizational or governing documents.  WPG shall promptly, upon request by Glimcher, reimburse Glimcher for all reasonable out-of-pocket costs incurred by Glimcher or any of the Glimcher Subsidiaries or their respective Representatives in connection with any action taken by any of them at the request of the WPG Parties or their Financing Sources pursuant to, and in accordance with this Section 6.14(a), and shall indemnify and hold harmless Glimcher, the Glimcher Subsidiaries and their respective Representatives from and against any and all damages, losses, costs, claims, interest, awards, judgments, penalties, liabilities or expenses suffered or incurred by any of them in connection with the arrangement of any such Financing and any information used in connection therewith (other than information provided by Glimcher or any of the Glimcher Subsidiaries) and all other actions taken by Glimcher, the Glimcher Subsidiaries and their respective Representatives at the request of the WPG Parties or their Financing Sources pursuant to this Section 6.14(a), except to the extent finally determined by a court of competent jurisdiction to have arisen from any Glimcher Party’s or its respective Representatives’ fraud, gross negligence, willful misconduct, intentional misrepresentation or bad faith. Notwithstanding anything to the contrary provided herein or in the Confidentiality Agreement, the WPG Entities and their Representatives shall be permitted to disclose information consistent with customary practices in connection with any such Financing subject to customary confidentiality arrangements.

(b)                                 WPG and the other WPG Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to obtain the Financing on or prior to the Closing Date on the terms and conditions described in the Debt Financing Commitment, including using reasonable best efforts to: (i) maintain in effect and enforce their rights under the Debt Financing Commitment and comply with its obligations thereunder (provided, that the Debt Financing Commitment may be amended, supplemented, modified and replaced as set forth below); (ii) satisfy on a timely basis and in a manner that will not impede the ability of the parties to consummate the Mergers in advance of the Outside Date all conditions applicable to WPG to the funding of the loans contemplated by Debt Financing Commitment (including the Financing Conditions) set forth in the Debt Financing Commitment and any definitive agreements executed in connection therewith within WPG’s control (other than any condition where the failure to be so satisfied is a direct result of Glimcher’s failure to furnish information to WPG or otherwise to comply with its obligations under this Agreement) and (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Financing Commitment (including, if necessary, any “flex” provisions).WPG shall keep Glimcher informed on a regular basis and in reasonable detail of the status of its efforts to arrange the Financing and shall give Glimcher prompt notice of any fact, change, event or circumstance that has had or is reasonably likely to have, individually or in the aggregate, a material adverse impact with respect to the Financing.

(c)                                  Prior to the Closing, WPG shall not agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any of its material rights under, the Debt Financing Commitment without Glimcher’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that WPG may, without Glimcher’s prior written consent, (x) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Financing Commitment that would not reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the Mergers, and (y) amend, replace, supplement or otherwise modify the Debt Financing Commitment to add lenders, lead arrangers, book runners, syndication agents or similar entities who had not executed the Debt Financing Commitment as of the date of this Agreement so long as any such addition would not reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the Mergers (it being understood that any such amendment, replacement, supplement or modification that provides for the assignment of a portion of the commitments under the Debt Financing Commitment to any additional lenders, lead arrangers, book runners, syndication agents or similar entities and the granting to such persons of approval rights in accordance with the term of the syndication provisions of the Debt Financing Commitment as of the date of this Agreement as are customarily granted to additional agents or arrangers, shall be permitted hereunder and shall be deemed to not prevent, materially delay or materially impede the consummation of the Financing or the Mergers). Upon any such amendment, replacement, supplement or modification, the term “Debt Financing Commitment” shall mean the Debt Financing Commitment as so amended, replaced, supplemented or modified and the term “Financing” shall mean any such financings contemplated thereunder. WPG shall promptly deliver to Glimcher copies of any such amendment, replacement, supplement or other modification or waiver of the Debt Financing Commitment.

Section 6.15                             Treatment of Outstanding Indebtedness; Payoff Letter.  With respect to the Glimcher Credit Agreement and any other Indebtedness of Glimcher or any of the Glimcher Subsidiaries identified by WPG in writing at least ten (10) Business Days prior to the Closing Date (or with respect to any Indebtedness that requires a notice period to repay any such Indebtedness, five (5) Business Days prior to the first day of such notice period), (a) Glimcher shall, or shall cause the applicable Glimcher Subsidiary to, use reasonable best efforts to deliver all notices and take other actions required to facilitate the termination of commitments in respect of such Indebtedness, repayment in full of all obligations (or in the case of any letters of credit, cash collateralization, to the extent that Parent shall not have entered into an alternative arrangement with the issuing bank) in respect of such Indebtedness and release of any Liens and guarantees in connection therewith on the Closing Date and (b) Glimcher shall use reasonable best efforts to deliver to WPG a customary payoff letter with respect to the Glimcher Credit Agreement and each such other Indebtedness, executed by the lenders thereunder (or the applicable agent thereunder on their behalf), in form and substance reasonably satisfactory to WPG, no later than three (3) Business Days prior to the Closing Date (or such later date as WPG may agree in writing, but in any event, on or prior to the Closing Date), setting forth all amounts (including the outstanding principal, accrued and unpaid interest and all prepayment, defeasance or other fees and penalties) required to be paid by Glimcher or any other Glimcher Entity under the Glimcher Credit Agreement or such other Indebtedness to cause the termination thereof on the Closing Date and the release of all Liens, if any, in connection therewith on the assets of Glimcher or any Glimcher Subsidiary or otherwise on the business or operations of Glimcher or any of the Glimcher Subsidiaries (collectively, the “Funded Debt Payoff Amount”); in each case, conditioned on the consummation of the Closing and to the extent permitted under the documents related to such Indebtedness.  Notwithstanding anything to the contrary in this Agreement, no Glimcher Entity shall be obligated, by virtue of this Agreement, to make any prepayments with respect to the amounts outstanding under the Glimcher Credit Agreement or in respect of such other Indebtedness (x) prior to the Closing Date and (y) unless WPG or WPG LP provides funds to Glimcher in an amount sufficient to, or places in escrow or otherwise pays on behalf of such Glimcher Entity, the Funded Debt Payoff Amount.

Section 6.16                             Arrangements with Simon LP and Simon Property Group.

(a)                                 The Glimcher Parties agree that, to the extent requested by WPG, during the Interim Period, the applicable Glimcher Parties shall convey the Designated Properties to Simon LP at the Closing and immediately prior to the Acquisition Merger Effective Time.

(b)                                 WPG shall (i) not amend or otherwise modify the Simon Purchase Agreement or grant any consent or waiver under such agreement, or (ii) take any action, or omit to take any action, in each case, that could reasonably be expected to prevent the Simon Purchase of Assets from being consummated prior to the Outside Date as contemplated by the Simon Purchase Agreement. WPG shall take all actions under the Simon Purchase Agreement required to be taken by WPG and shall pursue all remedies against Simon under law and equity, including seeking specific performance and filing litigation against Simon in connection with any breach or attempted breach of the Simon Purchase Agreement by Simon.

(c)                                  The WPG Parties will keep Glimcher informed on a reasonably current basis of the status of the Simon Purchase Agreement, including (A) delivering copies of any notices received or delivered by any of the WPG Parties under the Simon Purchase Agreement to Glimcher as promptly as possible (but in any event within forty-eight (48) hours after the receipt thereof), (B) promptly notifying Glimcher of (1) any actual, threatened or alleged material breach or default by any party to the Simon Purchase Agreement and (2) the receipt by any of the WPG Parties or any of their respective Representatives of any notice or other communication from Simon with respect to any material dispute or disagreement between or among any parties to the Simon Purchase Agreement, and (C) upon Glimcher’s reasonable request, advising and updating Glimcher, in a reasonable level of detail, with respect to the status (and any material developments concerning such status) of the Simon Purchase of Assets.

Section 6.17                             Other Transactions.

(a)                                 Prior to the Acquisition Effective Time, Glimcher and Glimcher LP shall take (or cause to be taken) the actions and shall effect (or cause to be effected) the transactions set forth in Section 6.17(a) of the Glimcher Disclosure Letter (the “Required Pre-Acquisition Transactions”).

(b)                                 Subject to Section 6.17(c), each of Glimcher and Glimcher LP shall use reasonable best efforts, upon written request by WPG made after the date of this Agreement, but at least ten (10) Business Days prior to the Closing Date (the “WPG Instructions”), to effect or cause to be effected, prior to the Acquisition Effective Time, such reorganization or restructuring of its (or any of the Glimcher Subsidiaries’) business, assets, operations and Subsidiaries as requested by WPG (including (A) any transfer of the stock, partnership interests or limited liability interests or other assets owned, directly or indirectly, by either of them or their respective Subsidiaries to one or more of their respective existing Subsidiaries or to direct or indirect Subsidiaries to be formed after the date of this Agreement by one or both of them, including by way of sale or contribution to such Subsidiaries, (B) any elections (including any retroactive elections) or other transactions to treat certain Subsidiaries (1) as corporations, (2) as partnerships, (3) as disregarded entities and/or (4) as REITs, Qualified REIT Subsidiaries or Taxable REIT Subsidiaries, in each case, for U.S. Federal income tax purposes, (C) any merger of any Subsidiary into another Subsidiary, (D) any issuance of securities to other Subsidiaries, and (E) the entry into any agreement among Glimcher and/or the Glimcher Subsidiaries or among WPG or any of its Subsidiaries, on the one hand, and Glimcher or any of the Glimcher Subsidiaries, on the other hand), all in the manner (including in the order) and at the times specified in the WPG Instructions (such actions or transactions, the “Pre-Acquisition Restructuring”). Each of Glimcher and Glimcher LP shall (i) cooperate and cause its Representatives to cooperate with WPG and its advisers and Representatives to determine the nature of the Pre-Acquisition Restructuring and the manner in which it most effectively could be implemented and (ii) work cooperatively with WPG to prepare and execute all documentation (including any management agreements between Glimcher and the Glimcher Subsidiaries, and Parent or any of its Subsidiaries, and any amendments to any organizational documents of any Glimcher Subsidiaries) and do all such other acts and things prior to the Acquisition Effective Time as are necessary or desirable and reasonably requested by WPG to give effect to the Pre-Acquisition Restructuring.

(c)                                  The Pre-Acquisition Restructuring (or any portion or step thereof), or any inability to complete such Pre-Acquisition Restructuring (or any portion or step thereof) shall (i) not delay or prevent the Closing, (ii) to the extent possible, be implemented as close as possible to the last moment of the Business Day next preceding the Closing Date or, to the extent specified in the WPG Instructions, immediately prior to the Closing, (iii) not require Glimcher or any of the Glimcher Subsidiaries to take any action in contravention of any Law, Contract, or the Glimcher Declaration of Trust, Glimcher Bylaws, or any of the Glimcher Subsidiaries respective organizational or governing documents, (iv) not affect or modify in any respect the obligations of the WPG Parties under this Agreement, including the payment of the Merger Consideration, (v) not adversely change or alter the consideration payable to the holders of Glimcher Common Shares, the Glimcher Preferred Shares, the Glimcher LP Units or Glimcher Preferred Units or Glimcher LP Units in the Acquisition Merger or the Partnership Merger as contemplated by this Agreement, (vi) not require any of Glimcher, Glimcher LP or any Glimcher Subsidiary to take any such action that could adversely affect the classification of Glimcher as a REIT or could subject Glimcher to any “prohibited transactions” taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981, (vii) not require any of Glimcher, Glimcher LP or any Glimcher Subsidiary to take any such action that could result in any U.S. federal, state or local income Tax being imposed on the limited partners of Glimcher LP and (viii) not adversely affect the tax treatment of the Acquisition Merger or the Partnership Merger for the holders of Glimcher Common Shares, the Glimcher Preferred Shares, Glimcher LP Units or Glimcher Preferred Units. WPG LP shall upon request by Glimcher advance to Glimcher all reasonable out-of-pocket costs to be incurred by Glimcher or, promptly upon request by Glimcher, reimburse Glimcher for all reasonable out-of-pocket costs incurred by Glimcher in connection with any actions taken by Glimcher in accordance with Section 6.17(b) (including reasonable fees and expenses of its Representatives).  WPG LP shall indemnify and hold harmless Glimcher and the

Glimcher Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, Taxes, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of any of the transactions requested by WPG pursuant to Section 6.17(b), and none of the representations, warranties or covenants of Glimcher or Glimcher LP shall be deemed to apply to, or deemed breached or violated, as a result of any of the transactions requested by WPG pursuant to Section 6.17(b).

Section 6.18                             Name of Surviving Entity.

(a)                                 Following the Closing, WPG shall conduct business under the name “wp GLIMCHER” and shall use such name for all purposes, except as otherwise required by law or contract or as to the extent legally required to use the corporate legal name of “WPG Inc.”.

(b)                                 At WPG’s 2015 annual meeting of shareholders, the holders of WPG Common Stock shall vote on a proposal (the “Shareholder Proposal”) to amend the WPG Charter to change the name of WPG to “wp GLIMCHER Inc.” The WPG Board shall recommend to the holders of WPG Common Stock that such shareholders vote in favor of the Shareholder Proposal.  In connection with such meeting, WPG shall prepare and file with the SEC a preliminary proxy statement, shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such shareholders’ meeting to be mailed to WPG’s shareholders and shall use its reasonable best efforts to solicit proxies for such shareholder approval. If at any time prior to such shareholders’ meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, WPG shall as promptly as practicable prepare and mail to its shareholders such an amendment or supplement. WPG agrees promptly to correct any information in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and WPG shall as promptly as practicable prepare and mail to its shareholders an amendment or supplement to correct such information to the extent required by applicable Laws. In the event that the approval necessary to change the name of WPG to “wp GLIMCHER Inc.” is not obtained at such special shareholders meeting, WPG shall continue to use reasonable best efforts to obtain shareholder approval of such proposal to approve such name change for at least two additional meetings of its shareholders until such approval is obtained or made.

Section 6.19                             Stub Dividends.  WPG shall declare a dividend to the holders of WPG Common Stock and Glimcher shall declare a dividend to the holders of Glimcher Common Shares, the record and payment date for each of which shall be the close of business on the last Business Day prior to the Closing Date subject to funds being legally available therefor. The per share dividend amount payable by Glimcher shall be an amount equal to Glimcher’s most recent quarterly dividend, multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date occurs, and divided by the actual number of days in the calendar quarter in which such dividend is declared. The per share dividend amount payable by WPG shall be an amount equal to WPG’s most recent quarterly dividend, multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date occurs, and divided by the actual number of days in the calendar quarter in which such dividend is declared.  In the event that a distribution with respect to Glimcher Common Shares permitted under the terms of this Agreement has (i) a record date prior to the Closing Date and (ii) has not been paid as of the Acquisition Effective

Time, the holders of Glimcher Common Shares shall be entitled to receive such distribution from the Surviving Company at the time such shares are exchanged pursuant to Article III.

Article VII

CONDITIONS

Section 7.1                                    Conditions to the Obligations of Each Party.  The respective obligations of each Party to effect the Mergers and to consummate the other transactions contemplated by this Agreement shall be subject to the satisfaction or (to the extent permitted by Law) waiver by each of the Parties, at or prior to the Acquisition Effective Time, of the following conditions:

(a)                                 Glimcher Shareholder Approval.  The Glimcher Shareholder Approval shall have been obtained.

(b)                                 No Restraints.  No Law, Order (whether temporary, preliminary or permanent) or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by any Governmental Authority of competent jurisdiction shall be in effect which prohibits, makes illegal, enjoins, or otherwise restricts or prevents the consummation of the Mergers; provided, however, that prior to a Party asserting this condition, such Party shall have used its reasonable efforts to oppose any such Order or other legal restraint or prohibition and to have such Order, restraint or prohibition vacated or made inapplicable to the Mergers.

(c)                                  Form S-4.  The Form S-4 shall have been declared effective by the SEC under the Securities Act; no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and shall be in effect; and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

(d)                                 Listing.  The (i) shares of WPG Common Stock to be issued in the Acquisition Merger, (ii) shares of WPG Common Stock to be reserved for issuance in connection with the Acquisition Merger and (iii) shares of New WPG Preferred Stock to be issued in the Acquisition Merger shall each have been authorized for listing on the NYSE, subject to official notice of issuance.

Section 7.2                                    Conditions to the Obligations of WPG and WPG LP.  The respective obligations of the WPG Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by WPG, at or prior to the Acquisition Effective Time, of the following additional conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties set forth in the first two sentences and the last sentence of Section 4.2(a) (Capital Structure) shall be true and correct in all respects (except for any de minimis inaccuracies) as of the Closing Date as though made as of the Closing Date; (ii) the representations and warranties set forth in Section 4.1(a) (Organization and Qualification; Subsidiaries), Section 4.2(a) (Capital Structure) (except for the first two sentences and the last sentence of Section 4.2(a)), Section 4.3 (Authority), Section 4.16(c)(i) and Section 4.16(c)(ii) (Taxes), Section 4.18 (Opinion of Financial Advisor),

Section 4.19 (Takeover Statutes), Section 4.20 (Vote Required) and Section 4.21 (Brokers) shall be true and correct in all material respects as of the Closing Date as though made as of the Closing Date, and (iii) each of the other representations and warranties of the Glimcher Parties contained in this Agreement shall be true and correct as of Closing Date as though made as of the Closing Date, except (x) in the case of each of clauses (i), (ii) and (iii), representations and warranties that are made as of a specific date shall be true and correct except for any de minimis inaccuracies (in the case of clause (i)), true and correct in all material respects (in the case of clause (ii)) or true and correct, subject to clause (y) (in the clause of clause (iii), in each case, only on and as of such specified date, and (y) in the case of clause (iii), where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Glimcher Material Adverse Effect” qualifications set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have a Glimcher Material Adverse Effect.

(b)                                 Agreements and Covenants.  The Glimcher Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)                                  Officer’s Certificate.  Glimcher shall have delivered to WPG a certificate, dated the date of the Closing and signed by an executive officer on behalf of Glimcher, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)                                 Absence of a Glimcher Material Adverse Effect.  Since the date of this Agreement, there shall not have been any event, circumstance, change, occurrence, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Glimcher Material Adverse Effect.

(e)                                  REIT Opinion.  WPG shall have received a written opinion of McDonald Hopkins LLC, dated as of the Closing Date and in form and substance reasonably satisfactory to WPG, to the effect that, commencing with Glimcher’s initial taxable year that ended on December 31, 1994, through Glimcher’s taxable year ended December 31, 2013 Glimcher has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and, since January 1, 2014 its actual organization and method of operation has enabled Glimcher to meet, through the Acquisition Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by Glimcher.

(f)                                   Required Pre-Acquisition Transactions. The Required Pre-Acquisition Transactions shall have been completed and WPG shall have been provided with evidence, in form and substance reasonably satisfactory to WPG, of the completion of each enumerated step thereof.

Section 7.3                                    Conditions to the Obligations of Glimcher.  The obligations of Glimcher and Glimcher LP to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by

Law) waiver by Glimcher, at or prior to the Acquisition Effective Time, of the following additional conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties set forth in the first two sentences of Section 5.2(a) (Capital Structure) shall be true and correct in all respects (except for any de minimis inaccuracies) as of the Closing Date as though made as of the Closing Date, (ii) the representations and warranties set forth in Section 5.1 (Organization and Qualification; Subsidiaries), Section 5.2(a) (Capital Structure) (except the first two sentences of Section 5.2(a)), Section 5.3 (Authority), Section 5.16 (Vote Required), Section 5.17 (Brokers) and Section 5.21 (Takeover Statutes) shall be true and correct in all material respects as of the Closing Date as though made as of the Closing Date, and (iii) each of the other representations and warranties of the WPG Parties contained in this Agreement shall be true and correct as of the Closing Date as though made as of the Closing Date, except (x) in the case of each of clauses (i), (ii) and (iii), representations and warranties that are made as of a specific date shall be true and correct except for any de minimis inaccuracies (in the case of clause (i)), true and correct in all material respects (in the case of clause (ii)) or true and correct, subject to clause (y) (in the clause of clause (iii), in each case, only on and as of such specified date, and (y) in the case of clause (iii), where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “WPG Material Adverse Effect” qualifications set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have a WPG Material Adverse Effect.

(b)                                 Agreements and Covenants.  The WPG Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)                                  Officer’s Certificate.  WPG shall have delivered to Glimcher a certificate, dated the date of the Closing and signed by an executive officer of WPG, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)                                 Absence of WPG Material Adverse Effect.  Since the date of this Agreement, there shall not have been any event, circumstance, change, occurrence, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a WPG Material Adverse Effect.

(e)                                  REIT Opinion.  Glimcher shall have received a written opinion of nationally recognized tax counsel selected by WPG, dated as of the Closing Date and in form and substance reasonably satisfactory to Glimcher, to the effect that, since its spin-off from Simon Property Group on May 28, 2014, WPG’s actual organization and method of operation has enabled WPG to meet, through the Acquisition Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by WPG.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1                                    Termination.  This Agreement may be terminated at any time prior to the Acquisition Effective Time, whether before or after receipt of the Glimcher Shareholder Approval (except as otherwise expressly noted), as follows:

(a)                                 by mutual written agreement of each of WPG and Glimcher; or

(b)                                 by either WPG or Glimcher, if:

(i)                                     the Acquisition Effective Time shall not have occurred on or before April 16, 2015 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party if the failure of such Party (and in the case of WPG, including the failure of the other WPG Parties, and in the case of Glimcher, including the failure of the other Glimcher Parties) to perform any of its obligations under this Agreement has been the primary cause of, or resulted in, the failure of the Acquisition Effective Time to be consummated on or before such date;

(ii)                                  any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Mergers, and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a Party (x) if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and in the case of WPG, including the failure of the other WPG Parties, and in the case of Glimcher, including the failure of the other Glimcher Parties) to perform any of its obligations under this Agreement, including pursuant to Section 6.6 and (y) unless such Party shall have used its reasonable best efforts to oppose any such Order and to have such Order vacated or made inapplicable to the Mergers; or

(iii)                               the Glimcher Shareholder Approval shall not have been obtained at a duly held Glimcher Shareholder Meeting (including any adjournment or postponement thereof) at which the Acquisition Merger has been voted upon; or

(c)                                  by Glimcher:

(i)                                     if any WPG Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (y) cannot be cured on or before the Outside Date; provided, however, that Glimcher shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if Glimcher is then in material breach of any of its covenants or agreements contained in this Agreement; or

(ii)                                  at any time prior to the receipt of the Glimcher Shareholder Approval in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.5(d); provided, that such termination shall be null and void unless Glimcher shall substantially concurrently pay the Termination Fee in accordance with Section 8.3.

(d)                                 by WPG:

(i)                                     if any Glimcher Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (y) cannot be cured on or before the Outside Date; provided, however, that WPG shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if WPG is then in material breach of any of its covenants or agreements contained in this Agreement; or

(ii)                                  if (x) the Glimcher Board shall have made an Adverse Recommendation Change, or (y) Glimcher shall have willfully and materially breached its obligations under Section 6.5, which material breach, in each case in this clause (y), if curable by Glimcher, shall not have been fully cured by Glimcher within five (5) calendar days following Glimcher’s receipt of written notice of such material breach (provided that any material breach pursuant to this clause (y) that results in an Acquisition Proposal that is publicly disclosed shall not be curable).

Section 8.2                                    Effect of Termination.  In the event that this Agreement is terminated and the Merger and the other transactions contemplated by this Agreement are abandoned pursuant to Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any Party (or any of the other Glimcher Entities, the other WPG Entities or any of Glimcher’s or WPG’s respective Representatives), and all rights and obligations of any Party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary, (a) no such termination shall relieve any Party of any liability or damages resulting from or arising out of any fraud or willful and material breach of any covenant or other agreement set forth in this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity and (b) the Confidentiality Agreement, the penultimate sentence of Section 6.14(a), the last two sentences of Section 6.17(c), this Section 8.2, Section 8.3, Section 8.6, Article IX and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 8.1.

Section 8.3                                    Fees and Expenses.

(a)                                 If this Agreement is terminated:

(i)                                     by Glimcher pursuant to Section 8.1(c)(ii), then Glimcher shall pay to WPG the Termination Fee, by wire transfer of same day funds to an account designated by WPG as a condition to the effectiveness of such termination;

(ii)                                  by either Glimcher or WPG pursuant to Section 8.1(b)(iii), and (x) after the date of this Agreement but prior to the date of the Glimcher Shareholder Meeting, an Acquisition Proposal shall have been made to Glimcher or any Person shall have publicly made an Acquisition Proposal (and such Acquisition Proposal shall not have been publicly withdrawn before the Glimcher Shareholder Meeting), and (y) Glimcher, within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement with respect to any Acquisition Proposal, then Glimcher shall pay to WPG the Termination Fee (less, if previously paid pursuant to Section 8.3(a)(iv) below, the WPG Expense Amount), by wire transfer of same day funds to an account designated by WPG, not later than two Business Days after the earlier of the execution of such definitive agreement and the consummation of such transaction; provided that, for purposes of this Section 8.3(a)(ii), the references to “fifteen percent (15%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”;

(iii)                               by WPG pursuant to Section 8.1(d)(ii), then Glimcher shall pay to WPG the Termination Fee, by wire transfer of same day funds to an account designated by WPG, not later than two Business Days after such termination; and

(iv)                              by either Glimcher or WPG pursuant to Section 8.1(b)(iii) and after the date of this Agreement but prior to the date of the Glimcher Shareholder Meeting, an Acquisition Proposal shall have been made to Glimcher or any Person shall have publicly made an Acquisition Proposal (and such Acquisition Proposal shall not have been publicly withdrawn before the Glimcher Shareholder Meeting), then Glimcher shall pay to WPG the amount of WPG’s actual out-of-pocket Expenses (subject to reasonable documentation) up to an aggregate of $8,500,000 (such amount, the “WPG Expense Amount”), by wire transfer of same day funds to an account designated by WPG, not later than two (2) Business Days after such termination.

(b)                                 Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that under no circumstances shall Glimcher be required to pay the Termination Fee or the WPG Expense Amount on more than one occasion, and that in no event shall the aggregate payment by Glimcher to WPG pursuant to Section 8.3(a) be greater than the Termination Fee.

(c)                                  Each of the Parties acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate WPG in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, WPG would not enter into this Agreement; accordingly, if Glimcher fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, WPG commences a suit that results in a judgment against Glimcher for the payment of any amount set forth in this Section 8.3, Glimcher shall pay WPG its costs and expenses in connection with such suit, together with interest on such amount at the prime lending rate as published in The Wall Street Journal (on the date such payment was required to be made) for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

(d)                                 Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 8.3(d) shall apply with respect to any Termination Payment required to be made hereunder.

(i)                                     If Glimcher (the “Termination Payor”) is required to pay WPG (the “Termination Payee”) a Termination Payment, such Termination Payment shall be paid into escrow on the date such payment is required to be paid by the Termination Payor pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 8.3(d).  In the event that the Termination Payor is obligated to pay the Termination Payee the Termination Payment, the amount payable to the Termination Payee in any tax year of the Termination Payee shall not exceed the lesser of (i) the Termination Payment payable to the Termination Payee, and (ii) the sum of (A) the maximum amount that can be paid to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Termination Payee’s independent accountants, plus (B) in the event the Termination Payee receives either (x) a letter from the Termination Payee’s counsel indicating that the Termination Payee has received a ruling from the IRS as described below in this Section 8.3(d) or (y) an opinion from the Termination Payee’s outside counsel as described below in this Section 8.3(d), an amount equal to the excess of the Termination Payment less the amount payable under clause (A) above.

(ii)                                  To secure the Termination Payor’s obligation to pay these amounts, the Termination Payor shall deposit into escrow an amount in cash equal to the Termination Payment with an escrow agent selected by the Termination Payor on such terms (subject to this Section 8.3(d)) as shall be mutually agreed upon by the Termination Payor, the Termination Payee and the escrow agent.  The payment or deposit into escrow of the Termination Payment pursuant to this Section 8.3(d) shall be made at the time the Termination Payor is obligated to pay the Termination Payee such amount pursuant to Section 8.3 by wire transfer.  The escrow agreement shall provide that the Termination Payment in escrow or any portion thereof shall not be released to the Termination Payee unless the escrow agent receives any one or combination of the following:  (i) a letter from the Termination Payee’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Termination Payee, or (ii) a letter from the Termination Payee’s counsel indicating that (A) the Termination Payee received a ruling from the IRS holding that the receipt by the Termination Payee of the Termination Payment would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) the Termination Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Termination Payee of the Termination Payment should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Termination Payment to the Termination Payee.  The Termination Payor agrees to amend this Section 8.3(d) at the reasonable request of the Termination Payee in order to (i) maximize the portion of the Termination Payment that may be distributed to the Termination Payee hereunder without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, or (ii) assist the Termination Payee in obtaining a favorable ruling or legal opinion from its outside counsel, in each case, as described in this Section 8.3(d).  Any amount of the Termination Payment that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 8.3(d).

Section 8.4                                    Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties by action taken or authorized by their respective boards of directors (or similar governing body or entity) at any time before or after receipt of Glimcher Shareholder Approval and prior to the Acquisition Effective Time; provided, however, that after Glimcher Shareholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that, by applicable Law or in accordance with the rules of any stock exchange, requires the further approval of the shareholders of Glimcher without obtaining such further approval of such shareholders, or (b) any amendment or change not permitted under applicable Law.  This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 8.5                                    Waiver.  At any time prior to the Acquisition Effective Time, subject to applicable Law, the WPG Parties, on the one hand, and the Glimcher Parties, on the other hand, may (a) extend the time for the performance of any obligation or other act of the others, (b) waive any inaccuracy in the representations and warranties of the others contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 8.4, waive compliance with any agreement of the others or any condition of such Parties contained herein.  Except as required by applicable Law, no such extension or waiver shall require the approval of the holders of Glimcher Common Shares. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.  Notwithstanding the foregoing, no failure or delay by any Glimcher Party or WPG Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.6                                    Fees and Expenses.  Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such Expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that Glimcher and WPG shall share equally all Expenses related to the printing and filing of the Form S-4 and the printing, filing and distribution of the Proxy Statement, other than attorneys’ and accountants’ fees; provided, further, that WPG shall pay all Third Party fees and expenses incurred by any of the Glimcher Entities in connection with seeking and obtaining Lender Consents.

Section 8.7                                    Transfer Taxes.  From and after the Acquisition Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Glimcher Common Shares, Glimcher Preferred Shares, Glimcher Preferred Units or Glimcher LP Units except, in each case, as otherwise provided by Section 3.6(c), all Transfer Taxes imposed in connection with the Acquisition Merger or the Partnership Merger.

Article IX

GENERAL PROVISIONS

Section 9.1                                    Non-Survival of Representations and Warranties.  None of the representations or warranties in this Agreement or any certificate or other writing delivered pursuant to this Agreement, including any rights arising out of any breach of such representations or warranties, shall survive the earlier of (a) the Partnership Merger Effective Time or (b) termination of this Agreement (except, in the case of termination, as set forth in Section 8.2), and after such time there shall be no liability in respect thereof (except, in the case of termination, as set forth in Section 8.2), whether such liability has accrued prior to or after such expiration of the representations and warranties.  This Section 9.1 does not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Partnership Merger Effective Time or the termination of this Agreement.  The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 9.2                                    Notices.  Except for any notice that is specifically required by the terms of this Agreement to be delivered orally, any notice, request, claim, demand and other communication hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if personally delivered to an authorized representative of the recipient, when actually delivered to such authorized representative; (b) if sent by facsimile transmission (providing confirmation of transmission), when transmitted, or if sent by e-mail of a pdf attachment, upon acknowledgement of receipt of such notice by the intended recipient (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (in the time zone of the recipient) or any day other than a Business Day shall be deemed to have been received at 9:00 a.m. on the next Business Day); (c) if sent by reliable overnight delivery service (such as DHL or Federal Express) with proof of service, upon receipt of proof of delivery; and (d) if sent by certified or registered mail (return receipt requested and first-class postage prepaid), upon receipt; provided, in each case, such notice, request, claim, demand or other communication is addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.2):

if to Glimcher or Glimcher LP prior to the Closing:

Glimcher Realty Trust
180 East Broad Street
Columbus, Ohio 43215
Phone: 1-614-887-5619
Fax: 1-614-621-8863
Attention: George A. Schmidt
Email: GSchmidt@glimcher.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Phone: 1-212-455-2000
Fax: 1-212-455-2502
Attention: Brian M. Stadler and Elizabeth A. Cooper
Email: BStadler@stblaw.com
ECooper@stblaw.com

if to the WPG Parties:

Washington Prime Group Inc.
7312 Wisconsin Avenue
Bethesda, Maryland 20814
Phone: 1-240-630-0004
Fax: 1-240-380-2721
Attention: General Counsel
Email: Robert.Demchak@washingtonprime.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Phone: 1-212-403-1000
Fax: 1-212-403-2000
Attention: Adam O. Emmerich and David K. Lam
Email: AOEmmerich@wlrk.com
DKLam@wlrk.com

Section 9.3                                    Interpretation; Certain Definitions.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.  References to “this Agreement” shall include the Glimcher Disclosure Letter and the WPG Disclosure Letter.  When a reference is made in this Agreement to an Article, Section, Appendix, Annex or Exhibit, such reference shall be to an Article or Section of, or an Appendix, Annex or Exhibit to, this Agreement, unless otherwise indicated.  The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other instrument made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws.  References to a Person are also to its successors and permitted assigns.  All references to “dollars” or “$” refer to currency of the United States of America (unless otherwise expressly provided herein).

Section 9.4                                    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect promptly the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.5                                    Assignment; Delegation.  Other than to the Surviving Entity, neither this Agreement nor any rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties.

Section 9.6                                    Entire Agreement.  This Agreement (including the Exhibits, Annexes and Appendices hereto) constitutes, together with the Confidentiality Agreement, the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.7                                    No Third-Party Beneficiaries.  This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except (i) for the provisions of Section 6.9 (from and after the Acquisition Effective Time), which shall be to the benefit of the Parties referred to in such section, (ii) each Financing Source shall be an express third-party beneficiary of and shall be entitled to rely upon Section 9.11, Section 9.12 and Section 9.14 and this Section 9.7 and each such person may enforce such provisions, (iii) following the Acquisition Effective Time and subject to the terms and conditions set forth in this Agreement, the provisions of Article III with respect to the rights of the holders of (A) Glimcher Common Shares and Glimcher Restricted Shares that are Glimcher Vesting Equity Awards to receive the Merger Consideration (less the Equity Award Withholding Amount, in the case of such Glimcher Restricted Shares), (B) Glimcher Restricted Shares that are Glimcher Continuing Equity Awards to receive WPG Converted Restricted Share Awards as set forth in Section 3.12, (B) Glimcher Preferred Shares to receive the Preferred Share Merger Consideration, (C) Glimcher Stock Options to receive WPG Converted Options as set forth in Section 3.12 and (D) Glimcher Performance Shares to receive a portion of the Merger Consideration if due, and as calculated, in accordance with Section 3.12, in each case of (A) through (D) shall be enforceable by such holders and (iv) following the Partnership Merger Effective Time, the provisions of Article III with respect to the rights of the holders of (A) Glimcher LP Units to receive the Partnership Merger Consideration and (B) Glimcher Preferred Units to receive the Preferred Unit Partnership Merger Consideration, in each case of (A) and (B) shall be enforceable by such holders.  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.  Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person.  The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties.  Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.  The Parties acknowledge and agree that a Party’s measure of damages for any breach of this Agreement by another Party may include the loss of the economic benefits of the transactions contemplated by this Agreement to the holders of such Party’s common stock or common shares, as applicable.

Section 9.8                                    Specific Performance.  The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Mergers and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions.  Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.  Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.9                                    Counterparts.  This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10                             Governing Law.  This Agreement and all Actions (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Maryland, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

Section 9.11                             Consent to Jurisdiction.

(a)                                 Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Maryland and to the jurisdiction of the United States District Court for the State of Maryland (the “MD Courts”), for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement thereof, and each of the Parties hereby irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any MD Court.

(b)                                 Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, in the manner provided by Section 9.2 and nothing in this Section 9.11 shall affect the right of any Party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of the MD Courts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such MD Court, and (iv) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the MD Courts.  Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)                                  NOTWITHSTANDING THE FOREGOING, WITH RESPECT TO ANY ACTION OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, INVOLVING ANY FINANCING SOURCES UNDER THE FINANCING OR ANY AFFILIATE THEREOF

ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE FINANCING, THE DEBT COMMITMENT LETTER, OR THE PERFORMANCE OF SERVICES THEREUNDER, THE PARTIES HERETO AGREE THAT (I) SUCH ACTIONS SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, AND (II) THEY SHALL NOT BRING OR PERMIT ANY OF THEIR AFFILIATES TO BRING OR SUPPORT ANYONE ELSE IN BRINGING ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING IN ANY OTHER COURT.

Section 9.12                             WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING WITH RESPECT TO THE DEBT FINANCING COMMITMENT OR ANY FINANCING) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING WITH RESPECT TO THE FINANCING), OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.  EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13                             Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any Party to be valid and binding on the Parties, such consent or approval must be in writing.

Section 9.14                             Liability of Financing Sources.  Notwithstanding anything to the contrary contained herein, Glimcher (on behalf of itself and any Affiliates of Glimcher (other than the WPG Parties)) agrees that neither it nor any Affiliates of Glimcher (other than the WPG Parties) shall have any rights or claims against any Financing Source, solely in their capacity as lenders or arrangers in connection with the Financing, in connection with this Agreement, the Debt Financing Commitment, the Financing or the transactions contemplated hereby or thereby; provided that, following consummation of the Mergers, the foregoing will not limit the rights of the parties to the Financing under the documents governing such Financing.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

WASHINGTON PRIME GROUP INC.

By:	/s/ Mark Ordan
	Name:	Mark Ordan
	Title:	President and Chief Executive Officer

WASHINGTON PRIME GROUP, L.P.

By:	Washington Prime Group Inc., its general partner

	By:	/s/ Mark Ordan
	Name:	Mark Ordan
	Title:	President and Chief Executive Officer

WPG SUBSIDIARY HOLDINGS I, LLC

By:	/s/ Mark Ordan
	Name:	Mark Ordan
	Title:	President and Chief Executive Officer

WPG SUBSIDIARY HOLDINGS II INC.

By:	/s/ Mark Ordan
	Name:	Mark Ordan
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

GLIMCHER REALTY TRUST

By:	/s/ Michael P. Glimcher
	Name:	Michael P. Glimcher
	Title:	Chairman and Chief Executive Officer

GLIMCHER PROPERTIES LIMITED PARTNERSHIP

By:	Glimcher Properties Corporation, its general partner

	By:	/s/ Michael P. Glimcher
	Name:	Michael P. Glimcher
	Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A-1

FORM OF ARTICLES OF AMENDMENT
SETTING FORTH THE TERMS OF
SERIES G CUMULATIVE REDEEMABLE PREFERRED STOCK
OF WASHINGTON PRIME GROUP INC.

[•](1)

ARTICLE I

The name of the corporation filing these Articles of Amendment is Washington Prime Group Inc., an Indiana corporation (the “Corporation”).

ARTICLE II

The following sets forth the designation and number of shares, and fixes the preferences, limitations and relative voting and other rights of the Series G Cumulative Redeemable Preferred Stock of the Corporation:

Section 1.  The shares of such series shall be designated as the “Series G Cumulative Redeemable Preferred Stock” (the “Series G Preferred Stock”) and the number of shares constituting the Series G Preferred Stock shall be 4,700,000.  Such shares of Series G Preferred Stock shall have a par value of $0.0001 per share.

Section 2.

A.                                    Certain Definitions.  Unless the context otherwise requires, the terms defined in this paragraph (A) shall have, for all purposes of the provisions of the Articles of Incorporation in respect of the Series G Preferred Stock, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

Board of Directors.  The term “Board of Directors” shall mean the Board of Directors of the Corporation.

Business Day.  The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Change of Control.  The term “Change of Control” shall mean (i) the date a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all Voting Stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of Voting Stock representing more than 50% of the total voting power of the Corporation’s total Voting Stock; (ii) the date the Corporation sells, transfers or otherwise

(1)  NTD:  To insert date of adoption.

disposes of all or substantially all of its assets; or (iii) the date of the consummation of a merger or share exchange of the Corporation with another Person where the Corporation’s shareholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, shares representing 50% or more of all votes (without consideration of the rights of any class of shares to elect directors by a separate group vote) to which all shareholders of the Person issuing cash or securities in the merger or share exchange would be entitled in the election of directors, or where members of the Board of Directors immediately prior to the merger or share exchange would not immediately after the merger or share exchange constitute a majority of the board of directors of the Person issuing cash or securities in the merger or share exchange.

Code.  The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

Common Equity.  The term “Common Equity” shall mean all shares now or hereafter authorized of any class of common stock of the Corporation, including the Common Stock, and any other stock of the Corporation, howsoever designated, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

Common Stock.  The term “Common Stock” shall mean the Common Stock, $0.0001 par value per share, of the Corporation.

Distribution Payment Date.  The term “Distribution Payment Date” shall have the meaning set forth in subparagraph (2) of paragraph (B) below.

Distribution Period.  The term “Distribution Period” shall mean the period from, and including, the Original Issue Date to, but not including, the first Distribution Payment Date and thereafter, each quarterly period from, and including, the Distribution Payment Date to, but not including, the next Distribution Payment Date.

Distribution Rate.  The term “Distribution Rate” shall have the meaning set forth in subparagraph (1) of paragraph (B) below.

Distribution Record Date.  The term “Distribution Record Date” shall mean the date designated by the Board of Directors of the Corporation at the time a distribution is declared, provided, however, that such Distribution Record Date shall be not more than 60 days nor less than 10 days prior to such Distribution Payment Date.

Exchange Act.  The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Junior Stock.  The term “Junior Stock” shall mean, as the case may be, (i) the Common Equity and any other class or series of stock of the Corporation which is not entitled to receive any distributions in any Distribution Period unless all distributions required to have been paid or declared and set apart for payment on the Series G Preferred Stock shall have been so paid or declared and set apart for payment and (ii) the Common Equity and any other class or series of stock of the Corporation which is not entitled to receive any assets upon liquidation, dissolution

2

or winding up of the affairs of the Corporation until the Series G Preferred Stock shall have received the entire amount to which such Series G Preferred Stock is entitled upon such liquidation, dissolution or winding up.

Liquidation Preference.  The term “Liquidation Preference” shall mean $25.00 per share.

Operating Partnership.  The term “Operating Partnership” shall mean Washington Prime Group, L.P., an Indiana limited partnership.

Original Issue Date.  The term “Original Issue Date” shall mean the date that shares of Series G Preferred Stock are first issued by the Corporation.

Parity Stock.  The term “Parity Stock” shall mean, as the case may be, (i) any class or series of stock of the Corporation which is entitled to receive payment of distributions on a parity with the Series G Preferred Stock or (ii) any class or series of stock of the Corporation which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Series G Preferred Stock.  The term “Parity Stock” shall include the Series H Preferred Stock and the Series I Preferred Stock.

Person.  The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust classified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act, but does not include an underwriter which participates in a public offering of the Series G Preferred Stock, provided that such ownership by such underwriter would not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation failing to qualify as a REIT.

Preferential Distribution Non-Payment.  The term “Preferential Distribution Non-Payment” shall have the meaning set forth in subparagraph (2) of paragraph (E) below.

Preferred Stock Director.  The term “Preferred Stock Director” shall have the meaning set forth in subparagraph (2) of paragraph (E) below.

Redemption Date.  The term “Redemption Date” shall have the meaning set forth in subparagraph (2) of paragraph (D) below.

Redemption Price.  The term “Redemption Price” shall mean a price per share of Series G Preferred Stock equal to $25.00 together with accrued and unpaid distributions, if any, thereon to the Redemption Date, without interest.

Redemption Record Date.  The term “Redemption Record Date” shall mean the date designated by the Board of Directors of the Corporation for redemption of Series G Preferred Stock, provided, however, that such Redemption Record Date shall be not more than 90 days nor less than 30 days prior to such Redemption Date.

REIT.  The term “REIT” shall mean a real estate investment trust under Section 856 of the Code.

3

Senior Stock.  The term “Senior Stock” shall mean, as the case may be, (i) any class or series of stock of the Corporation ranking senior to the Series G Preferred Stock in respect of the right to receive distributions or (ii) any class or series of stock of the Corporation ranking senior to the Series G Preferred Stock in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Corporation.

Series H Preferred Stock.  The term “Series H Preferred Stock” shall mean the Series H Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of the Corporation.

Series I Preferred Stock.  The term “Series I Preferred Stock” shall mean the Series I Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of the Corporation.

Stock.  The term “Stock” shall mean transferable stock of the Corporation of any class or series.

Special Distribution Rate.  The term “Special Distribution Rate” shall have the meaning set forth in subparagraph (1) of paragraph (B) below.

Voting Stock.  The term “Voting Stock” shall mean shares of the Corporation of any class or series entitled to vote in the election of members of the Board of Directors or stock or other equity interests in another Person of any class or series entitled to vote in the election of directors or persons performing similar functions.

B.                                    Distributions.

1.                                      The record holders of Series G Preferred Stock shall be entitled to receive cash distributions, when, as and if authorized by the Board of Directors and declared by the Corporation, out of assets legally available for payment of distributions.  Such distributions shall be payable quarterly by the Corporation in cash at a rate of 8.125% of the Liquidation Preference per annum (equivalent to $2.03125 per share of Series G Preferred Stock per annum) (the “Distribution Rate”); provided, however, that if following a Change of Control, the Series G Preferred Stock are not listed on the New York Stock Exchange (“NYSE”) or the NYSE AMEX (“AMEX”), or quoted on NASDAQ (or listed or quoted on a successor exchange or quotation system), record holders of Series G Preferred Stock shall be entitled to receive cash distributions, when, as and if authorized by the Board of Directors and declared by the Corporation, out of assets legally available for payment of distributions, payable quarterly by the Corporation, from, but not including, the first date on which both the Change of Control has occurred and the Series G Preferred Stock are not so listed or quoted, in cash at a rate of 9.125% of the Liquidation Preference per annum (equivalent to $2.28125 per share of Series G Preferred Stock per annum), for as long as shares of Series G Preferred Stock are not so listed on the NYSE or AMEX or quoted on NASDAQ (or listed or quoted on a successor exchange or quotation system) (the “Special Distribution Rate”).

2.                                      Distributions on Series G Preferred Stock shall accrue and be cumulative at the Distribution Rate or Special Distribution Rate, as applicable, from the Original Issue Date.  Distributions shall be payable quarterly in arrears when, as and if authorized by the Board of Directors of the Corporation on the 15th day of January, April, July and October of each year (each, a “Distribution Payment Date”), commencing on the

4

Business Day next succeeding [•](2).  If any Distribution Payment Date occurs on a day that is not a Business Day, any accrued distributions otherwise payable on such Distribution Payment Date shall be paid on the next succeeding Business Day.  The amount of distributions payable on Series G Preferred Stock for each full Distribution Period shall be computed by dividing by four the annual distribution rate set forth in subparagraph (1) of this paragraph (B) above.  Distributions payable in respect of any Distribution Period which is less than a full Distribution Period in length will be computed on the basis of a 360-day year consisting of twelve 30-day months.  Distributions shall be paid to the holders of record of the Series G Preferred Stock as their names shall appear on the share records of the Corporation at the close of business on the Distribution Record Date for such distribution.  Distributions in respect of any past Distribution Periods that are in arrears may be declared and paid at any time to holders of record on the Distribution Record Date therefor.  Any distribution payment made on Series G Preferred Stock shall be first credited against the earliest accrued but unpaid distribution due which remains payable.  The Series G Preferred Stock shall rank on a parity with the Series H Preferred Stock and the Series I Preferred Stock, as to distributions in the manner and to the extent provided herein.

3.                                      If any shares of Series G Preferred Stock are outstanding, no distributions (other than in Junior Stock) shall be authorized or paid or set apart for payment on any other class or series of Junior Stock or Parity Stock for any period unless full cumulative distributions have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the Series G Preferred Stock for all past Distribution Periods and the then current Distribution Period.  When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series G Preferred Stock and any other class or series of Preferred Stock ranking on a parity as to distributions with the Series G Preferred Stock, all distributions authorized upon the Series G Preferred Stock and any other such class or series of Preferred Stock shall be authorized pro rata so that the amount of distributions authorized per share on the Series G Preferred Stock and such class or series of Stock shall in all cases bear to each other the same ratio that accrued and unpaid distributions per share on the Series G Preferred Stock and such class or series of Stock bear to each other.  No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series G Preferred Stock which may be in arrears.

4.                                      Unless full cumulative distributions on the Series G Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no Junior Stock or Parity Stock shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for other Junior Stock).

5.                                      Notwithstanding anything contained herein to the contrary, no distributions on Series G Preferred Stock shall be authorized by the Board of Directors of the

(2)  NTD:  To insert first quarterly date after date of issuance.

5

Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or to the extent such authorization, payment or setting apart for payment shall be restricted or prohibited by law.

6.                                      Notwithstanding anything contained herein to the contrary, distributions on the Series G Preferred Stock, if not paid on the applicable Distribution Payment Date, will accrue without interest whether or not any agreement of the Corporation prohibits payment of such distributions, whether or not distributions are authorized for such Distribution Payment Date, whether or not the Corporation has earnings and whether or not there are assets legally available for the payment of such distributions.

7.                                      If the Board of Directors determines that it is permissible under applicable law and that the distributions will qualify for the dividends paid deduction (within the meaning of Sections 561 and 562 of the Code or any successor provisions thereto), such distributions shall be paid as follows:  first, from income of the Corporation other than net capital gains, and the balance, if any, from net capital gains of the Corporation.  If the Board of Directors determines, in its sole discretion, that distributions to be paid in accordance with the preceding sentence might not qualify for such dividends paid deduction, or might not be permissible under applicable law, then such distributions shall be paid in a manner determined by the Board of Directors.

8.                                      If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Code or any successor revenue code or section) any portion (the “Capital Gains Amount”) of the total dividends (as determined for United States federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of Stock (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series G Preferred Stock shall be in the same proportion that the Total Dividends paid or made available to the holders of Series G Preferred Stock for such taxable year bears to the Total Dividends for such taxable year made with respect to all classes or series of Stock outstanding.

C.                                    Distributions Upon Liquidation, Dissolution or Winding Up.

1.                                      Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock as to liquidation preferences, but before any distribution or payment shall be made to the holders of any Junior Stock as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series G Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its shareholders liquidating distributions in cash or property at its fair market value as determined by the Board of Directors in the amount of the Liquidation Preference per share plus an amount equal to all distributions accrued and unpaid thereon (whether or not declared) to the date of such liquidation, dissolution or winding up.  After payment of the full amount of the liquidating distributions to which they are

6

entitled, the shares of Series G Preferred Stock shall be cancelled and the holders of Series G Preferred Stock will have no right or claim to any of the remaining assets of the Corporation and shall not be entitled to any other distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

2.                                      In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Corporation are insufficient to pay the amount of the Liquidation Preference per share plus an amount equal to all distributions accrued and unpaid on the Series G Preferred Stock and the corresponding amounts payable on all shares of Parity Stock as to the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Series G Preferred Stock and all such Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise would be respectively entitled.  The Series G Preferred Stock rank on a parity with the Series H Preferred Stock and Series I Preferred Stock as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation.  Neither the consolidation or merger of the Corporation into or with another entity nor the dissolution, liquidation, winding up or reorganization of the Corporation immediately followed by incorporation of another corporation to which such assets are distributed, nor the sale, lease, transfer or conveyance of all or substantially all of the assets of the Corporation to another entity shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph (C); provided that, in each case, effective provision is made in the articles of incorporation or similar organizational document of the resulting or surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of the Series G Preferred Stock.

3.                                      In determining whether a distribution by dividend, redemption or other acquisition of Stock or otherwise is permitted under Indiana law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution.

D.                                    Redemption by the Corporation.

1.                                      The Series G Preferred Stock may be redeemed for cash, in whole or from time to time in part, on any date on or after the Original Issue Date as fixed by the Board of Directors of the Corporation at the Redemption Price.

2.                                      Each date fixed for redemption pursuant to subparagraph (1) of this paragraph (D) is called a “Redemption Date.”  If the Redemption Date is after a Distribution Record Date and before the related Distribution Payment Date, the distribution payable on such Distribution Payment Date shall be paid to the holder in whose name the shares of Series G Preferred Stock to be redeemed are registered at the close of business on such Distribution Record Date notwithstanding the redemption thereof between such Distribution Record Date and the related Distribution Payment Date or the Corporation’s default in the payment of the distribution.

7

3.                                      In case of redemption of less than all of the shares of Series G Preferred Stock at the time outstanding, the shares to be redeemed shall be selected by the Corporation pro rata from the holders of record of such shares in proportion to the number of shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Board of Directors.  In order to facilitate the redemption of shares of Series G Preferred Stock, the Board of Directors may fix a record date for the determination of the shares to be redeemed, such record date to be not less than 30 nor more than 90 days prior to the date fixed for such redemption.

4.                                      Notice of any redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 90 days prior to the Redemption Date.  A similar notice will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 90 days prior to the Redemption Date, addressed to the respective holders of record of the shares of Series G Preferred Stock to be redeemed at their respective addressees as they appear on the share transfer records of the Corporation.  No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series G Preferred Stock except as to any holder to whom the Corporation has failed to give notice or except as to any holder to whom notice was defective.  In addition to any information required by law or by the applicable rules of any exchange upon which shares of Series G Preferred Stock may be listed or admitted to trading, such notice shall state:  (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of shares of Series G Preferred Stock to be redeemed and, if less than all the shares of stock held by the particular holder are to be redeemed, the number of shares of Series G Preferred Stock to be redeemed from such holder; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that distributions on the shares to be redeemed will cease to accrue on the Redemption Date.

5.                                      If notice has been mailed in accordance with subparagraph (4) of this paragraph (D), and such notice provides that on or before the Redemption Date specified therein all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, distributions on the shares of Series G Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series G Preferred Stock, and all rights of the holders thereof as shareholders of the Corporation(except the right to receive from the Corporation the Redemption Price) shall cease.  Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Price.  In case fewer than all the shares evidenced by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed shares without cost to the holder thereof.

8

6.                                      Any funds deposited with a bank or trust company for the purpose of redeeming shares of Series G Preferred Stock shall be irrevocable except that:

a.                                      the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

b.                                      any balance of monies so deposited by the Corporation and unclaimed by the holders of the shares of Series G Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

7.                                      No shares of Series G Preferred Stock may be redeemed except with assets legally available for the payment of the Redemption Price.

8.                                      Unless full cumulative distributions on all Series G Preferred Stock shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no shares of Series G Preferred Stock shall be redeemed unless all outstanding shares of Series G Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series G Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series G Preferred Stock, provided further, however, that the foregoing shall not prevent the purchase or acquisition of Series G Preferred Stock pursuant to Article NINTH of the Articles of Incorporation and paragraph (F) below.  Unless full cumulative distributions on all outstanding Series G Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, the Corporation shall not purchase or otherwise acquire directly or indirectly any Series G Preferred Stock (except by conversion into or exchange for stock of the Corporation ranking junior to the Series G Preferred Stock as to distributions and upon liquidation, dissolution or winding up of the affairs of the Corporation).

9.                                      All shares of Series G Preferred Stock redeemed pursuant to this paragraph (D) shall be retired and shall be reclassified as authorized and unissued preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.

9

E.                                     Voting Rights.

1.                                      The holders of Series G Preferred Stock shall not be entitled to vote on any matter except (i) as provided in paragraph (I) or (ii) as provided in subparagraph (2) of this paragraph (E).

2.                                      In the event the Corporation shall have failed to authorize and pay or set apart for payment in full the distributions accumulated on the outstanding shares of Series G Preferred Stock for any six or more quarterly Distribution Periods, regardless of whether such quarterly periods are consecutive (a “Preferential Distribution Non-Payment”), the number of directors of the Corporation shall be increased by two and the holders of the outstanding shares of Series G Preferred Stock, voting together as a class with all other classes or series of preferred stock of the Corporation ranking on a parity with the Series G Preferred Stock with respect to distribution rights and then entitled to vote on the election of such additional two directors, shall be entitled to elect such two additional directors until the full distributions accumulated for the past distribution periods and the then current distribution period on all outstanding shares of Series G Preferred Stock have been authorized and paid or set apart for payment.  Upon the occurrence of a Preferential Distribution Non-Payment or a vacancy in the office of a Preferred Stock Director (as defined below), the Board of Directors may, and upon the written request of the holders of record of not less than 20% of the holders of the Series G Preferred Stock and all holders of other classes or series of preferred stock of the Corporation ranking on a parity with the Series G Preferred Stock with respect to distribution rights who are then entitled to vote on the election of such additional director or directors shall call a special meeting of such holders for the purpose of electing the additional director or directors.  In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws of the Corporation, provided that the Corporation shall not be required to call such a special meeting if such request is received less than 90 days before the date fixed for the next ensuing annual meeting of shareholders of the Corporation and all holders of the Series G Preferred Stock and stock of any other class or series of preferred stock of the Corporation ranking on a parity with the Series G Preferred Stock with respect to distribution rights are afforded the opportunity to elect such additional director or directors (or fill any vacancy) at such annual meeting of shareholders.

If and when all accumulated distributions on the Series G Preferred Stock have been authorized and paid or set aside for payment in full, the holders of the Series G Preferred Stock shall be divested of the special voting rights provided by this subparagraph (2) of paragraph (E), subject to revesting in the event of each and every subsequent Preferential Distribution Non-Payment.  Upon termination of such special voting rights attributable to all holders of the Series G Preferred Stock and shares of any other class or series of preferred stock of the Corporation ranking on a parity with the Series G Preferred Stock with respect to distribution rights, the term of office of each director elected by the holders of the Series G Preferred Stock and such parity preferred stock (a “Preferred Stock Director”) pursuant to such special voting rights shall forthwith terminate and the number of directors constituting the entire Board of Directors shall be

10

reduced by the number of Preferred Stock Directors.  Any Preferred Stock Director may be removed only by the vote of the holders of record of a majority of the outstanding shares of Series G Preferred Stock and all other series of preferred stock of the Corporation ranking on a parity with the Series G Preferred Stock with respect to distribution rights who would then be entitled to vote in such Preferred Stock Director’s election, voting together as a separate class, at a meeting called for such purpose.

3.                                      So long as any shares of Series G Preferred Stock are outstanding, the number of directors constituting the entire Board of Directors of the Corporation shall at all times be such that the exercise, by the holders of the Series G Preferred Stock and the holders of preferred stock of the Corporation ranking on a parity with the Series G Preferred Stock with respect to distribution rights, of the right to elect directors under the circumstances provided for in subparagraph (2) of this paragraph (E) will not contravene any provision of the Articles of Incorporation restricting the number of directors which may constitute the entire Board of Directors.

4.                                      Directors elected pursuant to subparagraph (2) of this paragraph (E) shall serve until the earlier of (x) the next annual meeting of the shareholders of the Corporation and the election (by the holders of the Series G Preferred Stock and the holders of preferred stock of the Corporation ranking on a parity with the Series G Preferred Stock with respect to distribution rights) and qualification of their respective successors or (y) the termination of the term of office of each Preferred Stock Director upon the termination of the special voting rights as provided for in subparagraph (2) of this paragraph (E) or as otherwise provided for in subparagraph (2) of this paragraph (E).

5.                                      So long as a Preferential Distribution Non-Payment shall continue, any vacancy in the office of a Preferred Stock Director may be filled by vote of the holders of record of a majority of the outstanding shares of Series G Preferred Stock and all other series of preferred stock ranking on a parity with the Series G Preferred Stock with respect to distribution rights who are then entitled to vote in the election of such Preferred Stock Director as provided above.  As long as the Preferential Distribution Non-Payment shall continue, holders of the Series G Preferred Stock shall not, as such shareholders, be entitled to vote on the election or removal of directors other than Preferred Stock Directors, but shall not be divested of any other voting rights provided to such shareholders by these Articles of Amendment.

F.                                      Board of Directors’ Right to Refuse to Transfer Series G Preferred Stock; Limitation on Holdings.

1.                                      The terms and provisions of this paragraph (F) shall apply in addition to, and not in limitation of, the terms and provisions of Article NINTH of the Articles of Incorporation of the Corporation.

2.                                      Each Person who owns directly or indirectly more than 5.0% in number or value of the total shares of Series G Preferred Stock outstanding shall, by January 30 of each year, give written notice to the Corporation stating the Person’s name and address, the number of shares of Series G Preferred Stock directly or indirectly owned by such

11

Person, and a description of the capacity in which such shares of Series G Preferred Stock are held.  For purposes of these Articles of Amendment, the number and value of the total shares of Series G Preferred Stock outstanding shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereunder.  In addition, each direct or indirect holder of Series G Preferred Stock, irrespective of such shareholder’s percentage ownership of outstanding shares of Series G Preferred Stock, shall upon demand disclose to the Corporation in writing such information with respect to the direct or indirect ownership of Series G Preferred Stock as the Board of Directors deems necessary from time to time to enable the Board of Directors to determine whether the Corporation complies with Sections 856 through 858 of the Code and any successor or other provisions relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder (the “REIT Provisions of the Code”), to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance or to determine any such compliance with this paragraph (F).

3.                                      If, in the opinion of the Board of Directors, which shall be binding upon any prospective acquiror of shares of Series G Preferred Stock, any proposed transfer or issuance would jeopardize the status of the Corporation as a REIT under the REIT Provisions of the Code, the Board of Directors shall have the right, but not the duty, to refuse to permit such transfer or issuance or refuse to give effect to such transfer or issuance and to take any action to void any such issuance or cause any such transfer not to occur.

4.                                      As a condition to any transfer and/or registration of transfer on the books of the Corporation of any shares of Series G Preferred Stock which could result in direct or indirect ownership of Series G Preferred Stock exceeding 9.9% of the lesser of the number or the value of the total shares of Series G Preferred Stock outstanding (the “Series G Excess Preferred Stock”) by a Person other than a Series G Preferred Excepted Person (as defined in subparagraph (5) below), such prospective transferee shall give written notice to the Corporation of the proposed transfer and shall furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Board of Directors no later than the 15th day prior to any transfer which, if consummated, would result in such ownership.

5.                                      Any transfer or issuance of Series G Preferred Stock that would (i) create a direct or indirect owner of Series G Excess Preferred Stock other than a Series G Preferred Excepted Person (as defined below) or (ii) result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, shall be void ab initio and the prospective acquiror shall not be entitled to any rights afforded to owners of Series G Preferred Stock hereunder and shall be deemed never to have had an interest therein.

“Series G Preferred Excepted Person” shall mean any Person approved by the Board of Directors, at their option and in their sole discretion, provided, however, that such approval shall not be granted to any Person whose ownership of in excess of 9.9% of the lesser of the number or the value of the total shares of Series G Preferred Stock outstanding would result, directly, indirectly or as a result of attribution of ownership, in termination of the status of the Corporation as a REIT under the REIT Provisions of the

12

Code.

6.                                      The Corporation, by notice to the holder thereof which shall be binding upon any proposed transferee of shares of Series G Preferred Stock, may purchase any or all shares of Series G Preferred Stock that are proposed to be transferred pursuant to a transfer which, in the opinion of the Board of Directors, would result in any Person acquiring Series G Excess Preferred Stock, or would otherwise jeopardize the status of the Corporation as a real estate investment trust under the REIT Provisions of the Code.  The purchase price for any shares of Series G Excess Preferred Stock to be transferred shall be equal to the fair market value of the shares of Series G Preferred Stock on the last trading day immediately preceding the day on which notice of such proposed transfer is sent, as reflected in the closing sale price for the shares of Series G Preferred Stock, if then listed on a national securities exchange, or such price for the shares of Series G Preferred Stock on the principal exchange if then listed on more than one national securities exchange, or if the shares of Series G Preferred Stock are not then listed on a national securities exchange, the latest bid quotation for the Series G Preferred Stock if then traded over-the-counter, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the fair market value of such shares of Series G Preferred Stock as determined by the Board of Directors in good faith.  Prompt payment of the purchase price shall be made in cash by the Corporation in such manner as may be determined by the Board of Directors.  From and after the date fixed for purchase by the Board of Directors, and so long as payment of the purchase price for the shares of Series G Preferred Stock to be so redeemed shall have been made or duly provided for, the holder of any shares of Series G Excess Preferred Stock so called for purchase shall cease to be entitled to dividends, distributions, voting rights and other benefits with respect to such shares of Series G Preferred Stock, excepting only the right to payment of the purchase price fixed as aforesaid.  Any dividend or distribution paid to a proposed transferee of shares of Series G Excess Preferred Stock prior to the discovery by the Corporation that the Series G Preferred Stock have been transferred in violation of this paragraph (F) shall be repaid to the Corporation upon demand.  The rights granted to the Corporation in this subparagraph (6) shall not limit the effect of, restrictions in, or rights of the Corporation or the Board of Directors under, any other provision of this paragraph (F).

7.                                      Notwithstanding any other provision in these Articles of Amendment, the Articles of Incorporation or the Corporation’s Bylaws, subparagraphs (5), (6), (7) and (8) of this paragraph (F) may not be amended or repealed without the affirmative vote of the holders of not less than two-thirds of the shares of Series G Preferred Stock then outstanding and entitled to vote.  If subparagraph (5), (6), (7) or (8) of this paragraph (F) is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the acquiror of shares of Series G Preferred Stock in violation of such sections shall be deemed, at the option of the Corporation, to have acted as agent on behalf of the Corporation in acquiring such shares of Series G Preferred Stock on behalf of the Corporation.

8.                                      Subject to subparagraph (12), notwithstanding any other provision of these Articles of Amendment to the contrary, any purported transfer, sale or acquisition of shares of Series G Preferred Stock (whether such purported transfer, sale or acquisition

13

results from the direct or indirect acquisition of ownership of Series G Preferred Stock) which would result in the termination of the status of the Corporation as a real estate investment trust under the REIT Provisions of the Code shall be null and void ab initio.  Any such shares of Series G Preferred Stock may be treated by the Board of Directors in the manner prescribed for Series G Excess Preferred Stock in subparagraph (6) of this paragraph (F).

9.                                      Subject to subparagraphs (11) and (12), nothing contained in this paragraph (F) or in any other provision of these Articles of Amendment shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of the shareholders by preservation of the Corporation’s status as a real estate investment trust under the REIT Provisions of the Code.

10.                               Subject to subparagraph (11), if any provision of this paragraph (F) or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.  To the extent this paragraph (F) may be inconsistent with any other provision of these Articles of Amendment, this paragraph (F) shall be controlling.

11.                               For purposes of these Articles of Amendment, shares of Series G Preferred Stock not owned directly shall be deemed to be owned indirectly by a person if that person or a group of which he is a member would be the beneficial owner of such shares of Series G Preferred Stock, as defined in Rule 13d-3 under the Exchange Act, as amended, and/or would be considered to own such shares of Series G Preferred Stock by reason of the REIT Provisions of the Code.

12.                               Notwithstanding any other provision of paragraph (F), nothing in these Articles of Amendment shall preclude the settlement of transactions entered into through the facilities of the New York Stock Exchange.  The fact that the settlement of any transaction takes place or occurs shall not negate the effect of any other provision of this paragraph (F) and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this paragraph (F).

G.                                    Information Rights.

During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series G Preferred Stock are outstanding, the Corporation will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series G Preferred Stock as their names and addresses appear in the record books of the Corporation and without cost to such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended, and (ii) promptly, upon request, supply copies of such reports to any prospective beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of Series G Preferred Stock.  The Corporation will mail (or otherwise provide) the information to the holders of Series G Preferred Stock within 15 days after the respective

14

dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the Securities and Exchange Commission if the Corporation were subject to Section 13 or 15(d) of the Exchange Act.

H.                                   Ranking.

With regard to rights to receive distributions and amounts payable upon liquidation, dissolution or winding up of the Corporation, the Series G Preferred Stock rank senior to the Common Stock and on a parity with (a) the Series H Preferred Stock and Series I Preferred Stock in the manner and to the extent provided herein and (b) any other preferred stock issued by the Corporation, unless the terms of such other preferred stock provide otherwise and, if applicable, the requirements of paragraph (I) hereof have been complied with.  However, the Corporation may authorize or increase the authorized amount of any class or series of stock ranking on a parity with or junior to the Series G Preferred Stock as to distribution rights or liquidation preference without the vote or consent of the holders of the Series G Preferred Stock.

I.                                        Limitations.

So long as any Series G Preferred Stock are outstanding, the Corporation shall not without the affirmative vote, or the written consent, of the holders of at least two-thirds of the total number of outstanding shares of Series G Preferred Stock, voting as a class:

1.                                      authorize, create or issue, or increase the authorized or issued amount of any class or series of, or rights to subscribe to or acquire any security convertible into, any class or series of stock ranking as to distribution rights or liquidation preference senior to the Series G Preferred Stock, or reclassify any shares into any such stock; or

2.                                      amend, alter or repeal, whether by merger, consolidation or otherwise, any of the provisions of the Articles of Incorporation (including these Articles of Amendment) that would change the preferences, rights or privileges with respect to the Series G Preferred Stock so as to affect the Series G Preferred Stock materially and adversely; but nothing herein contained shall require such a vote or consent (i) in connection with any increase in the total number of authorized shares under the Articles of Incorporation; (ii) in connection with the authorization or increase of any class or series of stock ranking, as to distribution rights and liquidation preference, on a parity with or junior to the Series G Preferred Stock; (iii) in connection with any merger or consolidation in which the Corporation is the surviving entity if, immediately after the merger or consolidation, there are outstanding no shares and no securities convertible into stock ranking as to distribution rights or liquidation preference senior to the Series G Preferred Stock other than the securities of the Corporation outstanding prior to such merger or consolidation; (iv) in connection with any merger or consolidation in which the Corporation is not the surviving entity if, as a result of the merger or consolidation, the holders of Series G Preferred Stock receive shares of stock or other equity securities with preferences, rights and privileges substantially identical to the preferences, rights and privileges of the Series G Preferred Stock and there are outstanding no shares of stock or other equity securities of the surviving entity ranking as to distribution rights or liquidation preference senior to the Series G Preferred Stock other than the securities of the Corporation outstanding prior to

15

such merger or consolidation; (v) in connection with any merger or consolidation in which the holders of the Series G Preferred Stock receive cash in an amount equal to or greater than the Liquidation Preference per share plus all distributions accrued and unpaid thereon (whether or not declared) to the date of such merger or consolidation or (vi) if, at or prior to the time when the issuance of any such stock ranking senior to the Series G Preferred Stock is to be made or any such change is to take effect, as the case may be, the Series G Preferred Stock have been called for redemption upon proper notice of redemption to occur within 90 days and sufficient funds have been irrevocably deposited in trust for the redemption of all the then outstanding Series G Preferred Stock, unless the Redemption Price of the Series G Preferred Stock (other than any portion thereof consisting of accrued and unpaid dividends) shall be paid solely from the sale proceeds of such stock ranking senior to the Series G Preferred Stock.

J.                                        Exclusion of Other Rights.

The Series G Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Articles of Incorporation.

K.                                   Headings of Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions.

L.                                     Severability of Provisions.

If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series G Preferred Stock set forth in the Articles of Incorporation is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series G Preferred Stock set forth in the Articles of Incorporation which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series G Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

M.                                 No Preemptive Rights.

No holder of Series G Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire stock of the Corporation.

N.                                    Conversion.

The Series G Preferred Stock are not convertible into or exchangeable for any other property or

16

securities of the Corporation.

ARTICLE III

These Articles of Amendment were duly authorized by the Board of Directors of the Corporation at a meeting duly called and held on [•].  Pursuant to Section 23-1-25-2(d) and 23-1-38-2(7) of the Indiana Business Corporations Law, shareholder approval of the foregoing amendment is not required.

17

IN WITNESS WHEREOF, these Articles of Amendment are executed on behalf of the Corporation by its Chief Executive Officer and attested to by its Secretary and General Counsel on this [•]th day of [•].

WASHINGTON PRIME GROUP INC.

By:
Name: Mark Ordan
Title: Chief Executive Officer

Attest:

By:
Name: Robert P. Demchak
Title: Secretary and General Counsel

EXHIBIT A-2

FORM OF ARTICLES OF AMENDMENT
SETTING FORTH THE TERMS OF
SERIES H CUMULATIVE REDEEMABLE PREFERRED STOCK
OF WASHINGTON PRIME GROUP INC.

[•](1)

ARTICLE I

The name of the corporation filing these Articles of Amendment is Washington Prime Group Inc., an Indiana corporation (the “Corporation”).

ARTICLE II

The following sets forth the designation and number of shares, and fixes the preferences, limitations and relative voting and other rights of the Series H Cumulative Redeemable Preferred Stock of the Corporation:

Section 1.  The shares of such series shall be designated as the “Series H Cumulative Redeemable Preferred Stock” (the “Series H Preferred Stock”) and the number of shares constituting the Series H Preferred Stock shall be 4,000,000.  Such shares of Series H Preferred Stock shall have a par value of $0.0001 per share.

Section 2.

A.                                    Certain Definitions.  Unless the context otherwise requires, the terms defined in this paragraph (A) shall have, for all purposes of the provisions of the Articles of Incorporation in respect of the Series H Preferred Stock, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

Alternative Conversion Consideration.  The term “Alternative Conversion Consideration” shall have the meaning set forth in subparagraph (1) of paragraph (F) below.

Board of Directors.  The term “Board of Directors” shall mean the Board of Directors of the Corporation.

Business Day.  The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Gains Amount.  The term “Capital Gains Amount” shall have the meaning set forth in subparagraph (8) of paragraph (B) below.

(1)  NTD:  To insert date of adoption.

Change of Control.  The term “Change of Control” shall mean:  (i) the acquisition by any Person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition, transaction or series of purchases, mergers or other acquisition transactions of shares of stock of the Corporation entitling that Person to exercise more than 50% of the total voting power of all shares of stock of the Corporation entitled to vote generally in elections of directors (except that such Person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in (i) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE MKT, or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Change of Control Conversion Date.  The term “Change of Control Conversion Date” shall have the meaning set forth in subparagraph (1) of paragraph (F) below.

Change of Control Conversion Right.  The term “Change of Control Conversion Right” shall have the meaning set forth in subparagraph (1) of paragraph (F) below.

Code.  The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

Common Equity.  The term “Common Equity” shall mean all shares now or hereafter authorized of any class of common stock of the Corporation, including the Common Stock (as defined below), and any other stock of the Corporation, howsoever designated, which have the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

Common Stock Price.  The term “Common Stock Price” shall have the meaning set forth in subparagraph (1) of paragraph (F) below.

Common Stock.  The term “Common Stock” shall mean the Common Stock, $0.0001 par value per share, of the Corporation.

Common Stock Conversion Consideration.  The term “Common Stock Conversion Consideration” shall have the meaning set forth in subparagraph (1) of paragraph (F) below.

Conversion Consideration.  The term “Conversion Consideration” shall have the meaning set forth in subparagraph (1) of paragraph (F) below.

Distribution Payment Date.  The term “Distribution Payment Date” shall have the meaning set forth in subparagraph (2) of paragraph (B) below.

Distribution Period.  The term “Distribution Period” shall mean the period from, and including, the Original Issue Date to, but not including, the first Distribution Payment Date and thereafter, each quarterly period from, and including, the Distribution Payment Date to, but not including, the next Distribution Payment Date.

2

Distribution Rate.  The term “Distribution Rate” shall have the meaning set forth in subparagraph (1) of paragraph (B) below.

Distribution Record Date.  The term “Distribution Record Date” shall mean the date designated by the Board of Directors of the Corporation at the time a distribution is declared, provided, however, that such Distribution Record Date shall be not more than 60 days nor less than 10 days prior to such Distribution Payment Date.

DTC.  The term “DTC” shall mean The Depository Trust Company.

Exchange Act.  The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Exchange Cap.  The term “Exchange Cap” shall have the meaning set forth in subparagraph (1) of paragraph (F) below.

Junior Stock.  The term “Junior Stock” shall mean, as the case may be:  (i) the Common Equity and any other class or series of stock of the Corporation which is not entitled to receive any distributions in any Distribution Period unless all distributions required to have been paid or declared and set apart for payment on the Series H Preferred Stock shall have been so paid or declared and set apart for payment; and (ii) the Common Equity and any other class or series of stock of the Corporation which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Series H Preferred Stock shall have received the entire amount to which such Series H Preferred Stock is entitled upon such liquidation, dissolution or winding up.

Liquidation Preference.  The term “Liquidation Preference” shall mean $25.00 per share of Series H Preferred Stock.

Market Price.  The term “Market Price” with respect to Stock on any date shall mean the last reported sales price on the principal national securities exchange or consolidated transaction reporting system with respect to such Stock of the relevant class of series on the trading day immediately preceding the relevant date, or if the Stock of the relevant class or series are not then traded on a national securities exchange, the last reported sales price of Stock of the relevant class of series on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Stock of the relevant class or series may be traded, or if the Stock of the relevant class or series are not then traded over any exchange or quotation system, then the market price of the Stock of the relevant class or series on the relevant date as determined in good faith by the Board of Directors or a duly authorized committee thereof.

NASDAQ.  The term “NASDAQ” shall mean the NASDAQ Stock Market.

NYSE.  The term “NYSE” shall mean the New York Stock Exchange.

NYSE MKT.  The term “NYSE MKT” shall mean the NYSE MKT.

Original Issue Date.  The term “Original Issue Date” shall mean the date that shares of Series H Preferred Stock are first issued by the Corporation.

3

Parity Stock.  The term “Parity Stock” shall mean, as the case may be:  (i) any class or series of stock of the Corporation which is entitled to receive payment of distributions on a parity with the Series H Preferred Stock; or (ii) any class or series of stock of the Corporation which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Series H Preferred Stock.  The term “Parity Stock” shall include, without limitation, the Series I Preferred Stock and the Series G Preferred Stock.

Person.  The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust classified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act, but does not include an underwriter which participates in a public offering of the Series H Preferred Stock, provided that such ownership by such underwriter would not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation failing to qualify as a REIT.

Preferential Distribution Non-Payment.  The term “Preferential Distribution Non-Payment” shall have the meaning set forth in subparagraph (2) of paragraph (G) below.

Preferred Stock Director.  The term “Preferred Stock Director” shall have the meaning set forth in subparagraph (2) of paragraph (G) below.

Redemption Date.  The term “Redemption Date” shall have the meaning set forth in subparagraph (1) of paragraph (D) below.

Redemption Price.  The term “Redemption Price” shall have the meaning set forth in subparagraph (1) of paragraph (D) below.

Redemption Right.  The term “Redemption Right” shall have the meaning set forth in subparagraph (1) of paragraph (D) below.

REIT.  The term “REIT” shall mean a real estate investment trust under Section 856 of the Code.

Share Cap.  The term “Share Cap” shall have the meaning set forth in subparagraph (1) of paragraph (F) below.

Share Split.  The term “Share Split” shall have the meaning set forth in subparagraph (1) of paragraph (F) below.

Senior Stock.  The term “Senior Stock” shall mean, as the case may be:  (i) any class or series of stock of the Corporation ranking senior to the Series H Preferred Stock in respect of the right to receive distributions; or (ii) any class or series of stock of the Corporation ranking senior to the Series H Preferred Stock in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Corporation.

4

Series G Preferred Stock.  The term “Series G Preferred Stock” shall mean the Series G Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of the Corporation.

Series I Preferred Stock.  The term “Series I Preferred Stock” shall mean the Series I Cumulative Redeemable Preferred Stock , par value $0.0001 per share, of the Corporation.

Special Optional Redemption Date.  The term “Special Optional Redemption Date” shall have the meaning set forth in subparagraph (1) of paragraph (E) below.

Special Optional Redemption Price.  The term “Special Optional Redemption Price” shall have the meaning set forth in subparagraph (1) of paragraph (E) below.

Special Optional Redemption Right.  The term “Special Optional Redemption Right” shall have the meaning set forth in subparagraph (1) of paragraph (E) below.

Stock.  The term “Stock” shall mean transferable stock of the Corporation of any class or series.

Total Distributions.  The term “Total Distributions” shall have the meaning set forth in subparagraph (8) of paragraph (B) below.

B.                                    Distributions.

1.                                      The record holders of Series H Preferred Stock shall be entitled to receive cash distributions, when, as and if authorized by the Board of Directors and declared by the Corporation, out of assets legally available for payment of distributions.  Such distributions shall be payable quarterly by the Corporation in cash at a rate of 7.5% per annum of the Liquidation Preference (equivalent to $1.875 per share of Series H Preferred Stock per annum) (the “Distribution Rate”).

2.                                      Distributions on Series H Preferred Stock shall accrue and be cumulative at the Distribution Rate from the Original Issue Date or, with respect to shares of Series H Preferred Stock issued after the Original Issue Date, from the Distribution Payment Date (as defined below) immediately preceding the date of issuance thereof.  Distributions shall be payable quarterly in arrears when, as and if authorized by the Board of Directors of the Corporation on the 15th day of January, April, July and October of each year (each, a “Distribution Payment Date”), commencing on [•].(2)  If any Distribution Payment Date occurs on a day that is not a Business Day, any accrued distributions otherwise payable on such Distribution Payment Date shall be paid on the next succeeding Business Day.  Any distribution payable on the Series H Preferred Stock, including for any partial Distribution Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months.  Distributions shall be paid to the holders of record of the Series H Preferred Stock as their names shall appear on the share records of the Corporation at the close of business on the Distribution Record Date for such distribution.  Distributions in respect of any past Distribution Periods that are in arrears may be declared and paid at any time to holders of record on the Distribution Record Date therefor.  Any distribution

(2)  NTD:  To insert first quarterly date after date of issuance.

5

payment made on Series H Preferred Stock shall be first credited against the earliest accrued but unpaid distribution due which remains payable.  After full distributions on the Series H Preferred Stock have been paid or declared and funds set aside for payment for all past distribution periods and for the then current quarter, the holders of Series H Preferred Stock will not be entitled to any further distributions with respect to that quarter.  The Series H Preferred Stock shall rank on a parity with the Series I Preferred Stock and the Series G Preferred Stock, as to distributions in the manner and to the extent provided herein.

3.                                      If any shares of Series H Preferred Stock are outstanding, no distributions (other than in Junior Stock) shall be authorized or paid or set apart for payment on any other class or series of Junior Stock or Parity Stock for any period unless full cumulative distributions have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the Series H Preferred Stock for all past Distribution Periods and the then current Distribution Period.  When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series H Preferred Stock and any other class or series of Preferred Stock ranking on a parity as to distributions with the Series H Preferred Stock, all distributions authorized upon the Series H Preferred Stock and any other such class or series of Preferred Stock shall be authorized pro rata so that the amount of distributions authorized per share on the Series H Preferred Stock and such class or series of Stock shall in all cases bear to each other the same ratio that accrued and unpaid distributions per share on the Series H Preferred Stock and such class or series of Stock bear to each other.  No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series H Preferred Stock which may be in arrears and holders of Series H Preferred Stock will not be entitled to any distribution, whether payable in cash, property or stock, in excess of full cumulative distributions on the Series H Preferred Stock as provided above.

4.                                      Unless full cumulative distributions on the Series H Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no Junior Stock or Parity Stock shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for other Junior Stock).

5.                                      Notwithstanding anything contained herein to the contrary, no distributions on Series H Preferred Stock shall be authorized by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or to the extent such authorization, payment or setting apart for payment shall be restricted or prohibited by law.

6

6.                                      Notwithstanding anything contained herein to the contrary, distributions on the Series H Preferred Stock, if not paid on the applicable Distribution Payment Date, will accrue without interest whether or not any agreement of the Corporation prohibits payment of such distributions, whether or not distributions are authorized for such Distribution Payment Date, whether or not the Corporation has earnings and whether or not there are assets legally available for the payment of such distributions.

7.                                      If the Board of Directors determines that it is permissible under applicable law and that the distributions will qualify for the dividends paid deduction (within the meaning of Sections 561 and 562 of the Code or any successor provisions thereto), such distributions shall be paid as follows:  first, from income of the Corporation other than net capital gains, and the balance, if any, from net capital gains of the Corporation.  If the Board of Directors determines, in its sole discretion, that distributions to be paid in accordance with the preceding sentence might not qualify for such dividends paid deduction, or might not be permissible under applicable law, then such distributions shall be paid in a manner determined by the Board of Directors.

8.                                      If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Code or any successor revenue code or section) any portion (the “Capital Gains Amount”) of the total dividends (as determined for United States federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of Stock (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series H Preferred Stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of the Series H Preferred Stock for the year and the denominator of which will be the Total Distributions.

C.                                    Distributions Upon Liquidation, Dissolution or Winding Up.

1.                                      Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock as to liquidation preferences, but before any distribution or payment shall be made to the holders of any Junior Stock as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series H Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its shareholders liquidating distributions in cash or property at its fair market value as determined by the Board of Directors in the amount of the Liquidation Preference per share plus an amount equal to all distributions accrued and unpaid thereon (whether or not declared) to the date of such liquidation, dissolution or winding up.  After payment of the full amount of the liquidating distributions to which they are entitled, the shares of Series H Preferred Stock shall be cancelled and the holders of Series H Preferred Stock will have no right or claim to any of the remaining assets of the Corporation and shall not be entitled to any other distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

7

2.                                      In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Corporation are insufficient to pay the amount of the Liquidation Preference per share plus an amount equal to all distributions accrued and unpaid on the Series H Preferred Stock and the corresponding amounts payable on all shares of Parity Stock as to the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Series H Preferred Stock and all such Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise would be respectively entitled.  The Series H Preferred Stock rank on a parity with the Series I Preferred Stock and the Series G Preferred Stock as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation.  Neither the consolidation or merger of the Corporation into or with another entity nor the dissolution, liquidation, winding up or reorganization of the Corporation immediately followed by incorporation of another corporation to which such assets are distributed, nor the sale, lease, transfer or conveyance of all or substantially all of the assets of the Corporation to another entity shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph (C); provided that, in each case, effective provision is made in the articles of incorporation or similar organizational document of the resulting or surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of the Series H Preferred Stock.

3.                                      In determining whether a distribution by dividend, redemption or other acquisition of Stock or otherwise is permitted under Indiana law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution.

D.                                    Redemption by the Corporation.

1.                                      Except as described in this paragraph (D) and paragraph (E) below, shares of Series H Preferred Stock may not be redeemed prior to August 10, 2017.  In addition, to ensure that the Corporation remains qualified as a REIT for federal income tax purposes, the Series H Preferred Stock shall be subject to the provisions of Article NINTH of the Articles of Incorporation and paragraph (G) below.  On and after August 10, 2017, the Corporation, at its option (the “Redemption Right”), upon giving notice as provided below, may redeem shares of Series H Preferred Stock, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus all accrued and unpaid distributions on such Series H Preferred Stock to, but not including, the date of such redemption (the “Redemption Price”).  Each date fixed for redemption pursuant to this subparagraph (1) of this paragraph (D) is called a “Redemption Date.”

2.                                      In addition to any information required by law or by the applicable rules of any exchange upon which Series H Preferred Stock may be listed or admitted to trading, notice of any redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date.  A similar notice will be mailed by the Corporation, postage prepaid, not less

8

than 30 nor more than 60 days prior to the Redemption Date, addressed to the respective holders of record of the Series H Preferred Stock to be redeemed at their respective addressees as they appear on the share transfer records of the Corporation.  No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series H Preferred Stock except as to any holder to whom the Corporation has failed to give notice or except as to any holder to whom notice was defective.  In addition to any information required by law or by the applicable rules of any exchange upon which shares of Series H Preferred Stock may be listed or admitted to trading, such notice shall state:  (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of shares of Series H Preferred Stock to be redeemed and, if less than all the shares of stock held by the particular holder are to be redeemed, the number of shares of Series H Preferred Stock to be redeemed from such holder; (iv) the place or places where certificates for such shares, if any, are to be surrendered for payment of the Redemption Price; and (v) that distributions on the shares to be redeemed will cease to accrue on the Redemption Date.

3.                                      If notice has been mailed in accordance with subparagraph (2) of this paragraph (D), and such notice provides that on or before the Redemption Date specified therein all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, distributions on the Series H Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series H Preferred Stock, and all rights of the holders thereof as shareholders of the Corporation (except the right to receive from the Corporation the Redemption Price) shall cease.  Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such stock shall be redeemed by the Corporation at the Redemption Price.  In case fewer than all the shares evidenced by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed shares without cost to the holder thereof.  In the event that the shares of Series H Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such stock shall be required.

4.                                      In case of redemption of less than all of the shares of Series H Preferred Stock at the time outstanding, the shares to be redeemed shall be selected by the Corporation pro rata from the holders of record of such shares in proportion to the number of shares held by such holders (with adjustments to avoid redemption of fractional shares), by lot or by any other equitable method determined by the Board of Directors.  In order to facilitate the redemption of shares of Series H Preferred Stock, the Board of Directors may fix a record date for the determination of the stock to be redeemed, such record date to be not less than 30 nor more than 60 days prior to the date fixed for such redemption.

5.                                      Unless full cumulative distributions on all Series H Preferred Stock shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient

9

for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no Series H Preferred Stock shall be redeemed unless all outstanding shares of Series H Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series H Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series H Preferred Stock, provided further, however, that the foregoing shall not prevent the purchase or acquisition of Series H Preferred Stock pursuant to Article NINTH of the Articles of Incorporation and paragraph (H) below.  Unless full cumulative distributions on all outstanding shares of Series H Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, the Corporation shall not purchase or otherwise acquire directly or indirectly any Series H Preferred Stock (except by conversion into or exchange for stock of the Corporation ranking junior to the Series H Preferred Stock as to distributions and upon liquidation, dissolution or winding up of the affairs of the Corporation).

6.                                      Subject to applicable law and the limitation on purchases when distributions on the Series H Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase Series H Preferred Stock in the open market, by tender or by private agreement.

7.                                      Any funds deposited with a bank or trust company for the purpose of redeeming shares of Series H Preferred Stock shall be irrevocable except that:

a.                                      the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

b.                                      any balance of monies so deposited by the Corporation and unclaimed by the holders of shares of Series H Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

8.                                      No shares of Series H Preferred Stock may be redeemed except with assets legally available for the payment of the Redemption Price.

9.                                      All shares of Series H Preferred Stock redeemed pursuant to this paragraph (D) shall be retired and shall be reclassified as authorized and unissued preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.

10

E.                                     Special Optional Redemption by the Corporation.

1.                                      Upon the occurrence of a Change of Control, the Corporation will have the option (the “Special Optional Redemption Right”) upon written notice mailed by the Corporation, postage pre-paid, no less than 30 nor more than 60 days prior to the Special Optional Redemption Date (as defined below) and addressed to the holders of record of the Series H Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation, to redeem the Series H Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at $25.00 per share plus accrued and unpaid distributions, if any, to, but not including, the redemption date (“Special Optional Redemption Price”).  No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series H Preferred Stock except as to any holder to whom the Corporation has failed to give notice or except as to any holder to whom notice was defective.  If, prior to the Change of Control Conversion Date (as defined below), the Corporation has provided or provides notice of redemption with respect to the Series H Preferred Stock (whether pursuant to paragraph (D) above or this paragraph (E)), the holders of Series H Preferred Stock will not have the conversion right described below in paragraph (F).  Each date fixed for redemption pursuant to this subparagraph (1) of this paragraph (E) is called a “Special Optional Redemption Date.”

2.                                      In addition to any information required by law or by the applicable rules of any exchange upon which Series H Preferred Stock may be listed or admitted to trading, the notice described in subparagraph (1) of this paragraph (E) shall state:  (i) the Special Optional Redemption Date; (ii) the Special Optional Redemption Price; (iii) the number of shares of Series H Preferred Stock to be redeemed; (iv) the place or places where the certificates for shares of Series H Preferred Stock, to the extent Series H Preferred Stock are certificated, are to be surrendered (if so required in the notice) for payment of the Special Optional Redemption Price; (v) that the shares of Series H Preferred Stock are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; (vi) that holders of the shares of Series H Preferred Stock to which the notice relates will not be able to tender such shares of Series H Preferred Stock for conversion in connection with the Change of Control and each share of Series H Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the Special Optional Redemption Date instead of converted on the Change of Control Conversion Date; and (vii) that distributions on Series H Preferred Stock to be redeemed will cease to accrue on the Special Optional Redemption Date.  If fewer than all of the shares of Series H Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series H Preferred Stock held by such holder to be redeemed.

3.                                      If notice has been mailed in accordance with subparagraph (2) of this paragraph (E), and such notice provides that on or before the Special Optional Redemption Date specified therein all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the stock so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Special Optional Redemption Date, distributions

11

on the Series H Preferred Stock so called for redemption shall cease to accrue, and said stock shall no longer be deemed to be outstanding and shall not have the status of Series H Preferred Stock, and all rights of the holders thereof as shareholders of the Corporation (except the right to receive from the Corporation the Special Optional Redemption Price) shall cease.  Upon surrender, in accordance with said notice, of the certificates for any shares of stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such stock shall be redeemed by the Corporation at the Redemption Price.  In case fewer than all the stock evidenced by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed stock without cost to the holder thereof.  In the event that the Series H Preferred Stock to be redeemed are uncertificated, such stock shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such stock shall be required.

4.                                      If fewer than all of the outstanding shares of Series H Preferred Stock are to be redeemed pursuant to the Special Optional Redemption Right, the shares of stock to be redeemed shall be selected by the Corporation pro rata from the holders of record of such shares of stock in proportion to the number of shares of stock held by such holders (with adjustments to avoid redemption of fractional shares of stock), by lot or by any other equitable method determined by the Board of Directors.

5.                                      Any funds deposited with a bank or trust company for the purpose of redeeming Series H Preferred Stock shall be irrevocable except that:

a.                                      the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any stock redeemed shall have no claim to such interest or other earnings; and

b.                                      any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series H Preferred Stock entitled thereto at the expiration of two years from the applicable Special Optional Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the stock entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

6.                                      No Series H Preferred Stock may be redeemed except with assets legally available for the payment of the Special Optional Redemption Price.

7.                                      All Series H Preferred Stock redeemed pursuant to this paragraph (E) shall be retired and shall be reclassified as authorized and unissued preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.

12

F.                                      Conversion.

The shares of Series H Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this paragraph (F).

1.                                      Upon the occurrence of a Change of Control, each holder of Series H Preferred Stock shall have the right, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem the shares of Series H Preferred Stock pursuant to the Redemption Right or the Special Optional Redemption Right, to convert some or all of the Series H Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of Common Stock per share of Series H Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the Liquidation Preference plus (y) the amount of any accrued and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case no additional amount for such accrued and unpaid distribution will be included in such sum) by (ii) the Common Stock Price (as defined below) and (B) [4.9900](3) (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a Common Share distribution), subdivisions or combinations (in each case, a “Share Split”) with respect to shares of Common Stock as follows:  the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right in respect of the Series H Preferred Stock will not exceed [19,960,000](4) in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”).  The Exchange Cap (i) shall be increased on a pro rata basis with respect to any additional shares of Series H Preferred Stock designated and authorized for issuance pursuant to any subsequent articles of amendment and (ii) is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Conversion Consideration”), a holder of Series H Preferred

(3)  NTD:  To be equitably adjusted to be economically equivalent after taking into account the merger and WPG capitalization.

(4)  NTD:  To be equitably adjusted to be economically equivalent after taking into account the merger and WPG capitalization.

13

Stock shall receive upon conversion of such Series H Preferred Stock the kind and amount of Alternative Conversion Consideration that such holder of Series H Preferred Stock would have owned or been entitled to receive upon the Change of Control had such holder of Series H Preferred Stock held a number of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series H Preferred Stock shall receive shall be the form and proportion of the aggregate consideration elected by the holders of Common Stock who participate in the determination (based on the weighted average of elections) and shall be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with subparagraph (3) of this paragraph (F) below that is no less than 20 days nor more than 35 days after the date on which the Corporation provides such notice pursuant to subparagraph (3) of this paragraph (F).

The “Common Stock Price” shall be (i) the amount of cash consideration per share of Common Stock, if the consideration to be received in the Change of Control by holders of Common Stock is solely cash, and (ii) the average of the closing prices per share of Common Stock on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by holders Common Stock is other than solely cash.

2.                                      No fractional shares of Common Stock shall be issued upon the conversion of Series H Preferred Stock.  In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

3.                                      Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of Series H Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records and notice shall be provided to the Corporation’s transfer agent.  No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of Series H Preferred Stock except as to the holder to whom notice was defective or not given.  Each notice shall state:  (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series H Preferred Stock may exercise their Change of Control Conversion Right; (iv) the

14

method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that, if prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem all or any portion of Series H Preferred Stock, the holder will not be able to convert Series H Preferred Stock and such Series H Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series H Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series H Preferred Stock must follow to exercise the Change of Control Conversion Right.

4.                                      The Corporation shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to subparagraph (3) of this paragraph (F) above to the holders of Series H Preferred Stock.

5.                                      In order to exercise the Change of Control Conversion Right, a holder of Series H Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates evidencing the shares of Series H Preferred Stock, to the extent such shares are certificated, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Corporation’s transfer agent.  Such notice shall state:  (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series H Preferred Stock to be converted; and (iii) that the shares of Series H Preferred Stock are to be converted pursuant to the applicable terms of the Series H Preferred Stock.  Notwithstanding the foregoing, if the shares of Series H Preferred Stock are held in global form, such notice shall comply with applicable procedures of DTC.

6.                                      Holders of Series H Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date.  The notice of withdrawal must state:  (i) the number of withdrawn shares of Series H Preferred Stock; (ii) if certificated shares of Series H Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series H Preferred Stock; and (iii) the number of shares of Series H Preferred Stock, if any, which remain subject to the conversion notice.  Notwithstanding the foregoing, if the shares of Series H Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

7.                                      Shares of Series H Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration

15

in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem such shares of Series H Preferred Stock, whether pursuant to its Redemption Right or Special Optional Redemption Right.  If the Corporation elects to redeem shares of Series H Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series H Preferred Stock shall not be so converted and the holders of such stock shall be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid distributions thereon to, but not including, the applicable redemption date.

8.                                      The Corporation shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

9.                                      Notwithstanding anything to the contrary contained herein, no holder of Series H Preferred Stock will be entitled to convert such Series H Preferred Stock into Common Stock to the extent that such conversion would cause such holder (or any other Person) to exceed the share ownership limits contained in the Articles of Incorporation or herein unless the Corporation provides an exemption.

G.                                    Voting Rights.

1.                                      The holders of Series H Preferred Stock shall not be entitled to vote on any matter except as provided in this paragraph (G) or as otherwise expressly required by applicable law.

2.                                      In the event the Corporation shall have failed to authorize and pay or set apart for payment in full the distributions accumulated on the outstanding shares of Series H Preferred Stock for any six or more quarterly Distribution Periods, regardless of whether such quarterly periods are consecutive (a “Preferential Distribution Non-Payment”), the number of directors of the Corporation shall be increased by two and the holders of the outstanding shares of Series H Preferred Stock, voting together as a class with all other classes or series of preferred stock of the Corporation ranking on a parity with the Series H Preferred Stock with respect to distribution rights and then entitled to vote on the election of such additional two directors, shall be entitled to elect such two additional directors until the full distributions accumulated for the past distribution periods and the then current distribution period on all outstanding shares of Series H Preferred Stock have been authorized and paid or set apart for payment.  Upon the occurrence of a Preferential Distribution Non-Payment or a vacancy in the office of a Preferred Stock Director (as defined below), the Board of Directors may, and upon the written request of the holders of record of not less than 20% of the holders of the Series H Preferred Stock and all holders of other classes or series of preferred stock of the Corporation ranking on a parity with the Series H Preferred Stock with respect to distribution rights who are then entitled to vote on the election of such additional director or directors shall call a special meeting of such holders for the purpose of electing the additional director or directors.  In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and

16

upon the notice provided by law and in the Bylaws of the Corporation, provided that the Corporation shall not be required to call such a special meeting if such request is received less than 90 days before the date fixed for the next ensuing annual meeting of shareholders of the Corporation and all holders of the Series H Preferred Stock and stock of any other class or series of preferred stock of the Corporation ranking on a parity with the Series H Preferred Stock with respect to distribution rights are afforded the opportunity to elect such additional director or directors (or fill any vacancy) at such annual meeting of shareholders.

If and when all accumulated distributions on the Series H Preferred Stock have been authorized and paid or set aside for payment in full, the holders of the Series H Preferred Stock shall be divested of the special voting rights provided by this subparagraph (2) of paragraph (G), subject to revesting in the event of each and every subsequent Preferential Distribution Non-Payment.  Upon termination of such special voting rights attributable to all holders of the Series H Preferred Stock and shares of any other class or series of preferred stock of the Corporation ranking on a parity with the Series H Preferred Stock with respect to distribution rights, the term of office of each director elected by the holders of the Series H Preferred Stock and such parity preferred stock (a “Preferred Stock Director”) pursuant to such special voting rights shall forthwith terminate and the number of directors constituting the entire Board of Directors shall be reduced by the number of Preferred Stock Directors.  Any Preferred Stock Director may be removed only by the vote of the holders of record of a majority of the outstanding shares of Series H Preferred Stock and all other series of preferred stock of the Corporation ranking on a parity with the Series H Preferred Stock with respect to distribution rights who would then be entitled to vote in such Preferred Stock Director’s election, voting together as a separate class, at a meeting called for such purpose.

3.                                      So long as any shares of Series H Preferred Stock are outstanding, the number of directors constituting the entire Board of Directors of the Corporation shall at all times be such that the exercise, by the holders of the Series H Preferred Stock and the holders of preferred stock of the Corporation ranking on a parity with the Series H Preferred Stock with respect to distribution rights, of the right to elect directors under the circumstances provided for in subparagraph (2) of this paragraph (G) will not contravene any provision of the Articles of Incorporation restricting the number of directors which may constitute the entire Board of Directors.

4.                                      Directors elected pursuant to subparagraph (2) of this paragraph (G) shall serve until the earlier of (x) the next annual meeting of the shareholders of the Corporation and the election (by the holders of the Series H Preferred Stock and the holders of preferred stock of the Corporation ranking on a parity with the Series H Preferred Stock with respect to distribution rights) and qualification of their respective successors or (y) the termination of the term of office of each Preferred Stock Director upon the termination of the special voting rights as provided for in subparagraph (2) of this paragraph (G) or as otherwise provided for in subparagraph (2) of this paragraph (G).

5.                                      So long as a Preferential Distribution Non-Payment shall continue, any vacancy in the office of a Preferred Stock Director may be filled by vote of the holders of

17

record of a majority of the outstanding shares of Series H Preferred Stock and all other series of preferred stock ranking on a parity with the Series H Preferred Stock with respect to distribution rights who are then entitled to vote in the election of such Preferred Stock Director as provided above.  As long as the Preferential Distribution Non-Payment shall continue, holders of the Series H Preferred Stock shall not, as such shareholders, be entitled to vote on the election or removal of directors other than Preferred Stock Directors, but shall not be divested of any other voting rights provided to such shareholders by these Articles of Amendment.

H.                                   Board of Directors’ Right to Refuse to Transfer Series H Preferred Stock; Limitation on Holdings.

1.                                      The terms and provisions of this paragraph (H) shall apply in addition to, and not in limitation of, the terms and provisions of the Articles of Incorporation applicable to share ownership and transferability of shares, including, but not limited to, Article NINTH.

2.                                      Each Person who owns directly or indirectly more than 5.0% in number or value of the total shares of Series H Preferred Stock outstanding shall, within 30 days after the end of each taxable year, give written notice to the Corporation stating the Person’s name and address, the number of shares of Series H Preferred Stock directly or indirectly owned by such Person, and a description of the manner in which such shares of Series H Preferred Stock are held.  For purposes of these Articles of Amendment, the number and value of the total shares of Series H Preferred Stock outstanding shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereunder.  In addition, each direct or indirect holder of Series H Preferred Stock, irrespective of such shareholder’s percentage ownership of outstanding Series H Preferred Stock, shall upon demand disclose to the Corporation in writing such information with respect to the direct or indirect ownership of Series H Preferred Stock as the Board of Directors deems necessary from time to time to enable the Board of Directors to determine whether the Corporation complies with Sections 856 through 858 of the Code and any successor or other provisions relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder (the “REIT Provisions of the Code”), to comply with the requirements of any taxing authority or governmental authority or to determine any such compliance with this paragraph (H).

3.                                      If, in the opinion of the Board of Directors, which shall be binding upon any prospective acquiror of shares of Series H Preferred Stock, any proposed transfer or issuance would jeopardize the status of the Corporation as a REIT under the REIT Provisions of the Code, the Board of Directors shall have the right, but not the duty, to refuse to permit such transfer or issuance or refuse to give effect to such transfer or issuance and to take any action to void any such issuance or cause any such transfer not to occur.

4.                                      Any transfer of shares of Series H Preferred Stock that would result in the shares of Series H Preferred Stock being owned by fewer than 100 persons for purposes of the REIT Provisions of the Code shall be null and void and the prospective acquiror

18

shall not be entitled to any rights afforded to owners of Series H Preferred Stock hereunder and shall be deemed never to have had an interest therein.  If any transfer of shares of Series H Preferred Stock would:  (i) create a direct or indirect owner of Series H Excess Preferred Stock other than a Series H Preferred Excepted Person (as defined below); (ii) create a direct or indirect owner of Series H Preferred Stock in excess of 9.8% of the number or value (whichever is more restrictive) of the total outstanding shares of Series H Preferred Stock; or (iii) result in the Corporation being “closely held” within the meaning of Section 856(h), or any successor section, of the Code, or otherwise cause the Corporation to fail to qualify as a REIT, that number of shares of Series H Preferred Stock which would cause such violation (rounded upward to the nearest whole share, such shares so rounded, the “Excess Stock”) shall be deemed to be automatically transferred to a charitable trust (a “Charitable Trust”) or otherwise, shall be deemed to be void ab initio, to the fullest extent permitted by applicable law, as further described in the Articles of Incorporation.

“Series H Excess Preferred Stock” shall mean ownership of shares of Series H Preferred Stock exceeding 9.8% of the number or the value (whichever is more restrictive) of the total shares of Series H Preferred Stock outstanding by a Person other than a Series H Preferred Excepted Person (as defined below).

“Series H Preferred Excepted Person” shall mean any Person approved by the Board of Directors (or a duly authorized committee), at their option and in their sole discretion, provided, however, that such approval shall not be granted to any Person whose ownership of in excess of 9.8% of the number or the value (whichever is more restrictive) of the total shares of Series H Preferred Stock outstanding would result, directly, indirectly or as a result of attribution of ownership, in termination of the status of the Corporation as a REIT under the REIT Provisions of the Code.

5.                                      Notwithstanding subsection (i) of subparagraph (4) above, the Board of Directors may waive or exempt any transfer that results in Series H Excess Preferred Stock if evidence satisfactory to the Board of Directors is presented that such transfer will not then or in the future jeopardize the status of the Corporation as a REIT under the REIT Provisions of the Code.  As a condition of a waiver or exemption by the Board of Directors, the intended transferee shall give written notice to the Corporation of the proposed transfer and shall furnish such opinions of counsel, representations, undertakings, agreements and information as may be required by the Board of Directors no later than the 15th day prior to any transfer which, if consummated, would result in such ownership.

6.                                      Notwithstanding any transfer of Excess Stock to a Charitable Trust, any Excess Stock shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such shares becoming Excess Stock and (ii) the Market Price (as such term is defined in these Articles of Amendment) of the Series H Preferred Stock on the day the Corporation, or its designee, accepts such offer.  If the Corporation exercises its purchase right, prompt payment of the purchase price shall be made in cash by the Corporation in such manner as may be determined by the Board of Directors.  From and after

19

the date fixed for purchase by the Board of Directors, and so long as payment of the purchase price for the Series H Preferred Stock to be so redeemed shall have been made or duly provided for, the holder of any Series H Excess Preferred Stock so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares of Series H Preferred Stock, excepting only the right to payment of the purchase price fixed as aforesaid.  Any dividend or distribution paid to a proposed transferee of shares of Series H Excess Preferred Stock prior to the discovery by the Corporation that the Series H Preferred Stock have been transferred in violation of this paragraph (H) shall be repaid to the Corporation upon demand.  The rights granted to the Corporation in this subparagraph (6) shall not limit the effect of, restrictions in, or rights of the Corporation or the Board of Directors under, any other provision of this paragraph (H).

7.                                      Notwithstanding any other provision in these Articles of Amendment, the Articles of Incorporation or the Corporation’s Bylaws, subparagraphs (4), (5), (6) and (7) of this paragraph (H) may not be amended or repealed without the affirmative vote of the holders of not less than two-thirds of the shares of Series H Preferred Stock then outstanding and entitled to vote.  If subparagraph (4), (5), (6) or (7) of this paragraph (H) is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the acquiror of shares of Series H Preferred Stock in violation of such sections shall be deemed, at the option of the Corporation, to have acted as agent on behalf of the Corporation in acquiring such shares of Series H Preferred Stock on behalf of the Corporation.

8.                                      Subject to subparagraph (12), notwithstanding any other provision of these Articles of Amendment to the contrary, any purported transfer, sale or acquisition of shares of Series H Preferred Stock (whether such purported transfer, sale or acquisition results from the direct or indirect acquisition of ownership of Series H Preferred Stock) which would result in the termination of the status of the Corporation as a real estate investment trust under the REIT Provisions of the Code shall be null and void ab initio.  Any such shares of Series H Preferred Stock may be treated by the Board of Directors in the manner prescribed for Series H Excess Preferred Stock in subparagraph (6) of this paragraph (H).

9.                                      Subject to subparagraphs (11) and (12), nothing contained in this paragraph (H) or in any other provision of these Articles of Amendment shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of the shareholders by preservation of the Corporation’s status as a real estate investment trust under the REIT Provisions of the Code.

10.                               Subject to subparagraph (11), if any provision of this paragraph (H) or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.  To the extent this paragraph (H)

20

may be inconsistent with any other provision of these Articles of Amendment, this paragraph (H) shall be controlling.

11.                               For purposes of these Articles of Amendment, shares of Series H Preferred Stock not owned directly shall be deemed to be owned indirectly by a Person if that Person or a group of which he is a member would be the beneficial owner of such shares of Series H Preferred Stock, as defined in Rule 13d-3 under the Exchange Act and/or would be considered to own such shares of Series H Preferred Stock by reason of the REIT Provisions of the Code.

12.                               Notwithstanding any other provision of paragraph (H), nothing in these Articles of Amendment shall preclude the settlement of transactions entered into through the facilities of the NYSE.  The fact that the settlement of any transaction takes place or occurs shall not negate the effect of any other provision of this paragraph (H) and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this paragraph (H).

I.                                        Information Rights.

During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series H Preferred Stock are outstanding, the Corporation will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series H Preferred Stock as their names and addresses appear in the record books of the Corporation and without cost to such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended, and (ii) promptly, upon request, supply copies of such reports to any prospective beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of Series H Preferred Stock.  The Corporation will mail (or otherwise provide) the information to the holders of Series H Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the Securities and Exchange Commission if the Corporation were subject to Section 13 or 15(d) of the Exchange Act.

J.                                        Ranking.

With regard to rights to receive distributions and amounts payable upon liquidation, dissolution or winding up of the Corporation, the Series H Preferred Stock rank:  (i) senior to the Junior Stock; (ii) on a parity with the Parity Stock, including the Series I Preferred Stock and the Series G Preferred Stock, unless the terms of such other preferred stock provide otherwise and, if applicable, the requirements of paragraph (K) hereof have been complied with; and (iii) junior to the Senior Stock.

K.                                   Limitations.

1.                                      So long as any Series H Preferred Stock are outstanding, the Corporation shall not without the affirmative vote, or the written consent, of the holders of at least two-thirds of the total number of outstanding shares of Series H Preferred Stock and shares of any other class or series of preferred stock of the Corporation ranking on a parity with the Series H Preferred Stock, voting as a class:

21

a.                                      authorize, create or issue, or increase the authorized or issued amount of any class or series of, or rights to subscribe to or acquire any security convertible into, any class or series of stock ranking as to distribution rights or liquidation preference senior to the Series H Preferred Stock, or reclassify any shares into any such stock; or

b.                                      amend, alter or repeal, whether by merger, consolidation or otherwise, any of the provisions of the Articles of Incorporation (including these Articles of Amendment) that would change the preferences, rights or privileges with respect to the Series H Preferred Stock so as to affect the Series H Preferred Stock materially and adversely; but nothing herein contained shall require such a vote or consent:  (i) in connection with any increase in the total number of authorized shares under the Articles of Incorporation; (ii) in connection with the authorization or increase of any class or series of stock ranking, as to distribution rights and liquidation preference, on a parity with or junior to the Series H Preferred Stock; (iii) in connection with any merger or consolidation in which the Corporation is the surviving entity if, immediately after the merger or consolidation, there are outstanding no shares and no securities convertible into shares ranking as to distribution rights or liquidation preference senior to the Series H Preferred Stock other than the securities of the Corporation outstanding prior to such merger or consolidation; (iv) in connection with any merger or consolidation in which the Corporation is not the surviving entity if, as a result of the merger or consolidation, the holders of Series H Preferred Stock receive shares of stock or other equity securities with preferences, rights and privileges substantially identical to the preferences, rights and privileges of the Series H Preferred Stock and there are outstanding no shares of stock or other equity securities of the surviving entity ranking as to distribution rights or liquidation preference senior to the Series H Preferred Stock other than the securities of the Corporation outstanding prior to such merger or consolidation; (v) in connection with any merger or consolidation in which the holders of the Series H Preferred Stock receive cash in an amount equal to or greater than the Liquidation Preference per share plus all distributions accrued and unpaid thereon (whether or not declared) to the date of such merger or consolidation; or (vi) if, at or prior to the time when the issuance of any such stock ranking senior to the Series H Preferred Stock is to be made or any such change is to take effect, as the case may be, the Series H Preferred Stock have been called for redemption upon proper notice of redemption to occur within 60 days and sufficient funds have been irrevocably deposited in trust for the redemption of all the then outstanding Series H Preferred Stock, unless the Redemption Price of the Series H Preferred Stock (other than any portion thereof consisting of accrued and unpaid distributions) shall be paid solely from the sale proceeds of such stock ranking senior to the Series H Preferred Stock.

2.                                      Notwithstanding Section (K)(1) above, if any amendment, alteration or repeal of the provisions of the Articles of Incorporation (including these Articles of Amendment), whether by merger, consolidation or otherwise, would materially and adversely affect any preferences, rights or privileges of the Series H Preferred Stock, but not all of the shares of any other class or series of preferred stock of the Corporation

22

ranking on a parity with the Series H Preferred Stock, the affirmative vote, or the written consent, of the holders of at least two-thirds of the total number of outstanding Series H Preferred Stock and all such other similarly affected series or classes, voting as a class, shall be required in lieu of the affirmative vote or written consent that would otherwise be required by Section (K)(1).

L.                                     Exclusion of Other Rights.

The Series H Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Articles of Incorporation.

M.                                 Headings of Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions.

N.                                    Severability of Provisions.

If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series H Preferred Stock set forth in the Articles of Incorporation is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series H Preferred Stock set forth in the Articles of Incorporation which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series H Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

O.                                    No Preemptive Rights.

No holder of Series H Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire stock of the Corporation.

ARTICLE III

These Articles of Amendment were duly authorized by the Board of Directors of the Corporation at a meeting duly called and held on [•].  Pursuant to Section 23-1-25-2(d) and 23-1-38-2(7) of the Indiana Business Corporations Law, shareholder approval of the foregoing amendment is not required.

23

IN WITNESS WHEREOF, these Articles of Amendment are executed on behalf of the Corporation by its Chief Executive Officer and attested to by its Secretary and General Counsel on this [•]th day of [•].

WASHINGTON PRIME GROUP INC.

By:
Name: Mark Ordan
Title: Chief Executive Officer

Attest:

By:
Name: Robert P. Demchak
Title: Secretary and General Counsel

24

EXHIBIT A-3

FORM OF ARTICLES OF AMENDMENT
SETTING FORTH THE TERMS OF
SERIES I CUMULATIVE REDEEMABLE PREFERRED STOCK
OF WASHINGTON PRIME GROUP INC.

[•](1)

ARTICLE I

The name of the corporation filing these Articles of Amendment is Washington Prime Group Inc., an Indiana corporation (the “Corporation”).

ARTICLE II

The following sets forth the designation and number of shares, and fixes the preferences, limitations and relative voting and other rights of the Series I Cumulative Redeemable Preferred Stock of the Corporation:

Section 1.  The shares of such series shall be designated as the “Series I Cumulative Redeemable Preferred Stock” (the “Series I Preferred Stock”) and the number of shares constituting the Series I Preferred Stock shall be 3,800,000.  Such shares of Series I Preferred Stock shall have a par value of $0.0001 per share.

Section 2.

A.                                    Certain Definitions.  Unless the context otherwise requires, the terms defined in this paragraph (A) shall have, for all purposes of the provisions of the Articles of Incorporation in respect of the Series I Preferred Stock, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

Alternative Conversion Consideration.  The term “Alternative Conversion Consideration” shall have the meaning set forth in subparagraph (1) of paragraph (F) below.

Board of Directors.  The term “Board of Directors” shall mean the Board of Directors of the Corporation.

Business Day.  The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Gains Amount.  The term “Capital Gains Amount” shall have the meaning set forth in subparagraph (8) of paragraph (B) below.

Change of Control.  The term “Change of Control” shall mean:  (i) the acquisition by any Person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the

(1)  NTD:  To insert date of adoption.

Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition, transaction or series of purchases, mergers or other acquisition transactions of shares of stock of the Corporation entitling that Person to exercise more than 50% of the total voting power of all shares of stock of the Corporation entitled to vote generally in elections of directors (except that such Person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in (i) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE MKT, or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Change of Control Conversion Date.  The term “Change of Control Conversion Date” shall have the meaning set forth in subparagraph (1) of paragraph (F) below.

Change of Control Conversion Right.  The term “Change of Control Conversion Right” shall have the meaning set forth in subparagraph (1) of paragraph (F) below.

Code.  The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

Common Equity.  The term “Common Equity” shall mean all shares now or hereafter authorized of any class of common stock of the Corporation, including the Common Stock (as defined below), and any other stock of the Corporation, howsoever designated, which have the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

Common Stock Price.  The term “Common Stock Price” shall have the meaning set forth in subparagraph (1) of paragraph (F) below.

Common Stock.  The term “Common Stock” shall mean the Common Stock, $0.0001 par value per share, of the Corporation.

Common Stock Conversion Consideration.  The term “Common Stock Conversion Consideration” shall have the meaning set forth in subparagraph (1) of paragraph (F) below.

Conversion Consideration.  The term “Conversion Consideration” shall have the meaning set forth in subparagraph (1) of paragraph (F) below.

Distribution Payment Date.  The term “Distribution Payment Date” shall have the meaning set forth in subparagraph (2) of paragraph (B) below.

Distribution Period.  The term “Distribution Period” shall mean the period from, and including, the Original Issue Date to, but not including, the first Distribution Payment Date and thereafter, each quarterly period from, and including, the Distribution Payment Date to, but not including, the next Distribution Payment Date.

2

Distribution Rate.  The term “Distribution Rate” shall have the meaning set forth in subparagraph (1) of paragraph (B) below.

Distribution Record Date.  The term “Distribution Record Date” shall mean the date designated by the Board of Directors of the Corporation at the time a distribution is declared, provided, however, that such Distribution Record Date shall be not more than 60 days nor less than 10 days prior to such Distribution Payment Date.

DTC.  The term “DTC” shall mean The Depository Trust Company.

Exchange Act.  The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Exchange Cap.  The term “Exchange Cap” shall have the meaning set forth in subparagraph (1) of paragraph (F) below.

Junior Stock.  The term “Junior Stock” shall mean, as the case may be:  (i) the Common Equity and any other class or series of stock of the Corporation which is not entitled to receive any distributions in any Distribution Period unless all distributions required to have been paid or declared and set apart for payment on the Series I Preferred Stock shall have been so paid or declared and set apart for payment; and (ii) the Common Equity and any other class or series of stock of the Corporation which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Series I Preferred Stock shall have received the entire amount to which such Series I Preferred Stock is entitled upon such liquidation, dissolution or winding up.

Liquidation Preference.  The term “Liquidation Preference” shall mean $25.00 per share of Series I Preferred Stock.

Market Price.  The term “Market Price” with respect to Stock on any date shall mean the last reported sales price on the principal national securities exchange or consolidated transaction reporting system with respect to such Stock of the relevant class of series on the trading day immediately preceding the relevant date, or if the Stock of the relevant class or series are not then traded on a national securities exchange, the last reported sales price of Stock of the relevant class of series on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Stock of the relevant class or series may be traded, or if the Stock of the relevant class or series are not then traded over any exchange or quotation system, then the market price of the Stock of the relevant class or series on the relevant date as determined in good faith by the Board of Directors or a duly authorized committee thereof.

NASDAQ.  The term “NASDAQ” shall mean the NASDAQ Stock Market.

NYSE.  The term “NYSE” shall mean the New York Stock Exchange.

NYSE MKT.  The term “NYSE MKT” shall mean the NYSE MKT.

Original Issue Date.  The term “Original Issue Date” shall mean the date that shares of Series I Preferred Stock are first issued by the Corporation.

3

Parity Stock.  The term “Parity Stock” shall mean, as the case may be:  (i) any class or series of stock of the Corporation which is entitled to receive payment of distributions on a parity with the Series I Preferred Stock; or (ii) any class or series of stock of the Corporation which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Series I Preferred Stock.  The term “Parity Stock” shall include, without limitation, the Series G Preferred Stock and the Series H Preferred Stock.

Person.  The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust classified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act, but does not include an underwriter which participates in a public offering of the Series I Preferred Stock, provided that such ownership by such underwriter would not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation failing to qualify as a REIT.

Preferential Distribution Non-Payment.  The term “Preferential Distribution Non-Payment” shall have the meaning set forth in subparagraph (2) of paragraph (G) below.

Preferred Stock Director.  The term “Preferred Stock Director” shall have the meaning set forth in subparagraph (2) of paragraph (G) below.

Redemption Date.  The term “Redemption Date” shall have the meaning set forth in subparagraph (1) of paragraph (D) below.

Redemption Price.  The term “Redemption Price” shall have the meaning set forth in subparagraph (1) of paragraph (D) below.

Redemption Right.  The term “Redemption Right” shall have the meaning set forth in subparagraph (1) of paragraph (D) below.

REIT.  The term “REIT” shall mean a real estate investment trust under Section 856 of the Code.

Share Cap.  The term “Share Cap” shall have the meaning set forth in subparagraph (1) of paragraph (F) below.

Share Split.  The term “Share Split” shall have the meaning set forth in subparagraph (1) of paragraph (F) below.

Senior Stock.  The term “Senior Stock” shall mean, as the case may be:  (i) any class or series of stock of the Corporation ranking senior to the Series I Preferred Stock in respect of the right to receive distributions; or (ii) any class or series of stock of the Corporation ranking senior to the Series I Preferred Stock in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Corporation.

4

Series G Preferred Stock.  The term “Series G Preferred Stock” shall mean the Series G Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of the Corporation.

Series H Preferred Stock.  The term “Series H Preferred Stock” shall mean the Series H Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of the Corporation.

Special Optional Redemption Date.  The term “Special Optional Redemption Date” shall have the meaning set forth in subparagraph (1) of paragraph (E) below.

Special Optional Redemption Price.  The term “Special Optional Redemption Price” shall have the meaning set forth in subparagraph (1) of paragraph (E) below.

Special Optional Redemption Right.  The term “Special Optional Redemption Right” shall have the meaning set forth in subparagraph (1) of paragraph (E) below.

Stock.  The term “Stock” shall mean transferable stock of the Corporation of any class or series.

Total Distributions.  The term “Total Distributions” shall have the meaning set forth in subparagraph (8) of paragraph (B) below.

B.                                    Distributions.

1.                                      The record holders of Series I Preferred Stock shall be entitled to receive cash distributions, when, as and if authorized by the Board of Directors and declared by the Corporation, out of assets legally available for payment of distributions.  Such distributions shall be payable quarterly by the Corporation in cash at a rate of 6.875% per annum of the Liquidation Preference (equivalent to $1.71875 per share of Series I Preferred Stock per annum) (the “Distribution Rate”).

2.                                      Distributions on Series I Preferred Stock shall accrue and be cumulative at the Distribution Rate from the Original Issue Date or, with respect to shares of Series I Preferred Stock issued after the Original Issue Date, from the Distribution Payment Date (as defined below) immediately preceding the date of issuance thereof.  Distributions shall be payable quarterly in arrears when, as and if authorized by the Board of Directors of the Corporation on the 15th day of January, April, July and October of each year (each, a “Distribution Payment Date”), commencing on [•](2).  If any Distribution Payment Date occurs on a day that is not a Business Day, any accrued distributions otherwise payable on such Distribution Payment Date shall be paid on the next succeeding Business Day.  Any distribution payable on the Series I Preferred Stock, including for any partial Distribution Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months.  Distributions shall be paid to the holders of record of the Series I Preferred Stock as their names shall appear on the share records of the Corporation at the close of business on the Distribution Record Date for such distribution.  Distributions in respect of any past Distribution Periods that are in arrears may be declared and paid at any time to holders of record on the Distribution Record

(2)  NTD:  To insert first quarterly date after date of issuance.

5

Date therefor.  Any distribution payment made on Series I Preferred Stock shall be first credited against the earliest accrued but unpaid distribution due which remains payable.  After full distributions on the Series I Preferred Stock have been paid or declared and funds set aside for payment for all past distribution periods and for the then current quarter, the holders of Series I Preferred Stock will not be entitled to any further distributions with respect to that quarter.  The Series I Preferred Stock shall rank on a parity with the Series G Preferred Stock and the Series H Preferred Stock, as to distributions in the manner and to the extent provided herein.

3.                                      If any shares of Series I Preferred Stock are outstanding, no distributions (other than in Junior Stock, or as part of the consideration in connection with a redemption, purchase or other acquisition as permitted in subparagraph (4) of paragraph (B) below) shall be authorized or paid or set apart for payment on any other class or series of Junior Stock or Parity Stock for any period unless full cumulative distributions have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the Series I Preferred Stock for all past Distribution Periods and the then current Distribution Period.  When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series I Preferred Stock and any other class or series of Preferred Stock ranking on a parity as to distributions with the Series I Preferred Stock, all distributions authorized upon the Series I Preferred Stock and any other such class or series of Preferred Stock shall be authorized pro rata so that the amount of distributions authorized per share on the Series I Preferred Stock and such class or series of Stock shall in all cases bear to each other the same ratio that accrued and unpaid distributions per share on the Series I Preferred Stock and such class or series of Stock bear to each other.  No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series I Preferred Stock which may be in arrears and holders of Series I Preferred Stock will not be entitled to any distribution, whether payable in cash, property or stock, in excess of full cumulative distributions on the Series I Preferred Stock as provided above.

4.                                      Unless full cumulative distributions on the Series I Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no Junior Stock or Parity Stock shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by (i) conversion into or exchange for other Junior Stock or (ii) a purchase of Series I Excess Preferred Stock relating to the Corporation’s continuing qualification as a REIT (or substantially similar provisions relating to other stock of the Corporation’s capital stock) or otherwise to ensure the Corporation’s continued REIT status).

5.                                      Notwithstanding anything contained herein to the contrary, no distributions on Series I Preferred Stock shall be authorized by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for

6

payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or to the extent such authorization, payment or setting apart for payment shall be restricted or prohibited by law.

6.                                      Notwithstanding anything contained herein to the contrary, distributions on the Series I Preferred Stock, if not paid on the applicable Distribution Payment Date, will accrue without interest whether or not any agreement of the Corporation prohibits payment of such distributions, whether or not distributions are authorized for such Distribution Payment Date, whether or not the Corporation has earnings and whether or not there are assets legally available for the payment of such distributions.

7.                                      If the Board of Directors determines that it is permissible under applicable law and that the distributions will qualify for the dividends paid deduction (within the meaning of Sections 561 and 562 of the Code or any successor provisions thereto), such distributions shall be paid as follows:  first, from income of the Corporation other than net capital gains, and the balance, if any, from net capital gains of the Corporation.  If the Board of Directors determines, in its sole discretion, that distributions to be paid in accordance with the preceding sentence might not qualify for such dividends paid deduction, or might not be permissible under applicable law, then such distributions shall be paid in a manner determined by the Board of Directors.

8.                                      If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Code or any successor revenue code or section) any portion (the “Capital Gains Amount”) of the total dividends (as determined for United States federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of Stock (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series I Preferred Stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of the Series I Preferred Stock for the year and the denominator of which will be the Total Distributions.

C.                                    Distributions Upon Liquidation, Dissolution or Winding Up.

1.                                      Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock as to liquidation preferences, but before any distribution or payment shall be made to the holders of any Junior Stock as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series I Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its shareholders liquidating distributions in cash or property at its fair market value as determined by the Board of Directors in the amount of the Liquidation Preference per share plus an amount equal to all distributions accrued and unpaid thereon (whether or not declared) to the date of such liquidation, dissolution or winding up.  After payment of the full amount of the liquidating distributions to which they are entitled, the shares of Series I Preferred Stock shall be cancelled and the holders of Series I Preferred Stock will have no right or claim to any of the remaining assets of

7

the Corporation and shall not be entitled to any other distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

2.                                      In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Corporation are insufficient to pay the amount of the Liquidation Preference per share plus an amount equal to all distributions accrued and unpaid on the Series I Preferred Stock and the corresponding amounts payable on all shares of Parity Stock as to the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Series I Preferred Stock and all such Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise would be respectively entitled.  The Series I Preferred Stock rank on a parity with the Series G Preferred Stock and the Series H Preferred Stock as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation.  Neither the consolidation or merger of the Corporation into or with another entity nor the dissolution, liquidation, winding up or reorganization of the Corporation immediately followed by incorporation of another corporation to which such assets are distributed, nor the sale, lease, transfer or conveyance of all or substantially all of the assets of the Corporation to another entity shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph (C); provided that, in each case, effective provision is made in the articles of incorporation or similar organizational document of the resulting or surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of the Series I Preferred Stock.

3.                                      In determining whether a distribution by dividend, redemption or other acquisition of Stock or otherwise is permitted under Indiana law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution.

D.                                    Redemption by the Corporation.

1.                                      Except as described in this paragraph (D) and paragraph (E) below, shares of Series I Preferred Stock may not be redeemed prior to March 27, 2018.  In addition, to ensure that the Corporation remains qualified as a REIT for federal income tax purposes, the Series I Preferred Stock shall be subject to the provisions of Article NINTH of the Articles of Incorporation and paragraph (G) below.  On and after March 27, 2018, the Corporation, at its option (the “Redemption Right”), upon giving notice as provided below, may redeem shares of Series I Preferred Stock, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus all accrued and unpaid distributions on such Series I Preferred Stock to, but not including, the date of such redemption (the “Redemption Price”).  Each date fixed for redemption pursuant to this subparagraph (1) of this paragraph (D) is called a “Redemption Date.”

2.                                      In addition to any information required by law or by the applicable rules of any exchange upon which Series I Preferred Stock may be listed or admitted to trading, notice of any redemption will be given by publication in a newspaper of general

8

circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date.  A similar notice will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to the respective holders of record of the Series I Preferred Stock to be redeemed at their respective addressees as they appear on the share transfer records of the Corporation.  No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series I Preferred Stock except as to any holder to whom the Corporation has failed to give notice or except as to any holder to whom notice was defective.  In addition to any information required by law or by the applicable rules of any exchange upon which shares of Series I Preferred Stock may be listed or admitted to trading, such notice shall state:  (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of shares of Series I Preferred Stock to be redeemed and, if less than all the shares of stock held by the particular holder are to be redeemed, the number of shares of Series I Preferred Stock to be redeemed from such holder; (iv) the place or places where certificates for such shares, if any, are to be surrendered for payment of the Redemption Price; and (v) that distributions on the shares to be redeemed will cease to accrue on the Redemption Date.

3.                                      If notice has been mailed in accordance with subparagraph (2) of this paragraph (D), and such notice provides that on or before the Redemption Date specified therein all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, distributions on the Series I Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series I Preferred Stock, and all rights of the holders thereof as shareholders of the Corporation (except the right to receive from the Corporation the Redemption Price) shall cease.  Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such stock shall be redeemed by the Corporation at the Redemption Price.  In case fewer than all the shares evidenced by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed shares without cost to the holder thereof.  In the event that the shares of Series I Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such stock shall be required.

4.                                      In case of redemption of less than all of the shares of Series I Preferred Stock at the time outstanding, the shares to be redeemed shall be selected by the Corporation pro rata from the holders of record of such shares in proportion to the number of shares held by such holders (with adjustments to avoid redemption of fractional shares), by lot or by any other equitable method determined by the Board of Directors.  In order to facilitate the redemption of Series I Preferred Stock, the Board of Directors may fix a record date for the determination of the stock to be redeemed, such

9

record date to be not less than 30 nor more than 60 days prior to the date fixed for such redemption.

5.                                      Unless full cumulative distributions on all Series I Preferred Stock shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no Series I Preferred Stock shall be redeemed unless all outstanding shares of Series I Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any Series I Preferred Stock except by (i) conversion into or exchange for other Junior Stock, or (ii) a purchase of Series I Excess Preferred Stock relating to the Corporation’s continuing qualification as a REIT (or substantially similar provisions relating to other stock of the Corporation’s capital stock) or otherwise to ensure the Corporation’s continued REIT status; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series I Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series I Preferred Stock, provided further, however, that the foregoing shall not prevent the purchase or acquisition of Series I Preferred Stock pursuant to Article NINTH of the Articles of Incorporation and paragraph (H) below.

6.                                      Notwithstanding anything in paragraphs (D), (E) and (H) herein or otherwise, subject to applicable law and the limitation on purchases when distributions on the Series I Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase Series I Preferred Stock in the open market, by tender or by private agreement.

7.                                      Any funds deposited with a bank or trust company for the purpose of redeeming shares of Series I Preferred Stock shall be irrevocable except that:

a.                                      the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

b.                                      any balance of monies so deposited by the Corporation and unclaimed by the holders of shares of Series I Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

8.                                      No shares of Series I Preferred Stock may be redeemed except with assets legally available for the payment of the Redemption Price.

9.                                      All shares of Series I Preferred Stock redeemed pursuant to this paragraph (D) shall be retired and shall be reclassified as authorized and unissued

10

preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.

E.                                     Special Optional Redemption by the Corporation.

1.                                      Upon the occurrence of a Change of Control, the Corporation will have the option (the “Special Optional Redemption Right”) upon written notice mailed by the Corporation, postage pre-paid, no less than 30 nor more than 60 days prior to the Special Optional Redemption Date (as defined below) and addressed to the holders of record of the Series I Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation, to redeem the Series I Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at $25.00 per share plus accrued and unpaid distributions, if any, to, but not including, the redemption date (“Special Optional Redemption Price”).  No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series I Preferred Stock except as to any holder to whom the Corporation has failed to give notice or except as to any holder to whom notice was defective.  If, prior to the Change of Control Conversion Date (as defined below), the Corporation has provided or provides notice of redemption with respect to the Series I Preferred Stock (whether pursuant to paragraph (D) above or this paragraph (E)), the holders of Series I Preferred Stock will not have the conversion right described below in paragraph (F).  Each date fixed for redemption pursuant to this subparagraph (1) of this paragraph (E) is called a “Special Optional Redemption Date.”

2.                                      In addition to any information required by law or by the applicable rules of any exchange upon which Series I Preferred Stock may be listed or admitted to trading, the notice described in subparagraph (1) of this paragraph (E) shall state:  (i) the Special Optional Redemption Date; (ii) the Special Optional Redemption Price; (iii) the number of shares of Series I Preferred Stock to be redeemed; (iv) the place or places where the certificates for shares of Series I Preferred Stock, to the extent Series I Preferred Stock are certificated, are to be surrendered (if so required in the notice) for payment of the Special Optional Redemption Price; (v) that the shares of Series I Preferred Stock are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; (vi) that holders of the shares of Series I Preferred Stock to which the notice relates will not be able to tender such shares of Series I Preferred Stock for conversion in connection with the Change of Control and each share of Series I Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the Special Optional Redemption Date instead of converted on the Change of Control Conversion Date; and (vii) that distributions on Series I Preferred Stock to be redeemed will cease to accrue on the Special Optional Redemption Date.  If fewer than all of the shares of Series I Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series I Preferred Stock held by such holder to be redeemed.

11

3.                                      If notice has been mailed in accordance with subparagraph (2) of this paragraph (E), and such notice provides that on or before the Special Optional Redemption Date specified therein all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the stock so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Special Optional Redemption Date, distributions on the Series I Preferred Stock so called for redemption shall cease to accrue, and said stock shall no longer be deemed to be outstanding and shall not have the status of Series I Preferred Stock, and all rights of the holders thereof as shareholders of the Corporation (except the right to receive from the Corporation the Special Optional Redemption Price) shall cease.  Upon surrender, in accordance with said notice, of the certificates for any stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such stock shall be redeemed by the Corporation at the Redemption Price.  In case fewer than all the stock evidenced by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed stock without cost to the holder thereof.  In the event that the Series I Preferred Stock to be redeemed are uncertificated, such stock shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such stock shall be required.

4.                                      If fewer than all of the outstanding shares of Series I Preferred Stock are to be redeemed pursuant to the Special Optional Redemption Right, the shares of stock to be redeemed shall be selected by the Corporation pro rata from the holders of record of such shares of stock in proportion to the number of shares of stock held by such holders (with adjustments to avoid redemption of fractional shares of stock), by lot or by any other equitable method determined by the Board of Directors.

5.                                      Any funds deposited with a bank or trust company for the purpose of redeeming Series I Preferred Stock shall be irrevocable except that:

a.                                      the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any stock redeemed shall have no claim to such interest or other earnings; and

b.                                      any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series I Preferred Stock entitled thereto at the expiration of two years from the applicable Special Optional Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the stock entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

6.                                      No Series I Preferred Stock may be redeemed except with assets legally available for the payment of the Special Optional Redemption Price.

12

7.                                      All Series I Preferred Stock redeemed pursuant to this paragraph (E) shall be retired and shall be reclassified as authorized and unissued preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.

F.                                      Conversion.

The shares of Series I Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this paragraph (F).

1.                                      Upon the occurrence of a Change of Control, each holder of Series I Preferred Stock shall have the right, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem the shares of Series I Preferred Stock pursuant to the Redemption Right or the Special Optional Redemption Right, to convert some or all of the Series I Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of Common Stock per share of Series I Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the Liquidation Preference plus (y) the amount of any accrued and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case no additional amount for such accrued and unpaid distribution will be included in such sum) by (ii) the Common Stock Price (as defined below) and (B) [4.3745](3) (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a Common Share distribution), subdivisions or combinations (in each case, a “Share Split”) with respect to shares of Common Stock as follows:  the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right in respect of the Series I Preferred Stock will not exceed [17,498,000](4) in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”).  The Exchange Cap (i) shall be increased on a pro rata basis with respect to any additional shares of Series I Preferred Stock designated and

(3)  NTD:  To be equitably adjusted to be economically equivalent after taking into account the merger and WPG capitalization.

(4)  NTD:  To be equitably adjusted to be economically equivalent after taking into account the merger and WPG capitalization.

13

authorized for issuance pursuant to any subsequent articles of amendment and (ii) is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Conversion Consideration”), a holder of Series I Preferred Stock shall receive upon conversion of such Series I Preferred Stock the kind and amount of Alternative Conversion Consideration that such holder of Series I Preferred Stock would have owned or been entitled to receive upon the Change of Control had such holder of Series I Preferred Stock held a number of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series I Preferred Stock shall receive shall be the form and proportion of the aggregate consideration elected by the holders of Common Stock who participate in the determination (based on the weighted average of elections) and shall be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with subparagraph (3) of this paragraph (F) below that is no less than 20 days nor more than 35 days after the date on which the Corporation provides such notice pursuant to subparagraph (3) of this paragraph (F).

The “Common Stock Price” shall be (i) the amount of cash consideration per share of Common Stock, if the consideration to be received in the Change of Control by holders of Common Stock is solely cash, and (ii) the average of the closing prices per share of Common Stock on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by holders Common Stock is other than solely cash.

2.                                      No fractional shares of Common Stock shall be issued upon the conversion of Series I Preferred Stock.  In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

3.                                      Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control

14

Conversion Right, shall be delivered to the holders of record of Series I Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records and notice shall be provided to the Corporation’s transfer agent.  No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of Series I Preferred Stock except as to the holder to whom notice was defective or not given.  Each notice shall state:  (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series I Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that, if prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem all or any portion of Series I Preferred Stock, the holder will not be able to convert Series I Preferred Stock and such Series I Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series I Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series I Preferred Stock must follow to exercise the Change of Control Conversion Right.

4.                                      The Corporation shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to subparagraph (3) of this paragraph (F) above to the holders of Series I Preferred Stock.

5.                                      In order to exercise the Change of Control Conversion Right, a holder of Series I Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates evidencing the shares of Series I Preferred Stock, to the extent such shares are certificated, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Corporation’s transfer agent.  Such notice shall state:  (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series I Preferred Stock to be converted; and (iii) that the shares of Series I Preferred Stock are to be converted pursuant to the applicable terms of the Series I Preferred Stock.  Notwithstanding the foregoing, if the shares of Series I Preferred Stock are held in global form, such notice shall comply with applicable procedures of DTC.

6.                                      Holders of Series I Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date.  The notice of withdrawal must state:  (i) the number of withdrawn shares of Series I Preferred Stock; (ii) if certificated shares of Series I Preferred Stock have been issued, the certificate

15

numbers of the withdrawn shares of Series I Preferred Stock; and (iii) the number of shares of Series I Preferred Stock, if any, which remain subject to the conversion notice.  Notwithstanding the foregoing, if the shares of Series I Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

7.                                      Shares of Series I Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem such shares of Series I Preferred Stock, whether pursuant to its Redemption Right or Special Optional Redemption Right.  If the Corporation elects to redeem shares of Series I Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series I Preferred Stock shall not be so converted and the holders of such stock shall be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid distributions thereon to, but not including, the applicable redemption date.

8.                                      The Corporation shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

9.                                      Notwithstanding anything to the contrary contained herein, no holder of Series I Preferred Stock will be entitled to convert such Series I Preferred Stock into Common Stock to the extent that such conversion would cause such holder (or any other Person) to exceed the share ownership limits contained in the Articles of Incorporation or herein unless the Corporation provides an exemption.

G.                                    Voting Rights.

1.                                      The holders of Series I Preferred Stock shall not be entitled to vote on any matter except as provided in this paragraph (G) or as otherwise expressly required by applicable law or the rules of the NYSE or any other securities exchange or quotation system on which the Series I Preferred Stock are then listed, traded or quoted.

2.                                      In the event the Corporation shall have failed to authorize and pay or set apart for payment in full the distributions accumulated on the outstanding shares of Series I Preferred Stock for any six or more quarterly Distribution Periods, regardless of whether such quarterly periods are consecutive (a “Preferential Distribution Non-Payment”), the number of directors of the Corporation shall be increased by two and the holders of the outstanding shares of Series I Preferred Stock, voting together as a class with all other classes or series of preferred stock of the Corporation ranking on a parity with the Series I Preferred Stock with respect to distribution rights and then entitled to vote on the election of such additional two directors, shall be entitled to elect such two additional directors until the full distributions accumulated for the past distribution periods and the then current distribution period on all outstanding shares of Series I Preferred Stock have been authorized and paid or set apart for payment.  Upon the

16

occurrence of a Preferential Distribution Non-Payment or a vacancy in the office of a Preferred Stock Director (as defined below), the Board of Directors may, and upon the written request of the holders of record of not less than 20% of the holders of the Series I Preferred Stock and all holders of other classes or series of preferred stock of the Corporation ranking on a parity with the Series I Preferred Stock with respect to distribution rights who are then entitled to vote on the election of such additional director or directors shall call a special meeting of such holders for the purpose of electing the additional director or directors.  In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws of the Corporation, provided that the Corporation shall not be required to call such a special meeting if such request is received less than 90 days before the date fixed for the next ensuing annual meeting of shareholders of the Corporation and all holders of the Series I Preferred Stock and stock of any other class or series of preferred stock of the Corporation ranking on a parity with the Series I Preferred Stock with respect to distribution rights are afforded the opportunity to elect such additional director or directors (or fill any vacancy) at such annual meeting of shareholders.

If and when all accumulated distributions on the Series I Preferred Stock have been authorized and paid or set aside for payment in full, the holders of the Series I Preferred Stock shall be divested of the special voting rights provided by this subparagraph (2) of paragraph (G), subject to revesting in the event of each and every subsequent Preferential Distribution Non-Payment.  Upon termination of such special voting rights attributable to all holders of the Series I Preferred Stock and shares of any other class or series of preferred stock of the Corporation ranking on a parity with the Series I Preferred Stock with respect to distribution rights, the term of office of each director elected by the holders of the Series I Preferred Stock and such parity preferred stock (a “Preferred Stock Director”) pursuant to such special voting rights shall forthwith terminate and the number of directors constituting the entire Board of Directors shall be reduced by the number of Preferred Stock Directors.  Any Preferred Stock Director may be removed only by the vote of the holders of record of a majority of the outstanding shares of Series I Preferred Stock and all other series of preferred stock of the Corporation ranking on a parity with the Series I Preferred Stock with respect to distribution rights who would then be entitled to vote in such Preferred Stock Director’s election, voting together as a separate class, at a meeting called for such purpose.

3.                                      So long as any shares of Series I Preferred Stock are outstanding, the number of directors constituting the entire Board of Directors of the Corporation shall at all times be such that the exercise, by the holders of the Series I Preferred Stock and the holders of preferred stock of the Corporation ranking on a parity with the Series I Preferred Stock with respect to distribution rights, of the right to elect directors under the circumstances provided for in subparagraph (2) of this paragraph (G) will not contravene any provision of the Articles of Incorporation restricting the number of directors which may constitute the entire Board of Directors.

4.                                      Directors elected pursuant to subparagraph (2) of this paragraph (G) shall serve until the earlier of (x) the next annual meeting of the shareholders of the

17

Corporation and the election (by the holders of the Series I Preferred Stock and the holders of preferred stock of the Corporation ranking on a parity with the Series I Preferred Stock with respect to distribution rights) and qualification of their respective successors or (y) the termination of the term of office of each Preferred Stock Director upon the termination of the special voting rights as provided for in subparagraph (2) of this paragraph (G) or as otherwise provided for in subparagraph (2) of this paragraph (G).

5.                                      So long as a Preferential Distribution Non-Payment shall continue, any vacancy in the office of a Preferred Stock Director may be filled by vote of the holders of record of a majority of the outstanding shares of Series I Preferred Stock and all other series of preferred stock ranking on a parity with the Series I Preferred Stock with respect to distribution rights who are then entitled to vote in the election of such Preferred Stock Director as provided above.  As long as the Preferential Distribution Non-Payment shall continue, holders of the Series I Preferred Stock shall not, as such shareholders, be entitled to vote on the election or removal of directors other than Preferred Stock Directors, but shall not be divested of any other voting rights provided to such shareholders by these Articles of Amendment.

H.                                   Board of Directors’ Right to Refuse to Transfer Series I Preferred Stock; Limitation on Holdings.

1.                                      The terms and provisions of this paragraph (H) shall apply in addition to, and not in limitation of, the terms and provisions of the Articles of Incorporation applicable to share ownership and transferability of shares, including, but not limited to, Article NINTH.

2.                                      Each Person who owns directly or indirectly more than 5.0% in number or value of the total shares of Series I Preferred Stock outstanding shall, within 30 days after the end of each taxable year, give written notice to the Corporation stating the Person’s name and address, the number of shares of Series I Preferred Stock directly or indirectly owned by such Person, and a description of the manner in which such shares of Series I Preferred Stock are held.  For purposes of these Articles of Amendment, the number and value of the total shares of Series I Preferred Stock outstanding shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereunder.  In addition, each direct or indirect holder of Series I Preferred Stock, irrespective of such shareholder’s percentage ownership of outstanding Series I Preferred Stock, shall upon demand disclose to the Corporation in writing such information with respect to the direct or indirect ownership of Series I Preferred Stock as the Board of Directors deems necessary from time to time to enable the Board of Directors to determine whether the Corporation complies with Sections 856 through 858 of the Code and any successor or other provisions relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder (the “REIT Provisions of the Code”), to comply with the requirements of any taxing authority or governmental authority or to determine any such compliance with this paragraph (H).

18

3.                                      If, in the opinion of the Board of Directors, which shall be binding upon any prospective acquiror of shares of Series I Preferred Stock, any proposed transfer or issuance would jeopardize the status of the Corporation as a REIT under the REIT Provisions of the Code, the Board of Directors shall have the right, but not the duty, to refuse to permit such transfer or issuance or refuse to give effect to such transfer or issuance and to take any action to void any such issuance or cause any such transfer not to occur.

4.                                      Any transfer of shares of Series I Preferred Stock that would result in the shares of Series I Preferred Stock being owned by fewer than 100 persons for purposes of the REIT Provisions of the Code shall be null and void and the prospective acquiror shall not be entitled to any rights afforded to owners of Series I Preferred Stock hereunder and shall be deemed never to have had an interest therein.  If any transfer of shares of Series I Preferred Stock would:  (i) create a direct or indirect owner of Series I Excess Preferred Stock other than a Series I Preferred Excepted Person (as defined below); (ii) create a direct or indirect owner of Series I Preferred Stock in excess of 9.8% of the number or value (whichever is more restrictive) of the total outstanding shares of Series I Preferred Stock; or (iii) result in the Corporation being “closely held” within the meaning of Section 856(h), or any successor section, of the Code, or otherwise cause the Corporation to fail to qualify as a REIT, that number of shares of Series I Preferred Stock which would cause such violation (rounded upward to the nearest whole share, such shares so rounded, the “Excess Stock”) shall be deemed to be automatically transferred to a charitable trust (a “Charitable Trust”) or otherwise, shall be deemed to be void ab initio, to the fullest extent permitted by applicable law, as further described in the Articles of Incorporation.

“Series I Excess Preferred Stock” shall mean ownership of shares of Series I Preferred Stock exceeding 9.8% of the number or the value (whichever is more restrictive) of the total shares of Series I Preferred Stock outstanding by a Person other than a Series I Preferred Excepted Person (as defined below).

“Series I Preferred Excepted Person” shall mean any Person approved by the Board of Directors (or a duly authorized committee), at their option and in their sole discretion, provided, however, that such approval shall not be granted to any Person whose ownership of in excess of 9.8% of the number or the value (whichever is more restrictive) of the total shares of Series I Preferred Stock outstanding would result, directly, indirectly or as a result of attribution of ownership, in termination of the status of the Corporation as a REIT under the REIT Provisions of the Code.

5.                                      Notwithstanding subsection (i) of subparagraph (4) above, the Board of Directors may waive or exempt any transfer that results in Series I Excess Preferred Stock if evidence satisfactory to the Board of Directors is presented that such transfer will not then or in the future jeopardize the status of the Corporation as a REIT under the REIT Provisions of the Code.  As a condition of a waiver or exemption by the Board of Directors, the intended transferee shall give written notice to the Corporation of the proposed transfer and shall furnish such opinions of counsel, representations, undertakings, agreements and information as may be required by the Board of Directors

19

no later than the 15th day prior to any transfer which, if consummated, would result in such ownership.

6.                                      Notwithstanding any transfer of Excess Stock to a Charitable Trust, any Excess Stock shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such shares becoming Excess Stock and (ii) the Market Price (as such term is defined in these Articles of Amendment) of the Series I Preferred Stock on the day the Corporation, or its designee, accepts such offer.  If the Corporation exercises its purchase right, prompt payment of the purchase price shall be made in cash by the Corporation in such manner as may be determined by the Board of Directors.  From and after the date fixed for purchase by the Board of Directors, and so long as payment of the purchase price for the Series I Preferred Stock to be so redeemed shall have been made or duly provided for, the holder of any Series I Excess Preferred Stock so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares of Series I Preferred Stock, excepting only the right to payment of the purchase price fixed as aforesaid.  Any dividend or distribution paid to a proposed transferee of shares of Series I Excess Preferred Stock prior to the discovery by the Corporation that the Series I Preferred Stock have been transferred in violation of this paragraph (H) shall be repaid to the Corporation upon demand.  The rights granted to the Corporation in this subparagraph (6) shall not limit the effect of, restrictions in, or rights of the Corporation or the Board of Directors under, any other provision of this paragraph (H).

7.                                      Notwithstanding any other provision in these Articles of Amendment, the Articles of Incorporation or the Corporation’s Bylaws, subparagraphs (4), (5), (6) and (7) of this paragraph (H) may not be amended or repealed without the affirmative vote of the holders of not less than two-thirds of the shares of Series I Preferred Stock then outstanding and entitled to vote.  If subparagraph (4), (5), (6) or (7) of this paragraph (H) is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the acquiror of shares of Series I Preferred Stock in violation of such sections shall be deemed, at the option of the Corporation, to have acted as agent on behalf of the Corporation in acquiring such shares of Series I Preferred Stock on behalf of the Corporation.

8.                                      Subject to subparagraph (12), notwithstanding any other provision of these Articles of Amendment to the contrary, any purported transfer, sale or acquisition of shares of Series I Preferred Stock (whether such purported transfer, sale or acquisition results from the direct or indirect acquisition of ownership of Series I Preferred Stock) which would result in the termination of the status of the Corporation as a real estate investment trust under the REIT Provisions of the Code shall be null and void ab initio.  Any such shares of Series I Preferred Stock may be treated by the Board of Directors in the manner prescribed for Series I Excess Preferred Stock in subparagraph (6) of this paragraph (H).

9.                                      Subject to subparagraphs (11) and (12), nothing contained in this paragraph (H) or in any other provision of these Articles of Amendment shall limit the

20

authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of the shareholders by preservation of the Corporation’s status as a real estate investment trust under the REIT Provisions of the Code.

10.                               Subject to subparagraph (11), if any provision of this paragraph (H) or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.  To the extent this paragraph (H) may be inconsistent with any other provision of these Articles of Amendment, this paragraph (H) shall be controlling.

11.                               For purposes of these Articles of Amendment, shares of Series I Preferred Stock not owned directly shall be deemed to be owned indirectly by a Person if that Person or a group of which he is a member would be the beneficial owner of such shares of Series I Preferred Stock, as defined in Rule 13d-3 under the Exchange Act and/or would be considered to own such shares of Series I Preferred Stock by reason of the REIT Provisions of the Code.

12.                               Notwithstanding any other provision of paragraph (H), nothing in these Articles of Amendment shall preclude the settlement of transactions entered into through the facilities of the NYSE.  The fact that the settlement of any transaction takes place or occurs shall not negate the effect of any other provision of this paragraph (H) and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this paragraph (H).

I.                                        Information Rights.

During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series I Preferred Stock are outstanding, the Corporation will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series I Preferred Stock as their names and addresses appear in the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits, including certifications, that would have been required), and (ii) promptly, upon request, supply copies of such reports to any prospective beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of Series I Preferred Stock.  The Corporation will mail (or otherwise provide) the information to the holders of Series I Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the Securities and Exchange Commission if the Corporation were subject to Section 13 or 15(d) of the Exchange Act.

21

J.                                        Ranking.

With regard to rights to receive distributions and amounts payable upon liquidation, dissolution or winding up of the Corporation, the Series I Preferred Stock rank:  (i) senior to the Junior Stock; (ii) on a parity with the Parity Stock, including the Series G Preferred Stock and the Series H Preferred Stock, unless the terms of such other preferred stock provide otherwise and, if applicable, the requirements of paragraph (K) hereof have been complied with; and (iii) junior to the Senior Stock.

K.                                   Limitations.

1.                                      So long as any Series I Preferred Stock are outstanding, the Corporation shall not without the affirmative vote, or the written consent, of the holders of at least two-thirds of the total number of outstanding shares of Series I Preferred Stock and shares of any other class or series of preferred stock of the Corporation ranking on a parity with the Series I Preferred Stock, voting as a class:

a.                                      authorize, create or issue, or increase the authorized or issued amount of any class or series of, or rights to subscribe to or acquire any security convertible into, any class or series of stock ranking as to distribution rights or liquidation preference senior to the Series I Preferred Stock, or reclassify any shares into any such stock; or

b.                                      amend, alter or repeal, whether by merger, consolidation or otherwise, any of the provisions of the Articles of Incorporation (including these Articles of Amendment) that would change the preferences, rights or privileges with respect to the Series I Preferred Stock so as to affect the Series I Preferred Stock materially and adversely; but nothing herein contained shall require such a vote or consent:  (i) in connection with any increase in the total number of authorized shares under the Articles of Incorporation; (ii) in connection with the authorization or increase of any class or series of stock ranking, as to distribution rights and liquidation preference, on a parity with or junior to the Series I Preferred Stock; (iii) in connection with any merger or consolidation in which the Corporation is the surviving entity if, immediately after the merger or consolidation, there are outstanding no shares and no securities convertible into shares ranking as to distribution rights or liquidation preference senior to the Series I Preferred Stock other than the securities of the Corporation outstanding prior to such merger or consolidation; (iv) in connection with any merger or consolidation in which the Corporation is not the surviving entity if, as a result of the merger or consolidation, the holders of Series I Preferred Stock receive shares of stock or other equity securities with preferences, rights and privileges substantially identical to the preferences, rights and privileges of the Series I Preferred Stock and there are outstanding no shares of stock or other equity securities of the surviving entity ranking as to distribution rights or liquidation preference senior to the Series I Preferred Stock other than the securities of the Corporation outstanding prior to such merger or consolidation; (v) in connection with any merger or consolidation in which the holders of the Series I Preferred Stock receive cash in an amount equal to or greater than the Liquidation Preference per share plus all distributions accrued and unpaid thereon (whether or

22

not declared) to the date of such merger or consolidation; or (vi) if, at or prior to the time when the issuance of any such stock ranking senior to the Series I Preferred Stock is to be made or any such change is to take effect, as the case may be, the Series I Preferred Stock have been called for redemption upon proper notice of redemption to occur within 60 days and sufficient funds have been irrevocably deposited in trust for the redemption of all the then outstanding Series I Preferred Stock, unless the Redemption Price of the Series I Preferred Stock (other than any portion thereof consisting of accrued and unpaid distributions) shall be paid solely from the sale proceeds of such stock ranking senior to the Series I Preferred Stock.

2.                                      Notwithstanding Section (K)(1) above, if any amendment, alteration or repeal of the provisions of the Articles of Incorporation (including these Articles of Amendment), whether by merger, consolidation or otherwise, would materially and adversely affect any preferences, rights or privileges of the Series I Preferred Stock, but not all of the shares of any other class or series of preferred stock of the Corporation ranking on a parity with the Series I Preferred Stock, the affirmative vote, or the written consent, of the holders of at least two-thirds of the total number of outstanding Series I Preferred Stock and all such other similarly affected series or classes, voting as a class, shall be required in lieu of the affirmative vote or written consent that would otherwise be required by Section (K)(1).

L.                                     Exclusion of Other Rights.

The Series I Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Articles of Incorporation.

M.                                 Headings of Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions.

N.                                    Severability of Provisions.

If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series I Preferred Stock set forth in the Articles of Incorporation is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series I Preferred Stock set forth in the Articles of Incorporation which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series I Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

23

O.                                    No Preemptive Rights.

No holder of Series I Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire stock of the Corporation.

ARTICLE III

These Articles of Amendment were duly authorized by the Board of Directors of the Corporation at a meeting duly called and held on [•].  Pursuant to Section 23-1-25-2(d) and 23-1-38-2(7) of the Indiana Business Corporations Law, shareholder approval of the foregoing amendment is not required.

24

EXHIBIT A-3

IN WITNESS WHEREOF, these Articles of Amendment are executed on behalf of the Corporation by its Chief Executive Officer and attested to by its Secretary and General Counsel on this [•]th day of [•].

WASHINGTON PRIME GROUP INC.

By:
Name: Mark Ordan
Title: Chief Executive Officer

Attest:

By:
Name: Robert P. Demchak
Title: Secretary and General Counsel